As filed with the Securities and Exchange Commission on ____________. 2007
Registration No. ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLAR POWER, INC.
(Name of small business issuer in its charter)

California	3674	20-1470649
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4080 Cavitt Stallman Road, Suite 100
Granite Bay, California 95746
(916) 789-0833
(Address and telephone number of principal executive offices)
__________________________

4080 Cavitt Stallman Road, Suite 100
Granite Bay, California 95746
(916) 789-0833
(Address of principal place of business)
__________________________

Stephen C. Kircher
Chief Executive Officer
4080 Cavitt Stallman Road, Suite 100
Granite Bay, California 95746
(916) 789-0833
(Name, address and telephone number of agent for service)

__________________________

Copies to:
David C. Adams, Esq.
Deborah K. Seo, Esq.
Bullivant Houser Bailey PC
1415 L. Street, Suite 1000
Sacramento, California 95814
Telephone: (916) 930-2500

Approximate date of proposed sale to the public:
From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	18,033,334	$1.00(1)	$ 18,033,334	$ 1,930.00(4)

Common Stock underlying warrants	800,000(2)	$1.15(3)	$ 920,000	$ 99.00(4)

Total	18,833,334		$ 18,953,334	$ 2,029.00(4)

(1)
There is no current public market for the securities. Management, based on previous offerings made by the Company, has estimated the offering price per share in order to calculate the registration fee.

(2)	Represents the number of shares of common stock offered for resale following the exercise of warrants.

(3)	Calculated in accordance with Rule 457(g) of the Securities Act of 1933, as amended (“Securities Act”). Estimated for the sole purpose of calculating the registration fee.

(4)	Fee previously paid.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH ___, 2007

PROSPECTUS

18,833,334 Shares

SOLAR POWER, INC.
Common Stock
__________________________

This Prospectus relates to the sale of 18,833,334 shares of common stock, $.0001 par value, by the Selling Security Holders listed under “Selling Security Holders” on page 52. This Prospectus also covers the sale of 800,000 shares of our common stock by a certain Selling Security Holder upon the exercise of outstanding warrants. We will not receive any proceeds from the resale of any common stock by the Selling Security Holders sold pursuant to this Prospectus. We will receive gross proceeds of $920,000 if all of the warrants are exercised for cash by the Selling Security Holder.

Our common stock is not traded on any exchange and there is currently no established public trading market for our common stock.

The Selling Security Holders may, from time to time, sell, transfer or otherwise dispose of any or all of our shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits investors; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) at prevailing market prices or privately negotiated prices after the shares are quoted on the OTC Bulletin Board or other applicable exchange; (v) privately negotiated transactions; (vi) to cover short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share; (viii) a combination of any such methods of sale; and (ix) any other method permitted pursuant to applicable law.
____________________

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.
____________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
____________________

The information in this Prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

The date of this Prospectus is _____________, 2007.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus. Unless the context indicates or suggests otherwise, the terms “we,” “our” and “us” means Solar Power, Inc., and its subsidiaries.

Our Business
Corporate History

We were originally incorporated in the State of Delaware on July 16, 2002 under the name “Welund Fund, Inc.” Effective January 2006, pursuant to the authorization of our stockholders, we merged with our wholly-owned subsidiary, a Nevada corporation, and reincorporated in the State of Nevada. As a result of the merger, we changed our legal domicile from the State of Delaware to the State of Nevada.  On October 4, 2006, we changed our name from “Welund Fund, Inc.” to “Solar Power, Inc.” In addition, we effected a one-for-three reverse stock split in October 2006.

On August 23, 2006, we entered into an Agreement and Plan of Merger with Solar Power, Inc., a California corporation (“SPI”) and Welund Acquisition Corp., a Nevada corporation and our wholly-owned subsidiary (“Merger Sub”). On December 29, 2006, our Merger Sub merged with SPI and SPI became our wholly-owned subsidiary (the “Merger”). In connection with the Merger, (a) we sold our pool of finance receivables, (b) we issued 14,500,000 shares of our common stock to the shareholders of SPI, (c) we substituted 2,000,000 restricted stock awards and options of SPI with our restricted stock awards and options to purchase shares of our common stock on the same terms and conditions of the SPI options and restricted stock awards, and (d) our directors and officers were replaced with the officers and directors of SPI who assumed control of the combined companies. As a result of the Merger, we discontinued our former auto loans business and changed our focus and strategic direction and pursued operations in the solar power business. On February 15, 2007, we redomiciled in the State of California pursuant to a merger with SPI as further described below under the section titled “Recent Events.”

Recent Events

On February 15, 2007, we completed our redomicile into the State of California. The redomicile was duly approved by both our respective Board of Directors and a majority of our stockholders at our annual meeting of shareholders held on February 7, 2007. The redomicile was completed by means of a merger between us and SPI, which was our wholly-owned subsidiary at that time, with SPI being the surviving corporation.

As of the February 15, 2007, each outstanding share of our common stock, par value $.0001, was automatically converted into one share, par value $.0001, of SPI common stock, all of our property, rights, privileges, and powers vested in SPI, and all of our debts, liabilities and duties became the debts, liabilities and duties of SPI. Additionally, the Amended and Restated Articles of Incorporation of SPI and the Bylaws of SPI, became the governing documents of the surviving corporation. The directors and officers of SPI immediately prior to the effective date of the redomicile, continue to be the directors and officers of the surviving corporation. The redomicile resulted in no change in our management because all of our directors and officers were also directors and officers of SPI prior to the Reincorporation.

Overview

Prior to June 2006, we only manufactured cable, wire and mechanical assemblies. In June 2006 we commenced operations to produce and install solar power systems. Our operations are conducted through SPI and its wholly-owned subsidiaries that commenced their operations in May 2005: International Assembly Solutions, Limited (Hong Kong) (“IAS HK”), and IAS Electronics (Shenzhen) Co., Ltd (“IAS Shenzhen”). Our primary design, fabrication and assembly operations are in China. We believe our China-based manufacturing facility provides us with several competitive advantages, including a highly trained, economical workforce, availability of cost effective land and factory space, and lower raw material costs.

In addition to continuing our existing cable, wire and mechanical assembly business, we design, develop, manufacture and market a variety of photovoltaic (“PV”) modules, which convert sunlight into electricity. We intend to manufacture solar modules, utilizing both Monocrystalline and Multicrystalline silicone, and the balance of system components used in a finished photovoltaic system. These products are intended for use in residential, commercial and industrial applications, for both on-grid electricity generation and off-grid generation. We currently purchase solar modules from two major suppliers. Although we intend to manufacture our own solar modules we intend to keep purchasing a portion of our solar module requirements from one or both of these suppliers to insure the availability of a second source and to supplement the anticipated output generated by our own production facility. We distribute our products primarily in the United States, including design, installation and maintenance services for completed installations. We principally distribute our products directly to industrial, commercial and residential customers.

We intend to bring our solar power products to market by utilizing strategic company-owned store operations and establishing a national Franchise network. We plan to open two retail showrooms late in the second quarter of this year. Company-owned store operations will market, sell and install our products within a locally defined geographic area. We expect to offer superior products and services than our competitors at a value that is recognized by our customer base. Company-owned store operations intend to work directly with all regional and national commercial and residential land use companies. We intend to provide national account representatives who will establish long-term relationships with these prime customers.

Outside of Company-owned store operations, we intend to work with Franchisee partners who will have exclusive geographical territories that include specific application focus. Regional Company-owned stores intend to provide consistent and reliable product supply, expertise on PV system designs and reviews, assistance with all permits and rebate programs, and extensive marketing and sales support. We intend to start selling franchises in the third quarter of 2007.

Our Strategy and Products

Our business strategy is to develop, manufacture and market solar panels and system component products as a complete photovoltaic system to industrial, commercial and residential facilities located primarily in the United States.

Our principal products will include the following:

•
Modules. A solar module is an assembly of solar cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. A typical solar module can produce from 20 to 300 watts of power and range in size from 2 to 25 square feet. Our typical commercial module will range from 180 to 220 watts.

•
Systems. A solar system is an assembly of one or more solar modules that have been physically mounted and electrically interconnected to produce electricity. System components include inverters, meters, racking systems, cables and wiring. Typical residential on-grid systems produce between 2,000 to 6,000 watts of power.

We intend to make solar modules and systems our primary products. We believe our modules will be competitive with other products in the marketplace and will be certified to international standards of safety, reliability and quality.

If our development programs are successful, we expect to continue to increase the conversion efficiency and power of our solar modules as we expand our manufacturing capacity and increase our efficiencies through ongoing process improvement with a specific emphasis on reducing labor on installations.

Principal Offices

Our principal executive offices are located at 4080 Cavitt Stallman Road, Suite 100, Granite Bay, California 95746 which is also our mailing address. Our telephone number is (916) 789-0833.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this Prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, plans and objectives, our product release schedules, our ability to design, develop, manufacture and market products, our intentions with respect to strategic acquisitions, the ability of our products to achieve or maintain commercial acceptance and our ability to obtain financing for our obligations. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this Prospectus, for the reasons, among others, described within the various sections of this Prospectus, specifically the section entitled “Risk Factors” beginning on page 4. You should read this Prospectus carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this Prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this Prospectus or to reflect the occurrence of unanticipated events.

The risks described below are the ones we believe are most important for you to consider. These risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the price of our common stock could decline.

RISK FACTORS

Risks Related to Our Business

We have limited experience manufacturing solar systems on a commercial basis and have a limited operating history on which to base our future prospects and results of operations.

We commenced solar power-related operations in June 2006. As a result we have limited experience manufacturing solar systems on a commercial basis. Our IAS Shenzhen subsidiary completed its first mechanical assembly manufacturing line in May 2005 and began commercial shipment of its cable, wire and mechanical products in June 2005. Although we are continuing to develop our manufacturing capabilities and processes, we do not know whether the processes we have developed will be capable of supporting large-scale manufacturing, or whether we will be able to develop the other processes necessary for large-scale manufacturing of solar systems that meet the requirements for cost, schedule, quality, engineering, design, production standards and volume requirements. If we fail to develop or obtain the necessary manufacturing capabilities it will significantly alter our business plans and potentially have a material adverse effect on prospects, results of operations and financial condition. Moreover, due to our limited operating history, our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects.

Our operating results may fluctuate significantly from period to period.

Several factors can contribute to significant quarterly and other periodic fluctuations in our results of operations. These factors may include but are not limited to the following:

•	the timing of orders;

•	the volume of orders relative to our capacity;

•	the availability and pricing of raw materials, such as solar cells and wafers;

•	delays in delivery of components or raw materials by our suppliers, which could cause delays in our delivery of products to our customers;

•	delays in our product sales, design and qualification processes, which varies widely in length based upon customer requirements;

•	product introductions and market acceptance of new products or new generations of products;

•	effectiveness in managing manufacturing processes;

•	changes in cost and availability of labor and components;

•	product mix;

•	pricing and availability of competitive products and services;

•	changes in government regulations;

•	changes or anticipated changes in economic conditions;

•	delays in installation of specific projects due to inclement weather;

•	political uncertainties in China;

•	changes in tax-based incentive programs; and

•	changes in currency translation rates affecting margins and pricing levels.

Our business strategy depends on the widespread adoption of solar power technology.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of solar power technology include but are not limited to:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	success of other alternative distributed generation technologies such as fuel cells, wind power and micro turbines;

•
fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability of government subsidies and incentives.

We must obtain sufficient supply of solar cells to conduct our business.

Silicon is an essential raw material in the production of photovoltaic, or solar cells. A shortage of silicon may result in significant price increases and affect our supply of solar cells. In addition, there are a limited number of solar cell suppliers. Our estimate regarding our supply needs may not be correct and our purchase orders may be cancelled by our suppliers. If our suppliers cancel our purchase orders or change the volume or pricing associated with these purchase orders, we may be unable to meet existing and future customer demand for our products, which could cause us to lose customers, market share and revenue.

Our component and materials suppliers may fail to meet our needs. We intend to manufacture all of our solar power products using materials and components procured from a limited number of third-party suppliers. We do not currently have long-term supply contracts with our suppliers. This generally serves to reduce our commitment risk but does expose us to supply risk and to price increases that we may not be able to pass on to our customers. In some cases, supply shortages and delays in delivery may result in curtailed production or delays in production, which can contribute to a decrease in inventory levels and loss of profit. We expect that shortages and delays in deliveries of some components will occur from time to time. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing delays, which could harm our relationships with current or prospective customers and reduce our sales. We also depend on a select number of suppliers for certain supplies that we use in our business. If we are unable to continue to purchase components from these limited source suppliers or are unable to identify alternative suppliers, our business and operating results would be materially and adversely affected. In addition our competitors may be able to obtain better pricing.

Potential strategic acquisitions may not achieve our objectives.

In November 2006, SPI, acquired Dale Renewables Consulting, Inc., a California corporation (“DRCI”). Since the acquisition, we have been in the process of integrating DRCI’s business into our business. Despite our efforts, there is no assurance that the acquisition will result in a successful integration. In addition, we are currently exploring additional strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology, increase our manufacturing capacity, provide additional know-how, components or supplies and develop, introduce and distribute products and services utilizing our technology and know-how. Any strategic alliances entered into may not achieve our strategic objectives, and parties to our strategic alliances may not perform as contemplated.

We may not be able to efficiently integrate the operations of our acquisitions, products or technologies.

From time to time, we may acquire new and complementary technology, assets and companies. We do not know if we will be able to complete any acquisitions or if we will be able to successfully integrate any acquired businesses, operate them profitably or retain key employees. Integrating the business of DRCI, or any other newly acquired business, product or technology could be expensive and time-consuming, disrupt our ongoing business and distract our management. We may face competition for acquisition targets from larger and more established companies with greater financial resources. In addition, in order to finance any acquisitions, we might be forced to obtain equity or debt financing on terms that are not favorable to us and, in the case of equity financing our stockholders interests may be diluted. If we are unable to integrate effectively any newly acquired entity, product or technology, our business, financial condition and operating results will suffer.

Failure to optimize our manufacturing potential and cost structure could materially and adversely affect our business and operating results.

We have one manufacturing facility in China. We strive to fully utilize the manufacturing capacity of our facility but may not do so on a consistent basis. Our factory utilization will be dependent on predicting volatility, timing volume sales to our customers, balancing our productive resources with product mix, and planning manufacturing services for new or other products that we intend to produce. Demand for manufacturing of these products may not be as high as we expect, and we may fail to realize the expected benefit from our investment in our manufacturing facilities. Our profitability and operating results are also dependent upon a variety of other factors, including: utilization rates of our manufacturing lines, downtime due to product changeover, impurities in raw materials causing shutdowns, maintenance of operations and availability of power, water and labor resources.

The reduction or elimination of government and economic incentives could cause our revenue to decline.

We believe that the growth of the market for “on-grid” applications, where solar power is used to supplement a customer’s electricity purchased from the utility network, depends in large part on the availability and size of government-generated economic incentives. At present, the cost of solar energy generally exceeds the price of electricity in the U.S. As a result, the U.S. government and numerous state governments have provided subsidies in the form of cost reductions, tax write-offs and other incentives to end users, distributors, systems integrators and manufacturers of solar power products. Reduction, elimination and/or periodic interruption of these government subsidies and economic incentives because of policy changes, fiscal tightening or other reasons may result in the diminished competitiveness of solar energy, and materially and adversely affect the growth of these markets and our revenues. Electric utility companies that have significant political lobbying powers may push for a change in the relevant legislation in our markets. The reduction or elimination of government subsidies and economic incentives for on-grid solar energy applications, especially those in our target markets, could cause our revenues to decline and materially and adversely affect our business, financial condition and results of operations. Reductions in, or eliminations or expirations of, incentives could result in decreased demand for our products and lower revenue.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We operate in a competitive environment that is characterized by price inflation, due to supply shortages, and technological change. We compete with major international and domestic companies. Our major system integrator competitors include SunPower/Powerlight, SPG Solar, Akeena Solar, Sun Edison, Global Solar plus numerous other regional players, and other similar companies primarily located in California and New Jersey. Manufacturing competitors include multinational corporations such as BP Solar, Kyocera Corporation, Mitsubishi, Solar World AG, Sharp Corporation, SunPower/Powerlight and Sanyo Corporation. More specifically, our solar power system integrator competitors who have manufacturing facilities in Asia include SunPower/Powerlight. Our competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Furthermore, some of our competitors have manufacturing and sales forces that are geographically diversified, allowing them to reduce transportation expenses, tariff costs and currency fluctuations for certain customers in markets where our facilities are located. Many of our competitors are developing and are currently producing products based on new solar power technologies that may ultimately have costs similar to, or lower than, our projected costs. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of our products than we can.

Our business relies on sales of our solar power products and our competitors with more diversified product offerings may be better positioned to withstand a decline in the demand for solar power products. Some of our competitors own, partner with, have longer term or stronger relationships with solar cell providers which could result in them being able to obtain solar cells on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

A few customers account for a significant portion of our sales.

For the nine months ended September 30, 2006, five customers contributed ninety-nine percent (99%) of our total sales revenue, including one customer who contributed forty-six percent (46%) to our revenue. This compares to the same period in calendar 2005 (from inception to September 30, 2005) when five customers contributed ninety-eight percent (98%) of total sales revenue, including one customer which contributed fifty-six percent (56%) of our revenue. Under present conditions, the loss of any one of these customers could have a material adverse effect on our performance, liquidity and prospects.

Decrease in construction could adversely affect our business.

During 2006, approximately fifty percent (50%) of DRCI’s solar-related revenues were generated from the design, installation and maintenance of solar power products in newly constructed and renovated buildings, plants and residences. Our ability to generate revenues from new installation services will depend on the number of new construction starts and renovations, which should correlate with the cyclical nature of the construction industry. The number of new building starts will be affected by general and local economic conditions, changes in interest rates and other factors.

Existing regulations and policies of the electric utility industry and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of our products, which may significantly reduce demand for our products.

The market for electricity generating products is strongly influenced by federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. , these regulations and policies are being modified and may continue to be modified. Customer purchases of alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products. For example, without a regulatory-mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our customers and make our solar power products less desirable.

The failure to increase or restructure the net metering cap could adversely affect our business. Currently all grid-tied photovoltaic systems are installed with cooperation by the local utility providers under guidelines created through statewide net metering policies. These policies, as currently written, specify that the local utility only has the obligation to allow installation up to and equal to one-half of one percent of its total generation capacity. It appears likely that as an industry, we will have the ability to reach this number within the next several years. The solar industry is currently lobbying to extend these arbitrary generation caps, and replace them with either notably higher numbers, or with a revised method of calculation that will allow the industry to continue our expansion in a manner consistent with both the industry and state and federal desires.

Moreover, we anticipate that our solar power products and our installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us, our resellers, and our customers and, as a result, could cause a significant reduction in demand for our solar power products.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

As our manufacturing processes generate noise, wastewater, gaseous and other industrial wastes, we are required to comply with all national and local regulations regarding protection of the environment. We believe that we have all necessary permits to conduct our business as it is presently conducted. If we fail to comply with present or future environmental regulations, however, we may be required to pay substantial fines, suspend production or cease operations.

If we do not retain our key management personnel, our business will suffer.

The success of our business is heavily dependent on the leadership of our key management personnel, specifically Stephen C. Kircher. In addition, the company currently relies on Todd Lindstrom’s construction experience and management for the installation of solar systems. All our executive officers and key personnel are employees at-will and we do not have any employment agreements with them. If any of these people were to leave us, it would be difficult to replace them, and our business would be harmed.

The growth of our business is dependent upon sufficient capitalization.

The growth of our business depends on our ability to finance new products and services. We operate in a rapidly changing industry. Technological advances, the introduction of new products and new design and manufacturing techniques could adversely affect our business unless we are able to adapt to the changing conditions. To remain competitive, we may incur additional costs in product development, equipment, facilities and integration resources. These additional costs may result in greater fixed costs and operating expenses. As a result, we could be required to expend substantial funds for and commit significant resources to the following:

•	research and development activities on existing and potential product solutions;

•	additional engineering and other technical personnel;

•	advanced design, production and test equipment;

•	manufacturing services that meet changing customer needs;

•	technological changes in manufacturing processes;

•	manufacturing capacity: and

•	developing a franchise network.

We are subject to particularly lengthy sales cycles in some markets.

Our focus on developing a customer base that requires our solar power products means that it may take longer to develop strong customer relationships or partnerships. Moreover, factors specific to certain industries also have an impact on our sales cycles. Some of our customers may have longer sales cycles that could occur due to the timing of various state and federal subsidies. These lengthy and challenging sales cycles may mean that it could take longer before our sales and marketing efforts result in revenue, if at all, and may have adverse effects on our operating results, financial condition, cash flows and stock price.

Products we manufacture may contain design or manufacturing defects, which could result in customer claims.

We often manufacture products to our customers’ requirements, which can be highly complex and may at times contain design or manufacturing failures. Any defects in the products we manufacture, whether caused by a design, manufacturing or component failure or error, may result in returns, claims, delayed shipments to customers or reduced or cancelled customer orders. If these defects occur, we will incur additional costs and if in large quantity or too frequent, we may sustain loss of business, loss of reputation and may incur liability.

We may not be able to prevent others from using our trademarks in connection with our solar power products, which could adversely affect the market recognition of our name and our revenue.

We are in the process of registering the following trademarks: Solar Power, Inc., the Solar Power, Inc. logo, International Assembly Solutions, Ltd. and IAS, Ltd. (the “Marks”) for use with our solar power products. There is no assurance that we will be successful in obtaining such marks. In addition, if someone else has already established trademark rights in the Marks, we may face trademark disputes and may have to market our products with other trademarks, which also could hurt our marketing efforts. Furthermore, we may encounter trademark disputes with companies using marks which are confusingly similar to our Marks which if not resolved favorably could cause our branding efforts to suffer. Trademark litigation carries an inherent risk and we cannot guarantee we will be successful in this type of litigation. In addition, we may have difficulty in establishing strong brand recognition with consumers if others use similar marks for similar products.

We could become involved in intellectual property disputes.

We currently have two provisional patents pending. In addition, we rely on trade secrets, industry expertise and our customers’ sharing of intellectual property with us. We do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties; however, in the event of an infringement claim, we may be required to spend a significant amount of money to defend a claim, develop a non-infringing alternative or to obtain licenses. We may not be successful in developing such an alternative or obtaining licenses on reasonable terms, if at all. Any litigation, even without merit, could result in substantial costs and diversion of our resources and could materially and adversely affect our business and operating results. We have limited insurance coverage and may incur losses resulting from product liability claims.

We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage.

Since our products are electricity-producing devices, it is possible that users could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. As a manufacturer, distributor, and installer of products that are used by consumers, we face an inherent risk of exposure to product liability claims or class action suits in the event that the use of the solar power products we sell or install results in injury or damage. Moreover, to the extent that a claim is brought against us we may not have adequate resources in the event of a successful claim against us. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. The successful assertion of product liability claims against us could result in potentially significant monetary damages and, if our insurance protection is inadequate, could require us to make significant payments.

We may be subject to unexpected warranty expense.

Our current standard product warranty for our mechanical assembly product ranges from one to five years, and the industry is currently trending towards a ten-year warranty, which we may also have to implement. We intend to offer the industry standard of 25 years for our solar modules and industry standard five (5) years on inverter and balance of system components. With some of these electronic components, we may also need to implement a ten-year standard warranty. We believe our warranty periods are consistent with industry practice. Due to the warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue. Any increase in the defect rate of our products would cause us to increase the amount of warranty reserves and have a corresponding negative impact on our financial statements. As of September 30, 2006 the Company has not recorded any warranty reserves.

We are exposed to the limit of the availability and price of electricity.

The primary energy supply to our operations in China is electricity from the local power company. There is not an extensive and resilient connection to a national or regional power grid. Thus, we may be exposed to power outages and shut downs which our standby generators would only partially mitigate. Fluctuations in world oil prices and supply could affect our supply and cost of electricity.

From time-to-time, we may seek additional equity or debt financing and may not be able to secure this financing at acceptable terms.

From time-to-time, we may seek additional equity or debt financing to provide for the capital expenditures required to maintain or expand our design and production facilities and equipment and/or working capital, as well as to repay loans if our cash flow from operations is insufficient and for future acquisitions of businesses, facilities, technologies, assets and product lines. We cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired, or fund our existing working capital needs which could affect our operating results and our assets may be significantly impaired.

We must effectively manage our growth.

Failure to manage our growth effectively could adversely affect our operations. We may increase the number of our manufacturing facilities and products and may plan to expand further the number and diversity of our products in the future and may further increase the number of locations from which we manufacture and sell. Our ability to manage our planned growth effectively will require us to:

•	enhance our operational, financial and management systems;

•	expand usage of our facilities and equipment; and

•	successfully hire, train and motivate additional employees, including the technical personnel necessary to operate our production facilities and staff our installation teams.

An expansion and diversification of our product range, manufacturing and sales locations and customer base would result in increases in our overhead and selling expenses. We may also be required to increase staffing and other expenses as well as our expenditures on plant, equipment and property in order to meet the anticipated demand of our customers. Any increase in expenditures in anticipation of future orders that do not materialize would adversely affect our profitability. Customers may require rapid increases in design and production services that place an excessive short-term burden on our resources.

Risks Related to International Operations

We are dependent on our Chinese manufacturing operations.

Our current manufacturing operations are located in China and our sales and administrative offices are in the U.S. The geographical distances between these facilities create a number of logistical and communications challenges. In addition, because of the location of the manufacturing facilities in China, we could be affected by economic and political instability there, including problems related to labor unrest, lack of developed infrastructure, variances in payment cycles, currency fluctuations, overlapping taxes and multiple taxation issues, employment and severance taxes, compliance with local laws and regulatory requirements, and the burdens of cost and compliance with a variety of foreign laws. Moreover, inadequate development or maintenance of infrastructure in China, including adequate power and water supplies, transportation, raw materials availability or the deterioration in the general political, economic or social environment could make it difficult, more expensive and possibly prohibitive to continue to operate our manufacturing facilities in China.

The primary energy supply to our operations in China is electricity from the local power company. There is not an extensive and resilient connection to a national or regional power grid. Thus, we may be exposed to power outages and shut downs which our standby generators would only partially mitigate. Fluctuations in world oil prices and supply could affect our supply and cost of electricity.

We may not be able to retain, recruit and train adequate management and production personnel.

Our continued operations are dependent upon our ability to identify, recruit and retain adequate management and production personnel in China. We require trained graduates of varying levels and experience and a flexible work force of semi-skilled operators. Many of our current employees come from the more remote regions of China as they are attracted by the wage differential and prospects afforded by our operations. With the growth currently being experienced in China and competing opportunities for our personnel, there can be no guarantee that a favorable employment climate will continue and that wage rates in China will continue to be internationally competitive.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could harm our operations.

All of our manufacturing is conducted in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government resulting in changes in laws or regulations, our interpretation of laws or regulations, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect our business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.

Our results could be harmed if compliance with new environmental regulations becomes too burdensome.

Our manufacturing processes may result in the creation of small amounts of hazardous and/or toxic wastes, including various gases, epoxies, inks, solvents and other organic wastes. We are subject to Chinese governmental regulations related to the use, storage and disposal of such hazardous wastes. The amounts of our hazardous waste may increase in the future as our manufacturing operations increase, and therefore, our cost of compliance is likely to increase. In addition, sewage produced by dormitory facilities which house our labor force is coming under greater environmental legislation. Although we believe we are operating in compliance with applicable environmental laws, there is no assurance that we will be in compliance consistently as such laws and regulations, or our interpretation and implementation, change. Failure to comply with environmental regulation could result in the imposition of fines, suspension or halting of production or closure of manufacturing operations.

The Chinese legal system has inherent uncertainties that could materially and adversely impact our ability to enforce the agreements governing our operations.

We conduct our manufacturing through our wholly owned Chinese subsidiary, IAS Electronics (Shenzhen) Co., Ltd. We lease the actual factory. The performance of the agreements and the operations of our factory are dependent on our relationship with the local government. Our operations and prospects would be materially and adversely affected by the failure of the local government to honor our agreements or an adverse change in the laws governing us. In the event of a dispute, enforcement of these agreements could be difficult in China. China tends to issue legislation which is subsequently followed by implementing regulations, interpretations and guidelines that can render immediate compliance difficult. Similarly, on occasion, conflicts are introduced between national legislation and implementation by the provinces that take time to reconcile. These factors can present difficulties in our compliance. Unlike the U.S., China has a civil law system based on written statutes in which judicial decisions have limited precedential value. The Chinese government has enacted laws and regulations to deal with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, the Chinese government experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is therefore unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces and factors unrelated to the legal merits of a particular matter or dispute may influence our determination, which may limit legal protections available to us. In addition, any litigation in China may result in substantial costs and diversion of resources and management attention.

Because our operations are international, we are subject to significant worldwide political, economic, legal and other uncertainties.

We are incorporated in the United States and have subsidiaries in the U.S, Hong Kong S.A.R. and the Peoples’ Republic of China. Because we manufacture all of our products in China, substantially all of the net book value of our total fixed assets and a major portion of our inventory is located there. Although we currently sell our products to customers in the U.S. we may sell our products to customers located outside of the U.S. in the future. Protectionist trade legislation in the U.S. or foreign countries, such as a change in export or import legislation, tariff or duty structures, or other trade policies, could adversely affect our ability to sell products in these markets, or even to purchase raw materials or equipment from foreign suppliers. Moreover, we are subject to a variety of U.S. laws and regulations, changes to which may affect our ability to transact business with customers or in certain product categories.

We are also subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications. We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our leased facility in China, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation, all of which impact our profits and operating results.

We face risks associated with international trade and currency exchange.

We transact business in a variety of currencies including the U.S. dollar and the Chinese Yuan Renminbi, or RMB. Although we transact business predominantly in U.S. dollars, we collect a portion of our revenue and incur approximately 22% of our operating expenses, such as payroll, land rent, electrical power and other costs associated with running our facilities in China, in RMB. Adverse movements between the selling currency and the RMB would have a material impact on our profitability. Changes in exchange rates would affect the value of deposits of currencies we hold. The RMB has been broadly stable against the U.S. dollar in the past three years, but in July 2005 the Chinese government announced that the RMB would be pegged to a basket of currencies, making it possible for the RMB to rise and fall relative to the U.S. dollar. We do not currently hedge against exposure to currencies. We cannot predict with certainty future exchange rates and thus their impact on our operating results. We do not have any long-term debt valued in RMB.

Changes to Chinese tax incentives and heightened efforts by the Chinese tax authorities to increase revenues could subject us to greater taxes.

Under applicable Chinese law, we have been afforded profits tax concessions by Chinese tax authorities on our operations in China for specific periods of time. However, the Chinese tax system is subject to substantial uncertainties with respect to interpretation and enforcement. The Chinese government has attempted to augment its revenues through heightened tax collection efforts. Continued efforts by the Chinese government to increase tax revenues could result in revisions to or changes to tax incentives or our interpretation of the tax incentives, which could increase our future tax liabilities or deny us expected concessions or refunds.

Future outbreaks of severe acute respiratory syndrome or other communicable diseases may have a negative impact on our business and operating results.

In 2003, several economies in Asia, including China, where our operations are located, were affected by the outbreak of severe acute respiratory syndrome, or SARS. If there is a recurrence of an outbreak of SARS, or similar infectious or contagious diseases such as avian flu, it could adversely affect our business and operating results. For example, a future SARS outbreak could result in quarantines or closure to our factory, and our operations could be seriously disrupted as the majority of our work force is housed in one dormitory. In addition, an outbreak could negatively affect the willingness of our customers and suppliers to visit our facilities.

Risks Related to Our Common Stock

We have not paid and are unlikely to pay cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and may not pay cash dividends in the future. Instead, we intend to apply earnings, if any, to the expansion and development of the business. Thus, the liquidity of your investment is dependent upon active trading of our stock in the market.

Any future financings and subsequent registration of common stock for resale will result in a significant number of shares of our common stock available for sale, and such sales could depress our common stock price. Further, no assurances can be given that we will not issue additional shares which will have the effect of diluting the equity interest of current investors. Moreover, sales of a substantial number of shares of common stock in any future public market could adversely affect the market price of our common stock and make it more difficult to sell shares of common stock at times and prices that either you or we determine to be appropriate.

There is no public market for our common stock.

There currently is no public market for our common stock. While we intend to develop a public market for our common stock, there are no assurances that a public market will develop or provide liquidity for investors when needed. To the extent that a limited public market develops in the future, we can give no assurance that an active trading market for our common stock will develop, or if one develops, that trading will continue. Accordingly, investors in our common stock may not have immediate liquidity at any given time.

We expect our stock price to be volatile.

Should a public market develop, the trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	the depth and liquidity of the market for the common stock;

•	developments generally affecting the energy industry;

•	investor perceptions of the business;

•	changes in securities analysts’ expectations or our failure to meet those expectations;

•	actions by institutional or other large stockholders;

•	terrorist acts;

•	actual or anticipated fluctuations in results of operations;

•	announcements of technological innovations or significant contracts by us or our competitors;

•	introduction of new products by us or our competitors;

•	our sale of common stock or other securities in the future;

•	changes in market valuation or earnings of our competitors;

•	changes in the estimation of the future size and growth rate of the markets;

•	results of operations and financial performance; and

•	general economic, industry and market conditions.

In addition, the stock market in general often experiences substantial volatility that is seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, should a public market develop.

Any sale of a substantial amount of our stock could cause our stock price to drop.

Gerald Moore beneficially owns 4,125,000, or approximately 12.77% of the issued and outstanding shares of our common stock, 500,000 of which are being registered on this Registration Statement, but the remaining 3,625,000 are subject to a Lock-Up Agreement, whereby Mr. Moore has agreed not to sell, pledge, transfer or otherwise dispose of his shares for a period of two years from the initial filing date of the Form SB-2, or January 17, 2009. Furthermore, as part of the terms of private placements, we registered for resale approximately 18,033,334 shares of our common stock, including 800,000 shares underlying warrants, with the SEC, representing approximately 58% of our outstanding common stock as of February 21, 2007. None of these stockholders are obligated to retain our shares, subject to the above-mentioned restrictions for Mr. Moore. Any sale by these or other holders of a substantial amount of common stock in any future public market, or the perception that such a sale could occur, could have an adverse effect on the market price of our common stock. Such an effect could be magnified if our stock is relatively thinly traded.

Our stock may be governed by the “penny stock rules,” which impose additional requirements on broker-dealers who make transactions in our stock.

SEC rules require a broker-dealer to provide certain information to purchasers of securities traded at less than $5.00, which are not traded on a national securities exchange or quoted on the NASDAQ Stock Market. Since our common stock is not currently traded on an “exchange,” if the future trading price of our common stock is less than $5.00 per share, our common stock will be considered a “penny stock,” and trading in our common stock will be subject to the requirements of Rules 15g-9015g-9 under the Securities Exchange Act of 1934 (the “Penny Stock Rules”). The Penny Stock Rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also give bid and offer quotations and broker and salesperson compensation information to the prospective investor orally or in writing before or with the confirmation of the transaction. In addition, the Penny Stock Rules require a broker-dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock. These requirements may severely limit the liquidity of securities in the secondary market because few broker-dealers may be likely to undertake these compliance activities. Therefore, unless an exemption is available from the Penny Stock Rules, the disclosure requirements under the Penny Stock Rules may have the effect of reducing trading activity in our common stock, which may make it more difficult for investors to sell.

USE OF PROCEEDS

The Selling Security Holders will sell all of the common stock offered by this Prospectus. We will not receive any proceeds from the sale of common stock by the Selling Security Holders. We will receive gross proceeds of approximately $920,000 if all of the outstanding warrants are exercised by the Selling Security Holder for cash. Any proceeds we receive from the cash exercise of warrants will be used for working capital and general corporate matters.

MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDERS MATTERS

Our common stock is not traded on any exchange and there is currently no established public trading market for our common stock.

We have agreed to register 18,833,334 shares of our common stock under the Securities Act of 1933, as amended for sale to certain stockholders who also hold certain registration rights, including 800,000 shares of our common stock that are issuable upon the exercise of an outstanding warrant.

We intend to apply for listing of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. In order to be listed on the OTC Bulletin Board, we must obtain a market maker who will sponsor our securities. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. In addition, even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board, or that an active trading market will develop for our common stock.

Holders

As of February 21, 2007 we had approximately 145 holders of record of our common stock.

Dividend Policy

We have paid no dividends on our common stock since our inception and may not do so in the future.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2006, we had no equity compensation plan approved by our stockholders. On December 29, 2006, our Board of Directors approved our 2006 Equity Incentive Plan reserving nine percent of the outstanding shares of common stock of the Company (“2006 Plan”). On February 7, 2007, our stockholders approved the 2006 Plan reserving nine percent of the outstanding shares of common stock of the Company pursuant to the Definitive Proxy on Schedule 14C filed with the Commission on January 22, 2007.

On October 4, 2006, in connection with services provided by Roth Capital Partners, LLC (“Roth Capital”) in our private placement of up to 16,000,000 shares of our common stock, we issued Roth Capital a warrant to purchase 800,000 shares of our common stock at $1.15 per share until October 4, 2011. We have not otherwise issued options and warrants to individuals pursuant to individual compensation plans not approved by our stockholders.

In connection with the merger with SPI, we substituted 2,000,000 outstanding restricted stock awards and options of SPI with our restricted stock awards and options to purchase shares of our common stock. The options have an exercise price of $1.00 and are subject to vesting schedules and terms. Accordingly, as of December 31, 2006, we had 2,000,000 restricted stock awards and options outstanding. The following table provides aggregate information as of December 31, 2006 with respect to all compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of of outstanding options, warrants and right	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity Compensation Plans approved by security holders	0	0	0

Equity Compensation Plans not approved by security holders	2,800,000	$1.04	104,000 (1)

Total	2,800,000	$1.04	104,000 (1)

(1)
Includes number of shares of common stock reserved under the 2006 Equity Incentive Plan (the “Equity Plan”) as of December 31, 2006, which reserves 9% of the outstanding shares of common stock of the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Except for statements of historical facts, this section contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors.”

The following discussion regarding our financial statements should be read in conjunction with the financial statements included in this Prospectus.

The following discussion regarding Solar Power, Inc., a California corporation (“SPI”), Dale Renewables Consulting, Inc., a California corporation (“DRCI”), and Solar Power, Inc., a Nevada corporation, formerly known as Welund Fund, Inc. (“SPI-Nevada”) should be read in conjunction with the financial statements of SPI, DRCI and SPI-Nevada included in this Prospectus. Unless the context indicates or suggests otherwise reference to “we”, “our”, “us” and the “Company” in this section refers to the consolidated operations of SPI, DRCI and SPI-Nevada on a post-Merger and post-Reincorporation basis, and references to “SPI-Nevada” refers to SPI-Nevada prior to the Merger and Reincorporation.

Overview

We are currently engaged in manufacturing cable, wire and mechanical assemblies and in designing, distributing and installing complete photovoltaic systems for industrial, commercial and residential facilities located primarily in the United States. In addition to continuing our business in manufacturing cable, wire and mechanical assemblies, we will begin manufacturing and assembly of complete photovoltaic systems in our China factory by the end of the first half of the 2007 calendar year. As a result of the Merger described below, our operations are now conducted through SPI and our wholly-owned subsidiaries located in California and in China. We are in the process of expanding our distribution by developing a franchise operation to design and install solar power systems.

Management intends to focus on the following areas as it implements the manufacturing of complete photovoltaic systems and planned business model:

•  Solar cell pricing trends around the world. Recently the key material in the production of solar cells (silicon) has been in limited in supply. Consequently, prices and availability of solar module has been limited. Industry experts believe that additional planned expansion of silicon processing factories coming on line over the next 18 months will produce enough raw materials to create an oversupply on projected demand; and

•  Government subsidies. Federal and State subsidies relating directly to solar installations are an important factor in the planned growth of the solar industry. These regulations are constantly being amended and will have a direct affect on our rollout of our planned franchise network among those states that offer superior incentives to the solar industry.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition presented in this section are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles generally accepted in the United States of America (“U.S. GAAP”). During the preparation of our financial statements we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to sales returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under current conditions. Actual results may differ from these estimates under different assumptions or conditions.

Business Combinations

We account for business combinations in accordance with Financial Accounting Standards Board (“FASB”) Statement (“SFAS”) No. 141, Business Combinations. On December 29, 2006, we completed the merger contemplated by the certain Agreement and Plan of Merger dated August 23, 2006, as amended by that certain First Amendment to the Agreement and Plan of Merger dated October 4, 2006, Second Amendment to the Agreement and Plan of Merger dated December 1, 2006, and Third Amendment to the Agreement and Plan of Merger dated December 21, 2006 (collectively, the “Agreement”), by and among SPI-Nevada, SPI, and SPI-Nevada’s wholly-owned subsidiary, Welund Acquisition Corp., a Nevada corporation (“Merger Sub”) as previously reported on Current Reports on Form 8-K filed with the SEC on August 29, 2006, October 26, 2006, December 6, 2006, and December 22, 2006, pursuant to which the Merger Sub merged with and into SPI with SPI surviving as SPI-Nevada’s wholly owned subsidiary (the “Merger”).

As disclosed above, under the section titled, “Recent Events,” on February 15, 2007, we completed our redomicile into the State of California. The redomicile was duly approved by both our respective Board of Directors and a majority of our stockholders at our annual meeting of shareholders held on February 7, 2007. The redomicile was completed by means of a merger between us and SPI, which was our wholly-owned subsidiary at that time, with SPI being the surviving corporation.

Goodwill

Costs in excess of the fair value of tangible and other intangible assets acquired and liabilities assumed in a purchase business combination are recorded as goodwill. SFAS No. 142, “ Goodwill and Other Intangible Assets,” requires that companies no longer amortize goodwill, but instead test for impairment at least annually using a two-step approach. We evaluate goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit.. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss.

As a result of its acquisition of DRCI in November 2006, SPI recorded goodwill in the amount of $701,493 on its balance sheet.

On November 15, 2006, SPI completed the acquisition of DRCI, paying $1,446,565 in cash in exchange for 100% of the outstanding shares of DRCI. Funds for the acquisition payment were provided on behalf of SPI by SPI-Nevada. SPI and SPI-Nevada subsequently merged through a reverse acquisition in December 2006.

By virtue of control, funding, operation and obligation, the acquisition of DRCI became effective on June 1, 2006. As a result, the interim financials of SPI include the results of operations of DRCI subsequent to June 1, 2006 and the purchase price was allocated to the acquired assets and liabilities as of June 1, 2006.

The estimated fair values of the acquired assets and liabilities may change as SPI completes its valuation procedures and as all direct acquisition costs are determined. The final adjustments resulting from this process are not expected to be material.

Revenue Recognition

Revenue related to our assemblies of cables, wires and mechanicals is recognized when delivery has occurred, any acceptance provisions have been met, title and risk of ownership have passed, the price to the buyer is fixed or determinable and collectibility is reasonably assured. We generally ship our assemblies FOB, and title and ownership generally pass at that time. We do not currently have any significant post-shipment obligations, including installation, training or customer acceptance clauses with any of our customers, that could have an impact on revenue recognition. Customers do not have a general right of return on products and therefore we make no provisions for returns. The Company warranties its cable and wire wrap products and services for one year.  We make a determination of our customer’s credit worthiness at the time we accept their order. We periodically re-evaluate the credit worthiness of our customers.

Our contracts relating to the construction of photovoltaic systems are generally fixed price. Revenue for such contracts is recognized using the percentage of completion method. Under the percentage of completion method, the cost of work incurred to date on a contract is related to the total estimated cost of the contract at completion to determine the appropriate amount of the contract value to recognize as revenue. In making such estimates, judgments are required to evaluate potential variances in the cost of materials and labor and productivity. Prior to completion, our recognized profit margins on any fixed price contract depends on the accuracy of our estimates and will increase to the extent that our actual costs are below the original estimated amounts. Conversely, if our costs exceed these estimates, our profit margins will decrease and we may realize a loss on a project. Losses on such contracts are recognized in their entirety when the loss becomes evident and the loss can be reasonably estimated. We make a determination of our customer’s credit worthiness at the time we enter into the contract.  The Company currently purchases photovoltaic products from third-party vendors who offer industry standard warranties that range from five years to twenty-five years.

Inventories

We plan inventory procurement and production based on orders received, forecasted demand and supplier requirements. Inventories are stated at the lower of cost or market. Cost is determined on an actual cost basis. Costs included in the valuation of inventory are labor, materials (including freight and duty) and manufacturing overhead. Provisions are made for obsolete or slow moving inventory based on management estimates. We write down inventories for estimated obsolescence based on the difference between the cost of inventories and the net realizable value based upon estimates about future demand from customers and specific customer requirements on certain projects. From time-to time we make risk buys for long-lead-time components and long-term purchase commitments for photovoltaic cells based on forecasts and anticipated customer demand. Any change in the assumptions on which we make our estimates could materially impact our financial statements. We have not experienced any material impact as a result of our inventory procurement practices.

Income Taxes

Pursuant to SFAS No. 109, “Accounting for Income Taxes,” income taxes are recorded based on current year amounts payable or refundable, as well as the consequences of events that give rise to deferred tax assets and liabilities. We base our estimate of current and deferred taxes on the tax laws and rates that are currently in effect in the appropriate jurisdiction. Changes in laws or rates may affect the current amounts payable or refundable as well as the amount of deferred tax assets or liabilities. Profit from non-U.S. activities is subject to local country taxes but not subject to United States tax until repatriated to the United States. It is our intention to permanently reinvest these earnings outside the United States. At September 30, 2006, SPI had net operating loss carry forward of $31,193 which will expire between 2011 and 2012 and of $303,571 which will expire in 2027.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex global tax regulations. We recognize potential liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate tax assessment, a further charge to expense would result.

Our deferred income tax assets represent temporary differences between the carrying amount and the tax basis of existing assets and liabilities which will result in deductible amounts in future years, including net operating loss carry forwards. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We consider historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. Our judgments regarding further profitability may change due to future market conditions, changes in U.S. or international tax laws and other factors. If these estimates and related assumptions change in the future, we may be required to increase or decrease our valuation allowance against deferred tax assets previously recognized, resulting in additional or lesser income tax expense. This adjustment would increase income in the period such determination is made.

Geographical Information

SPI has two reportable segments: (i) cable, wire and mechanical assemblies sales and processing (“Cable, wire and mechanical assemblies”), and (ii) photovoltaic installation, integration and sales and solar panel sales (“Photovoltaic installation, integration and sales”). SPI’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. Most of the businesses were acquired as a unit, and the management at the time of the acquisition was retained.

Contributions of the major activities, profitability information and asset information of SPI's reportable segments for the periods ended September 30, 2005 and September 30, 2006 are as follows:

	9 months ended			8 months ended
	September 30, 2006			September 30, 2005
	Net sales	Intersegment Sales	Profit (loss)	Net sales	Intersegment Sales	Profit (loss)

Segment:
Cable, wire and mechanical assemblies	$2,706,666	$-	$988,621	$1,163,273	$-	$155,479
Photovoltaic installation, integration and sales	598,224	-	(877,480)	-	-	-
Segment total	3,304,890	-	111,141	1,163,273	-	155,479

Reconciliation to consolidated totals:
Sales eliminations	-	-	-	-	-	-
Consolidated totals:
Net sales	$3,304,890	$-		$1,163,273	$-
Income before income taxes			$111,141			$155,479

	9 months ended				8 months ended
	September 30, 2006				September 30, 2005
	Interest income		Interest expenses		Interest income		Interest expenses
Segment:	$		$		$		$
Cable, wire and mechanical assemblies		85		-		14		(6,444)
Photovoltaic installation, integration and sales		-		-		-		-
Unallocated		-		(21,553)		-		-

Consolidated total		$85		$(21,553)		$14		$(6,444)

	9 months ended			8 months ended
	September 30, 2006			September 30, 2005
	Identifiable assets	Capital expenditure	Depreciation and amortization	Identifiable assets	Capital expenditure	Depreciation and amortization
Segment:						$
Cable, wire and mechanical assemblies	$2,707,714	$75,259	$(3,371)	$467,752	$17,100		(847)
Photovoltaic installation, integration and sales	1,935,142	45,104	(2,328)	-	-		-

Consolidated total	$4,642,856	$120,363	$(5,699)	$467,752	$17,100		$(847)

Since all the revenue of SPI was generated to the United States, no analysis of sales by geographical location is presented.

The locations of SPI's identifiable assets are as follows:

	September	September
	30, 2006	30, 2005
	(Unaudited)	(Unaudited)
	US$	US$

Hong Kong	$1,016,249	$391,007
China	1,691,465	76,745
US	1,935,142	-
	$4,642,856	$467,752

Recent Accounting Pronouncement

In December 2004, the Financial Accounting Statements Board (FASB) issued SFAS No. 123 (revised 2004), "Share-Based Payment", which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation", SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123 (R) was to be effective from the beginning of the first interim or annual reporting period after June 15, 2005. In April 2005, the Securities and Exchange Commission delayed the implementation of SFAS 123(R). As a result, SFAS 123(R) will be effective from the beginning of the first annual reporting period after June 15, 2005, which is the period ending December 31, 2006 for SPI. In November 2006, SPI adopted an equity incentive plan and as of December 29, 2006 granted restricted stock awards and options in the total amount of 2,000,000 shares of its common stock. Since there is currently not a public market for our stock, we valued the stock-based compensation awards at the share price of the private placement offering

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29”. SFAS No. 153 addresses the measurement of exchanges of non-monetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, which is the fiscal year ending December 31, 2006. The adoption of SFAS No. 153 does not have a material effect on SPI’s consolidated financial position or results of operations.

In September 2005, the FASB’s Emerging Issues Task Force (“EITF”) reached a final consensus on Issue 04-13 “Accounting for Purchase and Sales of Inventory with the Same Counterparty”. EITF 04-13 requires that two or more legally separate exchange transactions with the same counterparty be combined and considered a single arrangement for purpose of applying APB Opinion No. 29, “Accounting for Non-monetary Transactions”, when the transactions are entered into in contemplation of one another. EITF 04-13 is effective for new arrangements entered into, or modifications or renewals of existing arrangements, in interim or annual periods beginning after March 15, 2006. SPI is evaluating the effect of the adoption of EITF 04-13. It is not expected to have a material impact on SPI’s financial position, results of operations or cash flows.

In March 2005, FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “Conditional Asset Retirement Obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligation,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a Conditional Asset Retirement Obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 does not have a material affect on SPI’s financial position, results of operations or cash flows.

In May 2005, the Financial Accounting Standards Board (“FASB”) SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”), which replaces Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 does not have a material effect on SPI’s consolidated financial position or results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. SPI is currently evaluating the provisions of FIN 48.

On September 13, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable of the fiscal 2008. SPI does not expect SAB 108 to have any impact on the consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. SFAS No. 157 establishes a common definition for fair value to be applied to US GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. SPI does not expect SFAS No. 157 to have any impact on the consolidated financial statements.

Recent Events

On December 28, 2006, SPI acquired several contracts and a list of prospects pursuant to a contracts revenue agreement (“Contracts Revenue Agreement”) between Sundance Power, LLC (“Sundance”) and SPI. SPI paid an up front deposit of $75,000 in cash, issued 75,000 shares of restricted common stock of SPI and made a subsequent payment of $175,000 in cash. The issued shares were valued at the equivalent price of the Company’s private placement financing of $1.00 per share. In addition, under the original terms of the Contract Revenues Agreement, Sundance Power was eligible to earn additional $175,000 in stock based upon the successful performance of the acquired contracts. Successful performance will be based upon the final completion of all contract terms and SPI’s receipt of the customer’s final payment. On the date that final payment is received, a prorated portion of the remaining stock will be issued. The share price will be determined by the closing market price on the date payment is received, if the Company’s shares are trading in the public markets, or by the last share price received by the Company in a private stock transfer transaction, if the Company’s shares are not yet trading.

At December 28, 2006, the entire purchase price of $500,000 was recorded on the books of SPI as a prepaid account of $500,000 with offsetting entries to cash of $75,000, Common Stock and Paid in Capital of $75,000 (the 75,000 shares at $1.00 each) and an accrued liability for $350,000. The contract value will be relieved to cost of goods as work on the contract is performed and revenue is recognized. The accrued liability will be reduced as subsequent payments are made and shares issued to Sundance.

On December 29, 2006, the merger with SPI was completed and as a result SPI became SPI-Nevada’s wholly owned subsidiary. The Merger resulted in a change of control in SPI-Nevada’s management. As a result of the Merger SPI-Nevada’s directors consist of Mr. Kircher, Mr. Kelley, Mr. Cohan, Mr. Nyman, and Mr. Regan and SPI-Nevada’s executive officers consist of Mr. Kircher, as Chief Executive Officer, and Mr. Carnahan, as Chief Financial Officer. In connection with the Merger, SPI-Nevada issued the existing shareholders of SPI an aggregate of 14,500,000 shares of SPI-Nevada’s restricted common stock and substituted 2,000,000 restricted stock awards and options of SPI with SPI-Nevada’s restricted stock awards and options to purchase shares of SPI-Nevada’s common stock. As a result of the Merger, all amounts of indebtedness owed to SPI-Nevada by SPI, totaling $3,746,565, were eliminated.

On February 15, 2007, we completed our redomicile into the State of California. The redomicile was duly approved by both our respective Board of Directors and a majority of our stockholders at our annual meeting of shareholders held on February 7, 2007. The redomicile was completed by means of a merger of SPI-Nevada and our wholly owned subsidiary, SPI, with SPI being the surviving corporation.

As of February 15, 2007, each outstanding share of SPI-Nevada’s common stock, par value $.0001, was automatically converted into one share, par value $.0001, of SPI’s common stock, all of SPI-Nevada’s property, rights, privileges, and powers vested in SPI, and all of SPI-Nevada’s debts, liabilities and duties became the debts, liabilities and duties of SPI. Additionally, the Amended and Restated Articles of Incorporation of SPI and the Bylaws of SPI, became our governing documents. The directors and officers of SPI immediately prior to the effective date of the redomicile, continue to be our directors and officers. The redomicile resulted in no change in our management because all of our directors and officers were also directors and officers of SPI prior to the redomicile.

RESULTS OF OPERATION

SPI Results of Operation

For the Eleven Months Ended December 31, 2005

Net revenue. For the eleven month period ended December 31, 2005 (inception year), SPI recognized revenues of $1,371,731, principally from manufacturing cable, wire and mechanical assemblies. Since 2005 was the year of inception, there were no comparable revenues.

Cost of revenue. Cost of revenue for the eleven month period ended December 31, 2005 totaled $409,828 for 29.9% of net revenue, which costs consisted of the following significant components: material costs of $351,613, direct labor of $30,929 and manufacturing overhead of $27,130. Since 2005 was the year of inception, there was no comparable cost of revenue data.

Selling expenses. Selling expenses for the eleven month period ended December 31, 2005 were $74,886 or 5.4% of net revenue. The significant element of selling expense was freight costs of $69,077. Since 2005 was the year of inception there was no comparative data.

General and administrative expenses. General and administrative expenses were $1,013,289 or 73.9% of net revenue. Significant elements of general and administrative expenses were administrative personnel costs of $889,878 related to the start-up and organization of operations and organization costs of $45,883. Since 2005 was the year of inception there was no comparative data.

Other expense. Other expense consisted of interest expense on short-term borrowings of $11,367 and a currency exchange gain of $2,016. Since 2005 was the year of inception there was no comparative data.

Income taxes. SPI recorded an income tax benefit of $21,039 related to its Hong Kong operation.

Net loss. On a consolidated basis SPI recorded a net loss of $114,584. The primary reason for the recorded loss was related to start-up and organization costs.

For the Period from January 18, 2005 (date of inception) through September 30, 2005, and the nine-month period from January 1, 2006 to September 30, 2006

Net revenue. For the period from January 18, 2005 through September 30, 2005, SPI had recognized revenues of $1,163,273, principally from manufacturing cable, wire and mechanical assemblies. For the nine-month period from January 1, 2006 to September 30, 2006, SPI had recognized revenues of $3,304,890 principally from manufacturing cable, wire and mechanical assemblies as well as from distributing and installing complete photovoltaic systems. This 184% year-over-year growth was attributed to both increased sales opportunities for the manufacturing segment of $1,163,273 and $2,141,617 in new sales as a result of SPI’s acquisition of DRCI. By virtue of exercising controls of its operations and having risk of loss, SPI has consolidated the results of operation of DRCI from June 1, 2006 through September 30, 2006.

Cost of revenue. Cost of revenue for the period from January 18, 2005 through September 30, 2005 totaled $325,558 compared to $1,876,281 for the nine-months ended September 30, 2006. Total cost of revenue was 28.0% and 56.8%, respectively for the comparable periods. The increase reflects a change in SPI’s manufacturing product line mix related to photovoltaic systems.

Selling, general and administrative expenses. During the period from January 18, 2005 through September 2005, SPI incurred selling, general and administrative expenses totaling $676,432, principally consisting of employee compensation, travel, insurance, consulting fees, and rent expense. In comparison, for the period from January 1, 2006 to September 30, 2006, SPI incurred $1,338,217, reflecting a 97.8% increase from the prior year. The increase can be attributed to increased sales and acquiring additional resources to focus on building the distribution and installation of SPI’s photovoltaic systems.

Net income. SPI’s net income for the eight-month period from January 18, 2005 through September 30, 2005, was $121,052. In comparison, for the period from January 1, 2006 to September 30, 2006, SPI recorded $223,960 in net income. This was an 85.0% increase over the prior period primarily attributable to higher sales volume covering our fixed overhead.

SPI-Nevada Results of Operations

For the period from July 16, 2002 through September 30, 2006, SPI-Nevada recognized revenues of $32,054, principally from finance income and the amortization of discount related to the purchased auto loans. On August 23, 2006, SPI-Nevada decided to sell its current business of finance receivables in order to comply with the conditions set forth in the Merger Agreement. Accordingly, management completed the sale of its current pool of finance receivables to a shareholder for 85% of the loan pool’s payoff balance for cash, which approximates the carrying value of the receivables. Accordingly, SPI-Nevada classified its operations related to finance receivables to discontinued operations and have characterized the loan pool and the related party receivable as held for sale in the accompanying financial statements.

During the same period from July 16, 2002 through September 2006, SPI-Nevada incurred general and administrative expenses totaling $233,565, principally consisting of stock-based compensation; legal, audit, and consulting fees; and rent expense.

LIQUIDITY AND CAPITAL RESOURCES

SPI

Net income and accumulated earnings. SPI generated net income of $223,960 for the nine months ended September 30, 2006 and $121,052 for the period from January 18, 2005 through September 30, 2005. SPI also had accumulated earnings of $109,376 as of September 30, 2006.

Cash and cash equivalents. During the nine months ended September 30, 2006, SPI experienced a decrease in cash and cash equivalents of $18,359. The components of the decrease were cash used in operating activities of $1,640,944, cash used in investing activities of $120,363 offset by cash from financing activities of $ 1,742,948. The major component of cash used in operating activities was an increase in accounts receivable of $1,518,260. Cash used in investing activities was $120,363 for the purchase of plant and equipment. The $1,742,948 generated from financing activities consisted of $1,725,000 from affiliate loans and $17,948 from capital contributions.

Operations. Cash used in operations was influenced primarily by revenue growth through the increase in accounts receivable, inventory and accounts payable.

Accounts receivable(net). SPI’s accounts receivable, net of allowances, were $1,572,943 and $54,683 for the periods ended September 30, 2006 and 2005 respectively. In this comparative period the contributing factor to increased accounts receivable was increased sales.

Inventories. SPI’s inventories were $1,102,975 and $80,327 for the periods ended September 30, 2006 and 2005, respectively, an increase of $1,022,648. SPI attributes this increase to purchases of material to ramping of its solar business unit.

Accounts payable. SPI’s accounts payable was $491,198 and $82,187 for the periods ended September 30, 2006 and 2005, respectively an increase of $409,011. SPI attributes this increase to its increased inventory levels associated with the ramping of its solar business unit.

SPI-Nevada

Cash. SPI-Nevada’s balance sheet at September 30, 2006 reflects cash in the amount of $ 9,650,779 as compared to $159,683 as of December 31, 2005, an increase of $9,491,096. This increase was primarily due to the gross proceeds received from the private placement of 16,000,000 shares of common stock for $1.00 per share.

Operations. Net cash used by operations for the nine months ended September 30, 2006 was $118,819 as compared to net cash used by operations of $14,774 for the nine months ended September 30, 2005. This increase was a result of general and administrative costs.

Investing activities.  Net cash from investing activities totaled $38,498 for the nine months ended September 30, 2006 as compared to net cash used in investing activities of $166,599 for the nine months ended September 30, 2005. This decrease is a result of the liquidation of our discontinued operations.

Financing activities. Net cash provided by financing activities totaled $9,571,417 for the nine months ended September 30, 2005 as compared to net cash provided in financing activities of $237,500 for the nine months ended September 30, 2005. Net cash provided from financing activities for the nine months period ended September 30, 2006 is primarily attributable to the private placement of our common stock.

Our Plan of Operations

In connection with the private placement of SPI-Nevada’s Common Stock (the “Offering”), SPI-Nevada issued 16,000,000 shares of its Common Stock at $1.00 for gross proceeds of $16,000,000 during September and October 2006. At September 30, 2006, SPI-Nevada had assets totaling $11,088,187, including $9,650,779 of cash and various receivables totaling $1,437,408. At September 30, 2006 SPI-Nevada’s assets were principally the result of the issuance of 10,809,979 shares of its Common Stock during September 2006 at $1.00 per share. At September 30, 2006 SPI-Nevada also had total liabilities of $698,484, principally consisting of a payable to Roth Capital and estimated registration costs in connection with the Offering. Through November 15, 2006, SPI-Nevada used $3,746,565 of the proceeds raised from the Offering to make loans to SPI. As a result of the Merger, all amounts of indebtedness owed to SPI-Nevada by SPI, totaling $3,746,565, were eliminated.

In light of the Merger, our plan and focus for the next 12 months will be setting up our solar panel manufacturing facility, building our products, generating new customers, and organizing a distribution model through the development of a franchise network. We believe we will need approximately $2,900,000 to continue operations for the next 12 months. With the proceeds from the Offering, we believe we have sufficient working capital to satisfy our working capital requirements to fund operations at their anticipated levels for the foreseeable future.

We expect to use proceeds from the Offering to expand our China manufacturing facility, and ramp our sales, marketing and integration resources. Our PRC manufacturing facility that currently houses the cable, wire and mechanical assembly business has been renovated to accommodate the addition of assembly lines specifically designed to assemble solar modules. We have ordered equipment to enable the assembly of approximately 12 megawatts of solar modules annually. The equipment is due to arrive in late February into mid March. Pilot production is scheduled for late March and April and it is anticipated that full scale production will begin in May 2007.

We expect to obtain additional capital resources by selling territorial franchise rights. We intend to start selling franchises during the third quarter of 2007. Each territorial franchise will require an upfront fee to be paid by the franchisee to us to secure exclusive rights to their requested territory. In addition, to the extent necessary, we may obtain additional capital through debt or receivable financing.

In the short term we do not expect any material change in the mix or relative cost of our capital resources. As of December 31, 2006, we had approximately $11,393,000 in cash and cash equivalents.

Currently, the supply of solar panels has been constrained. As a result, it has been necessary to be proactive in obtaining enough solar panels to meet several near-term contract installation dates. All panel purchases to date have been prepaid prior to the manufacturer shipping the product. On numerous occasions, we have ordered our projected supply several months in advance. This inventory build-up has an adverse affect on cash flow and carries a cost risk if the available supply of solar panel prices decreases significantly.

We are using our working capital to ramp up our manufacturing capacity to build photovoltaic (PV) products and to expand our distribution and installation of solar systems. This growth process requires a significant allocation of working capital to fulfill our goals. We intend to work with third-party financing sources to fund the purchases of our customers’ photovoltaic systems.

In addition, we intend to continue our existing cable, wire and mechanical assembly business. We believe that this segment of our business is an important supplement to our plan to build complete solar system kits at our factory. According, we intend to continue to achieve high gross margins in this segment of our business considering that the skill set necessary to assemble these products is similar to those necessary to assemble and produce solar system modules and balance of system products.

Capital Expenditures

The following table outlines payments due under our significant contractual obligations over the periods shown, exclusive of interest:

Contract Obligations at December 31, 2006	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long term debt
Loan payable	$ 245,000	$ 245,000	$ -	$ -	$ -
Loan payable - related party	335,000	335,000	-	-	-
	580,000	580,000	-	-	-
Lease obligations
Shenzhen factory	493,200	164,400	328,800	-	-
Granite Bay corporate office	252,460	81,816	170,644	-	-
Shenzhen housing	54,216	17,136	37,080	-	-
	799,876	263,352	536,524	-	-
Capital expenditures
Shenzhen factory renovations	113,268	113,268	-	-	-
Total contractual obligations	$ 1,493,144	$ 956,620	$ 536,524	$ -	$ -

The above table outlines our obligations as of December 31, 2006 and does not reflect any changes in our obligations that have occurred after that date.

Off-Balance Sheet Arrangements

At February 20, 2007, we did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

Overview

We, through SPI and our wholly owned subsidiaries, International Assembly Solutions, Limited (Hong Kong) and IAS Electronics (Shenzhen) Co., Ltd, currently manufacture cable, wire and mechanical assemblies and are expanding operations to produce and install solar power systems for use in residential, commercial and industrial applications. We intend to develop, manufacture and market photovoltaic panels and system components for the production of environmentally clean electric power primarily in the United States. Photovoltaic cells generate direct current electricity when exposed to sunlight. We believe that we have distribution and installation advantages by having our manufacturing facilities in China that will result in lower operational cost versus other competing United States-based solar power companies and technologies who do not currently have operations in China. Solar companies that do have operations in China are viewed as competitors only to the extent that they supply solar modules to US integrators that compete with us for solar design and installation work.

Our revenues have been primarily derived from the sale of cable, wire and mechanical assemblies. These products are sold directly to telecommunications, transportation and manufacturing companies for use in commercial and industrial applications. While we intend to continue our existing cable, wire and mechanical assembly business, we plan to focus on the design, development, manufacturing and marketing of a variety of solar modules, which are assemblies of photovoltaic cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. These products are intended for use in residential, commercial and industrial applications. We intend to distribute primarily through our company-owned stores (now in the planning stage) and our proposed franchisee network, currently in the early stages of development. Our solar modules and balance of system products add value by incorporating system design features enabling more efficient installation and resulting in significant labor costs savings.

Applications for our products include on-grid generation, in which supplemental electricity is provided to an electric utility grid, and off-grid generation for markets where access to conventional electric power is not economical or physically feasible. Our products are currently sold primarily in the United States.

Business Development

We were originally incorporated in the State of Delaware on July 16, 2002 under the name “Welund Fund, Inc.” Effective January 26, 2006, pursuant to the authorization of our stockholders, we merged with our wholly-owned subsidiary, a Nevada corporation, and reincorporated in the State of Nevada. As a result of the merger, we changed our legal domicile from the State of Delaware to the State of Nevada. On October 4, 2006, we changed our name from “Welund Fund, Inc.” to “Solar Power, Inc.” In addition, on February 15, 2007, we completed a redomicile into the State of California by merging with our wholly-owned subsidiary, SPI, with SPI being the surviving entity.

On August 23, 2006, we entered into an Agreement and Plan of Merger with SPI and Welund Acquisition Corp., a Nevada corporation, and our wholly-owned subsidiary (“Merger Sub”).  On December 29, 2006, our Merger Sub merged with SPI, pursuant to which SPI was the surviving entity. As a result of the merger, SPI became our wholly-owned subsidiary and we discontinued our former operations and business of purchasing sub-prime auto loans.

Industry Overview

According to industry studies, net electricity consumption is expected to more than double between 2003 and 2030, growing from 14.8 trillion kilowatt hours to 30.1 trillion kilowatt hours. During this time frame, the report projects that natural gas and renewable energy sources are the only fuels expected to see an increase in the share of the total world electricity generation. We have not commissioned any independent industry studies and rely on existing reports currently.

Currently, the electric power industry is one of the world’s largest industries with annual global revenues reaching approximately $1 trillion per year. Higher fossil fuel prices, particularly for natural gas, have raised the cost of producing electricity. As a result of these higher production costs, renewable energy sources such as solar are better able to compete economically.

In 2003, nearly 60 percent of the total net electricity consumption in the Organization for Economic Co-operation and Development (OECD) economies was in the residential and commercial building sectors. The industrial sectors accounts for 39%.

Economic growth is among the most important factors to be considered in projecting changes in the world’s energy consumption. Over the 2003 to 2030 period, the projected world real Gross Domestic Product (GDP) is expected to average 3.8% annually. Despite higher energy prices over the last 2 years, the U.S. economy is projected to grow an average of 3.0% between 2006 and 2015 and then slow to 2.9% . Canada’s growth is expected to mirror the United States while Mexico should see growth closer to 4.1%.

Between 2003 and 2030, much of the world’s economic growth is expected to occur among the nations of non-OECD Asia. China for example, is expected to have demand grow by an average 5.5% per year. By 2020, China is expected to have the world’s largest economy, based on share of Gross Domestic Product (GDP). Another country experiencing similar demand growth is India, where the average annual GDP is projected to be 5.4% over the same timeframe.

According to an industry report, to meet the world’s electricity demand, an extensive expansion of installed generating capacity will be required. How each country or region adds the additional capacity depends on the availability of local resources, energy security and market competition among fuel choices. The fuel mix used to generate electricity over the past thirty years has changed significantly. Coal has remained the dominant fuel but the use of nuclear power increased during the 1970s and natural gas rapidly grew during the 1980s and 1990s. This fuel mix change was encouraged by the rise in oil prices.

In 2003, the fuel mix for electricity generation included coal with 40%, natural gas with 19%, oil with 10%, nuclear power with 8% and renewable sources, such as solar, hydroelectric and wind power with 23%. Solar accounted for less than one percent. Electric power producers face several challenges in meeting anticipated growth in electricity demand:

•
Environmental regulations. Environmental regulations addressing global climate change and air quality seek to limit emissions by existing fossil fuel-fired generation plants and new generating facilities. Countries that are parties to international treaties such as the Kyoto Protocol have voluntarily submitted to reducing emissions of greenhouse gases. National and regional air pollution regulations also restrict the release of carbon dioxide and other gases by power generation facilities.

•
Infrastructure reliability. Investment in electricity transmission and distribution infrastructure has not kept pace with increased demand, resulting in major service disruptions in the United States, such as the Northeast blackout in August 2003. Increasing capacity of the aging infrastructure to meet capacity constraints will be capital intensive, time consuming and may be restricted by environmental concerns.

•
Fossil fuel supply constraints and cost pressures. The supply of fossil fuels is finite. While an adequate supply of coal, natural gas and oil exists for the foreseeable future, depletion of the fossil fuels over this century may impact prices and infrastructure requirements. For example, the U.S. domestic supply of liquefied natural gas, or LNG, is not expected to meet consumption requirements by 2025, requiring significant investment in LNG shipping terminal infrastructure to support imported fuel. Political instability, labor unrest, war and the threat of terrorism in oil producing regions has disrupted oil production, increased the volatility of fuel prices and raised concerns over foreign dependency in consumer nations.

•
Weather. Regional weather impacts, such as higher temperatures or drought frequencies and duration, may affect the demand for electricity consumption or the ability to produce additional electrical supplies, as in the case of hydro production.

We believe that economic, environmental and national security pressures and technological innovations are creating significant opportunities for new entrants within the electric power industry. The demand for additional electricity resources will bring changes to the market place and create opportunities for those companies that anticipate, plan and execute appropriately.

Distributed Generation and Renewable Energy

Distributed generation and renewable energy are two promising areas for growth in the global electric power industry. Distributed generation is defined as point-of-use electricity generation that either supplements or bypasses the electric utility grid. Distributive generation employs technologies such as solar power, micro turbines and fuel cells. The move to distributed power will come from capacity constraints, increased demand for reliable power reliability and the economic challenges of building new centralized generation and transmission facilities.

Renewable energy is defined as energy supplies that derive from non-depleting sources such as solar, wind and certain types of biomass. Renewable energy reduces dependence on imported and increasingly expensive oil and natural gas. In addition, growing environmental pressures, increasing economic hurdles of large power generation facilities and U.S. National Security interests are favorable drivers for renewable energy. Renewable energy, including solar and wind power, is the fastest growing segment of the energy industry worldwide.

Solar power is both distributed and renewable. Solar power is an environmentally benign, locally sourced renewable energy source that can play an immediate and significant role in assisting global economic development, forging sustainable global environmental and energy policies, and protecting national security interests.

Solar Power

Solar power generation uses interconnected photovoltaic cells to generate electricity from sunlight. The photovoltaic process (PV) captures packets of light (photons) and converts that energy into electricity (volts). Most photovoltaic cells are constructed using specially processed silicon. When sunlight is absorbed by a semiconductor, the photon knocks the electrons loose from the atoms, allowing the electrons to flow through the material to produce electricity. This generated electricity is direct current (DC).

Light can be separated into different wavelengths with a wide range of energies. These photons may be reflected, absorbed or passed right through the PV cell. Solar cell technology only has the ability to capture the energy of photons within a specific range. Lower wavelength photons create heat, resulting in higher solar cell temperatures and lower conversion rate to energy. Higher wavelength photons have lower levels of energy and thus do not generate electricity. A typical commercial cell has an efficiency of only 15%.

Many interconnected cells are packaged into solar modules, which protect the cells and collect the electricity generated. Solar power systems are comprised of multiple solar modules along with related power electronics. Solar power technology, first used in the space program in the late 1950s, has experienced growing worldwide commercial use for over 25 years in both on-grid and off-grid applications.

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On-grid. On-grid applications provide supplemental electricity to customers that are served by an electric utility grid, but choose to generate a portion of their electricity needs on-site. The On-grid segment is typically the most difficult to compete in since electricity generated from coal, nuclear, natural gas, hydro and wind is generally at much lower rates. Despite the unfavorable cost comparisons, On-grid applications have been the fastest growing part of the solar power market. This growth is primarily driven by the worldwide trend toward deregulation and privatization of the electric power industry, as well as by government initiatives, including incentive programs to subsidize and promote solar power systems in several countries, including Japan, Germany and the United States. On-grid applications include residential and commercial rooftops, as well as ground-mounted mini-power plants.

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Off-grid. Off-grid applications serve markets where access to conventional electric power is not economical or physically feasible. Solar power products can provide a cost-competitive, reliable alternative for such power applications as highway call boxes, microwave stations, portable highway road signs, remote street or billboard lights, vacation homes, rural homes in developed and developing countries, water pumps and battery chargers for recreational vehicles and other consumer applications.

Solar power has emerged as one of the primary distributed generation technologies seeking to capitalize on the opportunities resulting from trends affecting the electric power industry. Relative to other distributed generation technologies, solar power benefits include:

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Modularity and scalability. From tiny solar cells powering a hand-held calculator to an array of roof modules powering an entire home to acres of modules on a commercial building roof or field, solar power products can be deployed in many sizes and configurations and can be installed almost anywhere in the world. Solar is among the best technologies for power generation in urban areas, environmentally sensitive areas and geographically remote areas in both developing and developed countries.

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Reliability. With no moving parts and no fuel supply required, solar power systems reliably power some of the world’s most demanding applications, from space satellites to maritime applications to remote microwave stations. Solar modules typically carry warranties as long as 25 years.

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Dual use. Solar modules are expected to increasingly serve as both a power generator and the skin of the building. Like architectural glass, solar modules can be installed on the roofs or facades of residential and commercial buildings.

•	Environmentally cleaner. Subsequent to their installation solar power systems consume no fuel and produce no air, water or noise emissions.

Germany, Japan and the United States presently comprise the majority of world market sales for solar power systems. Government policies in these countries, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. For example, in the United States, the 2005 energy bill enacted a 30% investment tax credit for solar, and in January 2006 California approved the largest solar program in the country’s history, a $3.2 billion, 11-year California Solar Initiative. The California Solar Initiative is a recently adopted state policy expiring in 2017 that provides for long term subsidies in the form of rebates to encourage all Californians to use solar energy where possible. This Initiative is of particular importance to us because our Company’s headquarters are in Sacramento, California, and we anticipate that our first franchise sales will be in California. These three countries together accounted for 83% of the solar global market in 2005. Internationally, Spain, Portugal and Italy have recently developed new solar support programs.

As a result of the benefits and government support of solar power, the solar power market has seen sustained and rapid growth. Global PV installations have increased from 345 megawatts (MW) in 2001 to 1,460 MW in 2005. Unit shipments have increased over 20% per year on average for the past 20 years, and have never seen a year with negative growth.

Despite the benefits of solar power, there are also certain risks and challenges faced by solar power. Solar power is heavily dependent on government subsidies to promote rapid introduction and acceptance by mass markets. Solar is an inert process that makes it difficult to compare against other non-inert technologies when comparing costs as current solar modules are generally warranted for a 25 year life. When the costs of producing solar are compared to other energy sources, solar power is more expensive than grid-based energy, nuclear, wind, etc. Different solar technologies carry different efficiencies. Traditional PV solar cells carry efficiencies ranging from 13% to 22% per cell. Solar thin film technologies are less expensive to manufacture than PV solar cell but generally carry efficiencies ranging from 5% to 9%.

Our Challenges

Although solar power can provide a cost-effective alternative for off-grid applications, we believe the principal challenge to widespread adoption of solar power for on-grid applications is reducing manufacturing and installation costs without impairing product reliability. We believe the following advancements in solar power technology are necessary to meet this challenge:

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Efficient material use. Reduce raw materials waste, particularly the waste associated with sawing silicon by conventional crystalline silicon technology. Efficient use of silicon is imperative for the growth of the industry due to the limited supply and increasing cost of silicon raw material expected for the near future.

•	Simplified and continuous processing. Reduce reliance on expensive, multi-step manufacturing processes.

•	Reduced manufacturing capital costs. Decrease the costs and risks associated with new plant investments as a result of lower capital costs per unit of production.

•	Improved product design and performance. Increase product conversion efficiency, longevity and ease of use. Conversion efficiency refers to the fraction of the sun’s energy converted to electricity.

•	Simplified installation process. Reduce the time and effort required to install a solar system. Eliminate non-value added functions.

Our Solution

We intend to offer a broad range of our solar modules, balance-of-system components, and integration services, including system design, installation and maintenance. We intend to source components that are capital intensive to produce, such as solar cells, and rely on our manufacturing and assembly process to efficiently and economically complete our final products. We intend to utilize our in-house expertise to design and customize systems and components to meet each customer’s requirements. Finally, we expect to modify our system components so our installation process time is reduced.

Our solutions should enable our operations to improve the quality and yield of our manufactured products, to improve the delivery of and shorten our time-to-market, thereby improving both product and service profitability. We believe that our solutions provide the following key benefits to our customers:

•	cost-effective solar modules and balance of system products;

•	high quality components and supply chain management expertise;

•	custom design and manufacturing expertise; and

•	superior customer service and post-sales support.

Our Strategy

Our business strategy is to develop, manufacture and market solar panels and system component products to industrial, commercial and residential facilities primarily in the United States. We presently are focused on the following steps to implement our business strategy:

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Outsource completed solar cells. We believe that we have the resources and relationships to acquire solar cells. We have entered into discussion with several manufacturers who possess the production capacity to deliver the required number of complete solar cells. The manufacturing process to convert metallurgical grade silicon into either solar wafers or solar cells requires high capital investments and long lead times. We firmly believe that our firm’s resources are better applied to manufacturing the solar module and balance of system products.

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Accelerate our manufacturing cost reduction and capacity expansion. We intend to quicken the expansion pace, secure critical supply chain and leverage our technology and manufacturing capabilities through strategic partnerships with other participants in the solar power industry. We have extensive experience manufacturing cable and mechanical assemblies in our existing facility in China. We will apply our expertise and know-how, which requires the same skill sets, into assembling solar modules and balance of system components. Our existing manufacturing team is well versed in bringing components into China, applying value-added services, exporting our finished products through the Chinese regulatory environment and delivering the final product to our customers’ doorsteps. In July 2006, we secured a new 123,784 square foot manufacturing facility providing us with the potential capacity to produce over 50 MW of solar panels annually.

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Accelerate our installation cost reductions. We intend to utilize a made-to-order system for each customer order. We first utilize our engineering expertise during the initial sales process. This initial review will modify the system proposal resulting in significant savings in materials, labor, re-work and installation time. Completed orders will be bundled and packed in a custom shipping container for delivery to the customer’s address. This ordering, design review and component bundling process will greatly accelerate the time needed to complete our installation process.

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Diversify and differentiate our product lines. We intend to design a full complement of inverters and balance of systems components to complement a wide array of solar system designs and power generating capacities.

Customers

We currently build cable and harness assemblies for Siemens and wire harness assemblies for certain U.S. telecom companies. Additionally, we have acquired a group of contracts and prospects through DRCI. DRCI signed a number of contracts to provide photovoltaic integration services. Current production home customers include Centex Homes and DR Horton, where solar is being offered as both a standard and upgrade feature. Our contract with Centex incorporates one kilowatt systems as a standard feature on five percent of all new homes in one residential community. DR Horton has contracted for the installation of two kilowatt systems as a standard feature on seventeen percent of new homes in a Northern California development. We expect to complete these contracts in 2007. Separate contracts for upgrade features are written when requested and vary based upon new home buyer demand. Our commercial customers include Sun Country Builders, who are installing the highest power to usage systems of any multi-family projects in the nation. These contracts include a 142 kilowatt system and a 19.2 kilowatt system for projects located in Southern California. We acquired this customer and contracts when SPI acquired DRCI. We have additional commercial contracts with South County Housing that include 8 kilowatt, 36 kilowatt, and 55 kilowatt system projects.

Products and Services

Solar power products in general are built-up through 4 stages of production:

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Wafers. A crystalline silicon wafer is a flat piece of crystalline silicon that can be processed into a solar cell. Wafers are usually square or square with rounded corners. A typical size is 152 millimeters by 152 millimeters.

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Cells. A solar cell is a device made from a wafer that converts sunlight into electricity by means of a process known as the photovoltaic effect. Solar cells produce approximately 3.5 watts of power each.

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Modules. A solar module is an assembly of solar cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. A typical solar module can produce from 20 to 300 watts of power and range in size from 2 to 25 square feet. Our typical commercial module will range from 180 to 220 watts.

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Systems. A solar system is an assembly of one or more solar modules that have been physically mounted and electrically interconnected by cables, meters and inverters to produce electricity. Typical residential on-grid systems produce 2,000 to 6,000 watts of power.

We intend to make solar modules and systems our primary products. We believe our modules will be competitive with other products in the marketplace and will be certified to international standards of safety, reliability and quality. If our development programs are successful, we expect to continue to increase the conversion efficiency and power of our solar modules as we expand our manufacturing capacity and increase our efficiencies through ongoing process improvement.

Intellectual Property

We rely and will continue to rely on trade secrets, know-how and other unpatented proprietary information in our business. We are in the process of registering the following trademarks: Solar Power, Inc, the Solar Power, Inc. logo, International Assembly Solutions, Ltd. and IAS, Ltd. (the “Marks”) for use with our solar power products. In addition, we have 2 provisional patents pending for certain proprietary technologies.

Competition

The solar power market is intensely competitive and rapidly evolving. Our competitors have established a market position more prominent than ours, and if we fail to secure our supply chain, attract and retain customers and establish a successful distribution network for our solar power products, we may be unable to increase our sales and market share. We compete with major international and domestic companies. Our major systems integration competitors include SunPower/Powerlight, SPG Solar, Akeena Solar, Sun Edison, Global Solar plus numerous regional players, and other similar companies primarily located in California and New Jersey. Manufacturing competitors include multinational corporations such as BP Solar, Kyocera Corporation, Mitsubishi, Solar World AG, Sharp Corporation, SunPower/Powerlight and Sanyo Corporation. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power technologies, including other crystalline silicon ribbon and sheet technologies, that we believe will ultimately have costs similar to, or lower than, our projected costs.

Moreover, we believe that our direct competitors are solar companies that have operations in China or other low cost manufacturing locations to the extent that they supply solar modules to US integrators and compete with us for solar system design and integration work. Under this view, we believe SunPower/Powerlight would be considered a competitor even though their manufacturing facilities are in the Philippines and not the U.S.

We believe that the cost and performance of our technologies, products and services will have advantages compared to competitive technologies, products and services. Our products offer the reliability, efficiency and market acceptance of other crystalline silicon products. We believe our technological process provides lower manufacturing costs resulting from significantly more efficient material usage and fewer processing steps, particularly in module fabrication.

The entire solar industry also faces competition from other power generation sources, both conventional sources as well as other emerging technologies. Solar power has certain advantages and disadvantages when compared to other power generating technologies. The advantages include the ability to deploy products in many sizes and configurations, to install products almost anywhere in the world, to provide reliable power for many applications, to serve as both a power generator and the skin of a building and to eliminate air, water and noise emissions. Whereas solar generally is cost effective for off-grid applications, the high up-front cost of solar relative to most other solutions is the primary market barrier for on-grid applications. Furthermore, unlike most conventional power generators, which can produce power on demand, solar power cannot generate power where sunlight is not available, although it is sometimes matched with battery storage to provide highly reliable power solutions.

Manufacturing and Assembly Capabilities

We believe that our experience and existing operations in China give us a competitive advantage in the photovoltaic market. Due to the various costs associated with both silicon and subsequent wafer processing, the high cost of solar products has rendered them unmarketable in some geographic areas. The stated goal for some time in the photovoltaic industry has been to reduce manufacturing costs to allow prices to drop to a point where rebates and subsidies are no longer a necessity. We feel our vertically integrated China-based model takes a major step towards the lessening of the rebate dependency.

While we are not currently manufacturing any of our solar products in our PRC facility, we intend to start production of our solar modules in May and balance of system products by July of this year. It is our intent to strive to reduce costs in the overall solar system cost to the end customer with the ultimate goal to make the actual installed cost of solar equivalent to the comparable cost of grid based energy without rebate. These overall reductions in cost will delivered by reducing labor installation costs through better system design and kit packaging and reductions in module and balance of system costs by focusing on driving prices down on these commodity types of products.

Our principal manufacturing objective is to provide for large-scale manufacturing and assembly of our solar power products at low costs that will enable us to penetrate price-sensitive solar power markets. Our 123,784 square foot campus in NanYue, Shenzhen, Peoples Republic of China (PRC) includes approximately 101,104 square feet of manufacturing space. The Shenzhen facility will include a complete line of equipment to manufacture cable harnesses and mechanical assemblies, including solar cells, modules and inverters. Additional equipment will test and verify product functionality and performance standards. We expect this facility to have a total capacity of approximately 50 megawatts per year if operated at full capacity.

Suppliers

A substantial portion of our product costs will stem from the purchase of components and raw materials. Raw materials are principally comprised of glass, aluminum frames, sheet metal, eva bonding materials, copper tabs, and wiring. Components include solar cells, printed circuit boards, electrical connectors, junction boxes, molded plastic parts and packaging materials. These are purchased from a variety of suppliers. We will be dependent on certain key suppliers for sole source supplies of customer specified items. We intend to base component orders on received purchase orders in an effort to minimize our inventory risk by ordering components and products only to the extent necessary. However, in certain circumstances due to priorities of lead times, we may occasionally purchase components and/or a raw material based on rolling forecasts or anticipated orders following a risk assessment.

Certain components may be subject to limited allocation by certain of our suppliers. In our industry, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production of assemblies using scarce components or higher component costs. These supply shortages may contribute to an increase in our inventory levels and/or a reduction in our margins. We expect that shortages and delays in deliveries of some components will continue to impact our industry, and we are striving to develop multiple sources of supply where possible.

We currently purchase solar modules from two major supplies. Although we intend to manufacture our own solar modules we will also keep purchasing a portion of our solar module requirements from one or both of these suppliers to insure the availability of a second source and to supplement the anticipated output generated by our own production facility.

Sales and Marketing

We intend to bring our solar power products to market by utilizing strategic company-owned store operations and establishing a national Franchise network. We plan to open two retail showrooms late in the second quarter of this year and to start selling franchises in the third quarter of 2007. Our initial plan is to sell franchises in California to provide reasonable proximity to our corporate operations.

Company-Owned Stores

Company-owned store operations will market, sell and install our products within a locally defined geographic area. We expect to offer superior products and services than our competitors at a value that is recognized by our customer base. We should be able to add significant value by providing a reliable product source for all modules and balance of system items, by designing complete PV systems that include all modules and associated electronics, structures and wiring systems, and by providing expertise and assistance with complex governmental permit processing and rebate program administration.

Company-owned store operations intend to work directly with all regional and national commercial and residential land use companies. We intend to provide national account representatives who will establish long-term relationships with these prime customers. Our company-owned store team is designed to provide reliable product sourcing, PV system designs and reviews, permit and rebate assistance, media and public relations recognition and co-marketing opportunities. In essence, we intend to strive to provide a one-stop shopping experience for these large volume customers. We intend to initially establish stores in California and then expand to several other geographic locations in the United States.

Franchising

Outside of Company-owned store operations, we intend to work with Franchisee partners who will have exclusive geographical territories that include specific application focus. Regional Company-owned stores intend to provide consistent and reliable product supply, expertise on PV system designs and reviews, assistance with all permits and rebate programs, and extensive marketing and sales support. We believe that by franchising we will be able to accomplish the following:

•	Build a national brand

•	Leverage the brand quickly

•	Leverage sales and marketing both regionally and nationally

•	Develop consistency in installation, training and service

•	Access national accounts through corporate programs rather than regional programs

•	Provide consistent marketing schemes, materials, and programs with national sales teams

Other Mediums

We intend to market our products through trade shows, on-going customer communications, promotional material, our web site, direct mail and advertising. Our staff will provide customer service and applications engineering support to our distribution partners while also gathering information on current product performance and future product requirements.

Employees

As of December 29, 2006, we had approximately 104 full-time employees, including approximately 3 engaged in research and development and approximately 83 engaged in manufacturing, the majority of which are employed through our subsidiary in China. None of our employees is represented by a labor union nor are we organized under a collective bargaining agreement. We have never experienced a work stoppage and believe that our relations with our employees are good.

DESCRIPTION OF PROPERTY

Our manufacturing facilities consist of 123,784 square feet, including 100,104 square feet of factories and 23,680 square feet of dorms, situated in an industrial suburb of Shenzhen, Southern China known as Long Gang. Only the state may own land in China. Therefore, we lease the land under our facilities, and our lease agreement gives us the right to use the land until July 31, 2009 at an annual rent of $164,400. We have an option to renew this lease for 3 additional years on the same terms.

Our corporate headquarters are located in Granite Bay, California in a space of 3,896 square feet. The lease expires in July 2009, and the rent is currently $81,816 per year for the first year, $84,153 for the second year, and $86,491 for the remainder of the lease.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding. In the normal course of operations, we may have disagreements or disputes with employees, vendors or customers. These disputes are seen by our management as a normal part of business especially in the construction industry, and there are no pending actions currently or no threatened actions that management believes would have a significant material impact on our financial position, results of operations or cash flows.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Directors, Executive Officers and Significant Employees

The following table sets forth the names and ages of our current directors, executive officers, significant employees, the principal offices and positions with us held by each person and the date such person became our director, executive officer or significant employee. Our executive officers are appointed by our Board of Directors. Our directors serve until the earlier occurrence of the appointment of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. There are no family relationships among our directors, executive officers, director nominees or significant employees. All of our directors, except for Mr. Kircher, are independent as determined by the NYSE listing standards.

Person	Age	Position

Stephen C. Kircher	53	Chairman of the Board of Directors, Chief Executive Officer

Larry D. Kelley	61	Director, Member of Audit Committee and Compensation Committee

Timothy B. Nyman	55	Director, Member of Compensation Committee and Governance & Nominating Committee

Ronald A. Cohan	65	Director, Chairman of Compensation Committee and Governance & Nominating Committee, Member of Audit Committee

D. Paul Regan	60	Director, Chairman of Audit Committee

Glenn E. Carnahan	43	Chief Financial Officer

Bradley J. Ferrell	30	Chief Operating Officer

Alan M. Lefko	59	Vice President of Finance and Secretary

Todd Lindstrom	40	Vice President of Operations

Our Directors and Executive Officers

Stephen C. Kircher has served as the Chairman of our Board of Directors since September 2006. Mr. Kircher has served as our Chief Executive Officer and President since December 29, 2006. Mr. Kircher served as the Chief Executive Officer and Chairman of the Board of Directors of SPI since its inception in May 2006. Just prior to forming SPI, Mr. Kircher served as a consultant to International DisplayWorks, Inc. from December 2004 through April 2006. Previously, Mr. Kircher served as the Chairman and Chief Executive Officer of International DisplayWorks, Inc. from July 2001 until December 2004. Mr. Kircher has a Bachelor of Arts degree from the University of California, San Diego. He is currently serving as a director for JM Dutton & Associates.

Larry D. Kelley has served as our director since December 29, 2006. Prior to the Merger, Mr. Kelley has served as a director of SPI since August 2006. Mr. Kelley has been and is President and partner of McClellan Business Park, LLC since 1999, where he acts as Chief Operating Officer and Managing Member. Mr. Kelley has been and is the President and Chief Executive Officer of Stanford Ranch I, LLC, a 3,500-acre master planned community in Rocklin, California. Mr. Kelley has served as the President and CEO of Stanford Ranch, LLC since 1996, and in this capacity oversees the daily operations. Mr. Kelley has been involved in real estate for twenty-nine years. Previously he spent ten years (from 1978 to 1988) with US Home Corporation, one of the nation’s largest homebuilders. He served in various positions including Vice President Operations of US Home Corporation and President of Community Development, a division of US Home Corporation, where he was responsible for the acquisition, development and marketing of numerous master-planned communities in ten states. Mr. Kelley received a Bachelors of Science in Industrial Engineering from Texas A&M. In addition, he received a Masters of Business Administration from Harvard Business School.

Timothy B. Nyman has served as our director since December 29, 2006. Mr. Nyman has served as a consultant to GTECH Corporation since August 2006. From 2002 to 2006, Mr. Nyman was the Senior Vice President of Global Services at GTECH Corporation, the world’s leading operator of online lottery transaction processing systems.  Mr. Nyman joined GTECH Corporation in 1981 and formerly served as its Vice President of Client Services. In 1979, Mr. Nyman went to work with the predecessor company of GTECH Corporation, which was the gaming division of Datatrol, Inc.  In his twenty-seven years with GTECH and its predecessors, Mr. Nyman has held various positions in operations and marketing.  He has directed a full range of corporate marketing activities and participated in the planning and installation of new online lottery systems domestically and internationally.  Mr. Nyman received a Bachelor of Science degree in Marketing, Accounting and Finance from Michigan State University.

Ronald A. Cohan has served as our director since December 29, 2006. Mr. Cohan has been serving as consulting counsel to GTECH Corporation since 2002. In his capacity as consulting counsel, Mr. Cohan advises GTECH on a variety of government and commercial business transactions, such as contracts with state government agencies and businesses in the private sector. From 1995 to 2003, Mr. Cohan served as a consultant to High Integrity Systems, Inc., a subsidiary of Equifax Inc. Prior to that, Mr. Cohan joined the San Francisco law firm of Pettit & Martin as an Associate in 1968 and was admitted as a Partner in 1972. He opened the Los Angeles office of Pettit & Martin in January of 1974 and was partner in charge until March of 1983. Mr. Cohan left Pettit & Martin in February of 1992 and became principal of his own law firm. Mr. Cohan has specialized in government procurement matters for various institutional clients such as Honeywell, 3M, Mitsui, Centex, Equifax and GTECH. Mr. Cohan received a Bachelor of Arts degree from Occidental College in 1963 and a Juris Doctor degree in 1966 from the School of Law (Boalt Hall), University of California, Berkeley.

D. Paul Regan has served as our director since December 29, 2006. Mr. Regan currently serves as President and Chairman of Hemming Morse, Inc., CPAs, Litigation and Forensic Consultants. This 95 person CPA firm is headquartered in San Francisco. He has been with Hemming Morse since 1975. Mr. Regan’s focus at Hemming Morse is to provide forensic consulting services primarily in civil litigation. He has testified as an accounting expert for the U.S. Securities & Exchange Commission, various State Attorney Generals, other government agencies and various public companies. He has served on the Board of Directors of the California Society of Certified Public Accountants and was the Chair of this 29,000-member organization in 2004 and 2005. He is a current member of the American Institute of Certified Public Accountant’s governing Council. Mr. Regan has been a Certified Public Accountant since 1970. He holds both a BS and MS degrees in accounting.

Glenn E. Carnahan has served as our Chief Financial Officer since December 29, 2006. Mr. Carnahan has served as the Chief Financial Officer of SPI since May 2006. In 2005, Mr. Carnahan served as the Chief Financial Officer of Moller International, a research and development firm that produces the Skycar, a personal vertical take-off and landing vehicle. In 2001, Mr. Carnahan founded IBC Onsite Solutions, Inc. (IBC), a software development firm specializing in business management for the construction services industry. While at IBC, he held a variety of financial and operational roles. Mr. Carnahan also served as Chief Financial Officer for Signet Testing Labs, Inc., a construction services and engineering company, from 1997 to 2000. His significant contributions enabled the company to double its revenues during his tenure. Mr. Carnahan worked for the Coca Cola Enterprises (CCE) from 1994 to 1997. While at CCE, he conducted numerous financial studies including a complex activity-based cost study for Safeway’s Strategic Category Optimization Plan. Finally, Mr. Carnahan held different financial roles for the Robert Mondavi Corporation from 1992 to 1994. Mr. Carnahan earned his Masters in Business Administration from the University of Notre Dame and his Bachelor of Arts in Economics from the University of California, Davis.

Bradley J. Ferrell has served as Chief Operating Officer and Senior Vice President, Marketing and Sales of SPI, since August 2006. Since 2003, Mr. Ferrell was the Vice President of Sales and Marketing for International DisplayWorks, Inc. (IDW). In this role, he directed worldwide sales where grew revenue from $10 million in 2001 to over $100 million in FY 2006. Mr. Ferrell began working for IDW in 2001 as a Production Coordinator with the primary focus on Hong Kong and China operations. In 2002, he was appointed Domestic Sales Manager. Prior to joining IDW, Mr. Ferrell worked as an analyst in the technology sector of a brokerage firm. Mr. Ferrell received his Bachelor of Arts in Economics from Southern Methodist University.

Alan M. Lefko has served as Vice President of Finance of SPI since December 2006. From July 2004 through December 2006 Mr. Lefko served as Vice President Finance and Corporate Secretary of International DisplayWorks, Inc, a manufacturer of liquid crystal displays and display modules. From February 2000 to July 2004 Mr. Lefko was Corporate Controller if International DisplayWorks, Inc. From July 1999 to January 2000, Mr. Lefko was the Chief Financial Officer of The Original Bungee Company (“Bungee”) in Oxnard, California, a manufacturer and distributor of stretch cord and webbing products. Mr. Lefko was responsible for the reorganization of Bungee’s financing structure, establishment of an asset based lending program and implementation of cost accounting systems and controls. From 1989 to 1999, Mr. Lefko served as Chief Financial Officer and Controller of Micrologic, a manufacturer and distributor of Global Positioning Systems and Vikay America, Inc., a subsidiary of Vikay Industrial (Singapore) Limited, based in Chatsworth, California. Mr. Lefko has a BA degree in Business Administration and Accounting from California State University, Northridge, California.

Todd Lindstrom has served as the Vice President of Operations of SPI, since November 2006. Mr. Lindstrom brings over 18 years of experience in construction and construction-related industries to Solar Power, Inc. From 2001 to 2005, Mr. Lindstrom has been directly involved in the development and financing of over $80 million of photovoltaic solar projects for commercial, residential and government clients throughout California. From 2004 to 2005, Mr. Lindstrom was the Vice President of Sun Power and Geothermal Energy. From 2001 to 2003, Mr. Lindstrom served as Vice President of the Electric and Gas Industry Association. From 1999 to 2001, Mr. Lindstrom worked nationally as Vice President of Dealer Relations for CarsDirect.com. As a founding employee, Mr. Lindstrom was directly involved in the growth of this company from four employees to 625 employees, and over $250 million in annual sales. In 1990 Mr. Lindstrom started his own construction company. To enhance his construction company, Mr. Lindstrom purchased a Floor Coverings International (FCI) franchise, which he quickly developed into the second largest volume franchise in the FCI system. Mr. Lindstrom is an alumnus of California State University, Sacramento where he focused on Marketing and Public Relations.

EXECUTIVE COMPENSATION

Summary Compensation

For the fiscal year ended December 31, 2005, Mr. Robert Freiheit was our sole director and Chief Executive Officer. Until Mr. Freiheit’s resignation on August 22, 2006, Mr. Freiheit had been our sole director and Chief Executive Officer since June 9, 2004. None of our former directors and officers has received any compensation for their services rendered as officers and directors, and have not accrued any compensation pursuant to any agreement with us. No options or warrants were granted to officers and directors in fiscal years ended December 31, 2004 and 2005.

In connection with the Merger with SPI, we substituted 2,000,000 shares of SPI restricted stock awards and options for options to purchase shares of our common stock at $1.00 per share subject to certain vesting conditions and terms, which included options held by our directors and executive officers. As a result of the substitution of options in the Merger, as of fiscal year ended December 31, 2006, certain directors and executive officers were issued our restricted stock awards and options to purchase shares of our common stock.

The following table provides information concerning compensation earned by our former and current named executive officers on a post-merger basis, including the options and restricted stock awards substituted in connection with the Merger. A column or table has been omitted if there was no compensation awarded to, earned by or paid to any of the named executive officers or directors required to be reported in such table or column in the respective fiscal year. As of December 31, 2006, no other executive officer was paid in excess of $100,000 in 2005 or 2006.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Robert Freiheit (1)	2006	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-
Former Chief Executive Officer, Treasurer, Secretary and Director	2005	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

Steven Strasser (2)	2006	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-
Former President and Director	2005	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

Terrell W. Smith (3)	2006	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ 62,375(4)	$ 62,375
Former Vice-President Treasurer, and Director	2005	$ -0-	$ -0-	$12,500(5)(16)	$ -0-	$ -0-	$ 48,700(6)	$ 61,200

Howard Landa (7)	2006	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-
Former Secretary and Director	2005	$ -0-	$ -0-	$12,500(5)(16)	$ -0-	$ -0-	$ 25,000(8)	$ 37,500

Stephen C. Kircher (9)	2006	$ -0-	$ -0-	$ -0-	$153,200(10)(16)	$ -0-	$ -0-	$ 200,000
Chief Executive Officer and Director	2005	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

Glenn E. Carnahan (11)	2006	$ -0-	$ -0-	$ -0-	$153,200(12)(16)	$ -0-	$ -0-	$ 200,000
Chief Financial Officer	2005	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

Robert Henrichsen(13)	2006	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-
Former Director	2005	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

Bradley J. Ferrell (14)	2006	$ -0-	$ -0-	$ -0-	$153,200(15)(16)	$ -0-	$ -0-	$ 200,000
Chief Operating Officer of SPI	2005	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

(1)
Mr. Freiheit resigned all of his positions with us on August 22, 2006. Although, no compensation was paid to our former directors and officers, Mr. Freiheit, our former director and Chief Executive Officer has received certain benefits indirectly through servicing fees paid to his affiliates for administering the loan portfolio and for rental of office space. Total rental expense for the three months and nine months ended September 30, 2006 was $6,900 and $20,700, respectively. Total rental expense for the three months and nine months ended September 30, 2005 was $5,400 and $12,600, respectively. In connection with the servicing of the auto loans, the Company pays Accredited Adjusters, LLC, an affiliate of Mr. Freiheit, to service and administer the loans for a monthly fee equal to ½% of the outstanding principal balance. The fee for the three months and nine months ended September 30, 2006 for servicing the loans was $442 and $1,897, respectively. The fee for the three months ended September 30, 2005 and for the period from March 30, 2005 through September 30, 2005 for servicing the loans was $1,445 and $3,209, respectively. During the three months and the nine months ended September 30, 2006, the Company incurred consulting fees with Village Auto, an affiliate of Mr. Freiheit, in the amount of $6,800 and $10,000, respectively.

(2)	On August 9, 2006, Mr. Strasser was appointed as our President and Director. Mr. Strasser resigned all of his positions with us on December 29, 2006.

(3)	On August 9, 2006, Mr. Smith was appointed as our Vice-President, Treasurer and Director. Mr. Smith resigned all of his positions with us on December 29, 2006.

(4)	Reflects other compensation Mr. Smith received in legal fees for legal services provided to us.

(5)	Reflects issuance of 16,667 shares of our common stock to Messrs. Smith and Landa for consulting services rendered to us.

(6)
Reflects other compensation Mr. Smith received in legal fees for legal services provided to us, and also 33,333 shares of common stock issued to Pamplona, Inc., for services. Pamplona, Inc. is an entity controlled by Mr. Landa and Mr. Smith.

(7)	On August 22, 2006, Mr. Landa was appointed as our Director and Secretary. Mr. Landa resigned all of his positions with us on December 29, 2006.

(8)	Reflects other compensation of 33,333 shares of common stock issued to Pamplona, Inc., for services. Pamplona, Inc. is an entity controlled by Mr. Landa and Mr. Smith.

(9)	On September 5, 2006, Mr. Kircher was appointed as our Chairman. On December 29, 2006, Mr. Kircher was appointed as our Chief Executive Officer.

(10)
Reflects substitution options issued to Mr. Kircher for his SPI options in connection with the Merger. The options were originally granted to Mr. Kircher by SPI for his services rendered to SPI. In connection with the substitution, Mr. Kircher was granted 100,000 options to purchase our common stock at an exercise price of $1.00 with a term of 5 years, and 100,000 performance based options at an exercise price of $1.00 which vesting will be determined on December 31, 2010. As of the grant date on December 28, 2006, 25% of the five-year options vested and 25% of the options are scheduled to vest on each anniversary date.

(11)	On December 29, 2006, Mr. Carnahan was appointed as our Chief Financial Officer.

(12)
Reflects substitution options issued to Mr. Carnahan for his SPI options in connection with the Merger. The options were originally granted to Mr. Carnahan by SPI for his services rendered to SPI. In connection with the substitution, Mr. Carnahan was granted 100,000 options to purchase our common stock at an exercise price of $1.00 with a term of 5 years, and 100,000 performance based options at an exercise price of $1.00 which vesting will be determined on December 31, 2010. As of the grant date on December 28, 2006, 25% of the five-year options vested and 25% of the options are scheduled to vest on each anniversary date.

(13)	Mr. Henrichsen was appointed as our director on February 3, 2006. On September 5, 2006 he resigned all of his positions with us.

(14)	Mr. Ferrell is an executive officer of our subsidiary SPI.

(15)
Reflects substitution options issued to Mr. Ferrell for his SPI options in connection with the Merger. The options were originally granted to Mr. Ferrell by SPI for his services rendered to SPI. In connection with the substitution, Mr. Ferrell was granted 100,000 options to purchase our common stock at an exercise price of $1.00 with a term of 5 years, and 100,000 performance based options at an exercise price of $1.00 which vesting will be determined on December 31, 2010. As of the grant date on December 28, 2006, 25% of the five-year options vested and 25% of the options are scheduled to vest on each anniversary date.

(16)
Reflects a valuation based on share price of private placements made at the time the stock awards were made for restricted shares and estimated fair value of stock options using the Black-Sholes valuation method.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the options awards granted to each of the named executive officer identified above in the summary compensation table above pursuant to our Equity Incentive Plan. No stock options were exercised in the last fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option	Awards					Stock	Awards
Name	Number of Securities underlying Unexercised Options (#) Exercisable	Number of Securities underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Robert Freiheit	-0-	-0-	-0-	$ -0-	NA	-0-	-0-	-0-	-0-
Steven Strasser	-0-	-0-	-0-	$ -0-	NA	-0-	-0-	-0-	-0-
Terrell W. Smith	-0-	-0-	-0-	$ -0-	NA	-0-	-0-	-0-	-0-
Howard Landa	-0-	-0-	-0-	$ -0-	NA	-0-	-0-	-0-	-0-
Stephen C. Kircher	25,000 (1)	-0-	175,000 (1)	$ 1.00	12/28/2011	-0-	-0-	-0-	-0-
Glenn Carnahan	25,000 (1)	-0-	175,000 (1)	$ 1.00	12/28/2011	-0-	-0-	-0-	-0-
Bradley Ferrell	25,000 (1)	-0-	175,000 (1)	$ 1.00	12/28/2011	-0-	-0-	-0-	-0-

(1) Reflects substituted options issued in connection with the Merger. Options were originally issued to respective named executive officers by SPI and as a result of the Merger, the named executive officers received options to purchase shares of our common stock as a substitution for his options to purchase shares of SPI common stock. In connection with the substitution, Messrs. Kircher, Carnahan and Ferrell were each granted 100,000 five-year options to purchase our common stock at an exercise price of $1.00. As of the grant date on December 28, 2006, 25% of the options vested and 25% of the options are scheduled to vest on each anniversary date. Also in connection with the substitution, Messrs. Kircher, Carnahan and Ferrell were each granted 100,000 option to purchase common stock at an exercise price of $1.00 per share, which options shall vest at either 0% or 100% on December 31, 2010, depending on whether certain cumulative revenue goals were met over the four year period.

Employment Agreements

We do not currently have any employment agreements with our executive officers. However, we anticipate having employment contracts with executive officers and key personnel as necessary, in the future.

Compensation of Directors

For fiscal year 2006, our Directors did not receive any cash compensation, but were entitled to reimbursement of our reasonable expenses incurred in attending directors’ meetings.

Our directors receive a board compensation package consisting of $3,000 per quarter and initial restricted stock award grant of 25,000 shares of common stock subject to vesting and forfeiture restrictions, and annual committee fees of $5,000 for the Audit Chair, $2,500 for the Audit Vice Chair, $3,000 for the Compensation Chair and $3,000 for the Nominating Chair. In addition, at the discretion of our Board of Directors, we may periodically issue stock options under our stock option plan to directors. Any compensation or grants made to our Chairman of the Board and Chief Executive Officer, Mr. Kircher, are disclosed above in the Summary Compensation Table. The following table sets forth compensation paid to our non-executive directors as of the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Timothy B. Nyman	-0-	25,000 (1)	-0-	-0-	-0-	-0-	25,000
Ronald Cohan	-0-	25,000 (1)	-0-	-0-	-0-	-0-	25,000
D. Paul Regan	-0-	25,000 (1)	-0-	-0-	-0-	-0-	25,000
Larry D. Kelley	-0-	25,000 (1)	-0-	-0-	-0-	-0-	25,000

(1) Reflects substituted awards of restricted stock issued in connection with the Merger. Total restricted stock award grants to each non-executive director equaled 25,000 shares of restricted stock. 25% vested on the grant date, December 28, 2006 and 25% vests on each anniversary thereafter. As of December 31, 2006, 6,250 shares of the restricted stock award have vested.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 21, 2007 certain information relating to the ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of the class of equity security, (ii) each of our Directors, (iii) each of the our executive officers, (iv) certain executive officers of our subsidiary, and (v) all of our executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage Beneficially Owned
Stephen C. Kircher; Chief Executive Officer and Director 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	8,125,000(2)	25.06%

Glenn E. Carnahan, Chief Financial Officer 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	125,000(3)	*

Larry D. Kelley, Director 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	525,000(4)	1.62%

D. Paul Regan, Director 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	125,000(13)	*

Timothy B. Nyman, Director 8 Surf Drive Bristol, RI 02809	475,000(13)	1.47%

Ron Cohan, Director 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	125,000(5)	*

Bradley J. Ferrell (6) 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	1,525,000(7)	4.70%

Alan M. Lefko (8) 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	27,500(9)	*

All Executive Officers and Directors as a Group	11,052,500	33.87%

Reid S. Walker, G. Stacy Smith and Patrick P. Walker(10) c/o Walker Smith Capital 300 Crescent Court, Suite 1111 Dallas, TX 75201	2,500,000	7.72%

Steven CY Chang (11) c/o CID Group 28th Fl., 97 Tun Hwa S. Rd., Sec. 2 Taipei 106, Taiwan	2,000,000	6.17%

Gerald R. Moore (12) 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	4,125,000	12.72%

*	Less than 1%

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2)
Includes 2,000,000 shares issued in the names of trusts established for the benefit of Mr. Kircher’s two sons, to each of which Mr. Kircher is the trustee. Also includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(3)	Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(4)
Includes 500,000 shares issued in the name of trust, to which Mr. Kelley is the trustee. Also includes 25,000 shares of common stock granted as restricted stock awards, of which 6,250 have vested and 18,750 are subject to vesting and forfeiture conditions.

(5)
Includes 100,000 shares issued in the name of trust, to which Mr. Cohan is a trustee. Also includes 25,000 shares of common stock granted as restricted stock awards, of which 6,250 have vested and 18,750 are subject to vesting and forfeiture conditions.

(6)	Mr. Ferrell is our Chief Operating Officer.

(7)	Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(8)	Mr. Lefko is our Vice President of Finance.

(9)	Includes 15,000 shares issued in the name of trust, to which Mr. Lefko is a trustee. Also Includes 12,500 shares underlying options, to the extent exercisable within 60 days.

(10)
Consists of 710,000 shares issued in the name of WS Opportunity Fund International, Ltd.; 445,000 shares issued in the name of Walker Smith International Fund, Ltd.; 421,000 shares issued in the name of WS Opportunity Fund, L.P.; 369,000 shares issued in the name of WS Opportunity Fund (QP), L.P.; 330,000 shares issued in the name of Walker Smith Capital (QP), L.P.; 173,000 shares issued in the name of HHMI Investments, L.P.; and 52,000 shares issued in the name of Walker Smith Capital, L.P. WS Capital, LLC (“WS Capital”) is the general partner of WS Capital Management, L.P. (“WSC Management”), which is the general partner of Walker Smith Capital, L.P and Walker Smith Capital (QP) L.P., the investment manager and agent and attorney-in-fact for Walker Smith International Fund, Ltd., and the investment manager for HHMI Investments, L.P. WSV Management, LLC (“WSV”) is the general partner of WS Ventures Management, LP (“WSVM”), which is the general partner of Walker Smith Opportunity Fund, L.P and WS Opportunity Fund (QP) LP and the investment manager and agent and attorney-in-fact for WWS Opportunity Fund International, Ltd. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV.

(11)
Consists of 750,000 shares issued in the name of Asia Pacific Genesis Venture Capital Funds Ltd.; 500,000 shares issued in the name of Sekai Capital Ltd.; 222,260 shares issued in the name of Global Vision Venture Capital Co., Ltd; 135,343 shares issued in the name of Asia Pacific Century Venture Capital Ltd.; 95,732 shares issued in the name of China Power Venture Capital Co., Ltd; 70,893 shares issued in the name of C&D Capital Corp.; 53,165 shares issued in the name of Nien Hsing International (Bermuda) Ltd.; 48,394 shares issued in the name of Asiagroup Worldwide Limited; 39,922 shares issued in the name of STAR Pacific Worldwide Limited; 31,931 shares issued in the name of A&D Capital Corp.; 28,948 shares issued in the name of J&D Capital Corp.; and 23,412 shares issued in the name of CAM-CID Asia Pacific Investment Corp. Mr. Chang is President of the foregoing entities and is deemed to control all of their respective shares holdings.

(12)	Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(13)	Includes 25,000 shares of common stock granted as restricted stock awards, of which 6,250 have vested and 18,750 are subject to vesting and forfeiture conditions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 30, 2005, we purchased a pool of sub-prime auto loans with a pay-off balance of $126,302 from Village Auto, LLC, an affiliate of the Mr. Freiheit, our former President, Director and Chief Executive Officer, for $107,357. The purchase price was 85% of the loan pool’s pay-off balance. The seller of the pool is required to repurchase loans that become 90 days delinquent. The average loan had a principal balance of approximately $4,708 with an average annual percentage interest rate of approximately 21.54%. The remaining terms of the loans range from 6 to 46 months. We have contracted with Accredited Adjusters, LLC, to service and administer the loans for a monthly fee equal to ½% of the outstanding principal balance. Accredited Adjusters is an affiliate of Mr. Freiheit. In connection with the servicing of the auto loans, we have paid Accredited Adjusters, LLC $4,000, and have a liability of $909 for services rendered during 2005. The fee for the six months ended June 30, 2006 for servicing the loans was $1,455. The fee for the period from March 30, 2005 through December 31, 2005 for servicing the loans was $4,909. At June 30, 2006, we owed Accredited Adjusters, LLC $365 for services rendered. Additionally, Accredited Adjusters, LLC owes us $215 for loan proceeds collected, but not remitted to us by June 30, 2006. During the three months and the nine months ended September 30, 2006, we incurred consulting fees with Village Auto, LLC, a related party, in the amount of $6,800 and $10,000, respectively. At September 30, 2006, we also had a receivable from Village Auto, in the amount of $515, in connection with the repurchase of a delinquent loan. On December 29, 2006 we sold the auto loans to Village Auto, LLC for a total purchase price of $12,693.50, which represented 50% of the loan pools payoff balance as of September 30, 2006. The purchase price was paid in cash. In addition, we terminated all arrangements with Village Auto, LLC and its affiliates, relating to servicing or administration of auto loans.

From March to September 2005, we paid rent in the amount of $1,800 per month to Liberty Associates Holdings, LLC, our former principal stockholder and an affiliate of Mr. Freiheit, our former director, President and Chief Executive Officer for the use of certain office space. From October to December 2005, we paid an increased amount of $2,300 per month. Total rental expense for the years ended December 31, 2005 and December 31, 2006 was $19,500, and $27,600 respectively.

On July 28, 2005, we loaned $100,000 to Paxton Energy, Inc. (Paxton), a related party through common ownership and common management. The note bore interest at 12% per annum, was payable on demand, and was secured along with other lenders by all of the assets of Paxton. In November 2005, our former president purchased the loan and accrued interest of $3,288 from us and in turn we assigned the demand note to him.

In 2005, Mr. Landa, our former Director and Secretary and Mr. Smith, our former Director, Vice President and Treasurer, each received 16,667 shares of our common stock valued at $12,500 for consulting services rendered to us. In addition in 2005, Pamplona, Inc. of which Mr. Landa is President and Director and Mr. Smith, is also Vice-President and Director, received 33,333 shares of our common stock valued at $25,000 for services rendered in 2005.

On August 9, 2006, Mr. Strasser, our former President and Director, purchased 156,214 shares of our common stock for $50,000; Tats, LLC, a family-controlled entity of Mr. Smith, our former Vice-President, Treasurer and Director, purchased 62,485 shares of our common stock for $20,000; and Mr. Landa, our former Director and Secretary, purchased 62,485 shares of our common stock for $20,000.

Mr. Smith, our former Director, Vice-President and Treasurer, has provided us with legal services prior to and after his appointment as our former Director, Vice President and Treasurer. Legal costs paid to Mr. Smith were $23,700 during the year ended December 31, 2005 and $62,375 during 2006. In January 2007, Mr. Smith received $5,200 for legal services rendered in December 2006.

On August 23, 2006, we entered into an Agreement and Plan of Merger, as amended by that First Amendment to the Agreement and Plan of Merger dated October 4, 2006, the Second Amendment to the Agreement and Plan of Merger dated December 1, 2006 and the Third Amendment to the Agreement and Plan of Merger dated December 21, 2006 (the “Merger Agreement”) with SPI, Welund Acquisition Corp., a Nevada corporation and our wholly-owned subsidiary. The Merger was consummated on December 29, 2006, pursuant to which SPI became our wholly owned subsidiary. In connection with the Merger we issued an aggregate of 14,500,000 shares of our restricted common stock to the existing shareholders of SPI. Each share of common stock of SPI was cancelled and exchanged for one share of our common stock. As a result, Mr. Kircher, our Chief Executive Officer and Director who was also the Director and Chief Executive Officer of SPI, became the beneficial owner of 8,125,000 shares of our common stock, including 2,000,000 shares issued to trusts held for benefit of his sons, and shares issuable upon the exercise of vested options; and Mr. Moore, the Vice President of Manufacturing of SPI, became the beneficial owner 4,125,000 shares of our common stock, excluding unvested options to purchase 150,000 shares of our common stock. In addition, 2,000,000 of SPI options were substituted by awards of restricted stock and options to purchase shares of our common stock at $1.00 per share with the options having a term of five years and the restricted stock awards vesting over a period of three years. As a result of the substitution, Messrs. Kircher, Carnahan, Moore and Ferrell have each been granted the option to purchase 100,000 shares of our common stock. The options are exercisable at $1.00 per share, will vest over a period of 3 years and have a term of 5 years. In addition, Messrs. Kircher, Carnahan, Moore and Ferrell were each also granted performance-based options to purchase stock. Messrs. Kircher, Carnahan, Moore and Ferrell each received the option to purchase 100,000 shares of our common stock, which options will vest at either 0% or 100%, such vesting to be determined on December 31, 2010 (the “Determination Time”). The vesting determination will be based on certain annual revenue performance goals of the Company. The performance goals will be determined on a cumulative basis at the Determination Time, to account for any year-to-year discrepancies in meeting each annual performance goal. In addition, Mr. Lefko was granted options to purchase 50,000 shares of our common stock, at an exercise price of $1.00 per share, which options vest over a period of 3 years and have a 5-year term. In addition, as a result of the substitution, Messrs. Cohan, Mr. Regan, Mr. Kelley, Mr. Nyman were each granted restricted stock awards of 25,000 shares of our common stock, of which awards, 6,250 shares have vested.

In July, August and September 2006, our wholly owned subsidiary SPI, issued five demand promissory notes for an aggregate principal amount of $320,000 bearing an interest rate of eight percent (8%) per annum, to Mr. Kircher, our Director and Chief Executive Officer who was also the Director and Chief Executive Officer of SPI at such time. The promissory notes were issued in connection with advances provided by Mr. Kircher to SPI to be used for working capital.

In August and September 2006, we loaned SPI an aggregate amount of $200,000 (“Unsecured Loans”). The notes were due on demand and bear interest at 8% per annum. As a result of the Merger, the amount of indebtedness owed to us by SPI has been eliminated through consolidation. In connection with the Unsecured Loans, we required that Mr. Kircher, our director and Chief Executive Officer, enter into a Subordination Agreement dated August 31, 2006 with us, as amended by that certain Addendum to the Subordination Agreement dated September 6, 2006, pursuant to which Mr. Kircher agreed to subordinate any outstanding indebtedness owed to him by SPI to the indebtedness owed to us by SPI as represented by the Unsecured Loans.

On September 5, 2006, Mr. Kircher was appointed as our Chairman. At the time of Mr. Kircher’s appointment he was the Chairman of the Board of Directors and Chief Executive Officer of SPI. In connection with the merger with SPI, we had appointed a Special Merger Committee consisting of Mr. Strasser, Mr. Smith, and Mr. Landa, which had the power to deal with all merger matters with SPI without the participation or vote of Mr. Kircher.

On September 19, 2006, we entered into a Credit Facility Agreement and a Security Agreement (the “Loan Documents”) with SPI, pursuant to which we agreed to grant SPI a revolving credit line of up to Two Million Dollars ($2,000,000) (the “Credit Facility”). Under the terms of Loan Documents, with the exception of certain permitted liens, we were granted a first priority security interest in all of SPI’s assets owned now or in the future. Any advances under the Credit Facility bear an interest rate equal to eight percent (8%) simple interest per annum. Unless otherwise extended under the Loan Documents, the maturity date for any and all advances is March 31, 2007 and the Credit Facility is available until February 28, 2007. On November 3, 2006, we entered into a First Amendment to the Credit Facility pursuant to which we agreed to increase the existing revolving credit line from $2,000,000 to $2,500,000. As of November 30, 2006, we have loaned SPI an aggregate amount of $2,500,000 under the Credit Facility. As a result of the Merger, the amount of indebtedness owed to us by SPI has been eliminated through consolidation.

Prior to the Merger, SPI entered into an Agreement and Plan of Merger with Dale Renewables Consulting, Inc., a California corporation (“DRCI”), and its related parties, pursuant to which it was contemplated that SPI would merge with and into DRCI and become the surviving corporation integrating DRCI’s photo-voltaic marketing, sales and installation business in Northern California into SPI’s business (the “DRCI Merger”). In connection SPI’s merger with DRCI on November 15, 2006, we made a separate loan to SPI for $1,446,565 to fund the purchase of DRCI. The note is payable on demand and provides for interest at the rate of 8% per annum. As a result of the Merger, the amount of indebtedness owed to us by SPI has been eliminated through consolidation.

In September and October 2006, the following directors, director nominees, and executive officers, and family members of such individuals participated as investors in our private placement for up to 16,000,000 shares of our common stock at $1.00 per share: Mr. Strasser, our former director and president, purchased 225,000 shares of common stock for $225,000; Mr. Smith, our former director, Vice President and Treasurer, purchased 100,000 shares for $100,000; Mr. Landa, our former director and Secretary, purchased 75,000 shares of common stock for $75,000; Mr. Nyman, our director, purchased 450,000 shares of our common stock for $450,000; a trust controlled by Terry and Marty Nyman, relatives of Mr. Nyman, our director, purchased 50,000 shares of common stock for $50,000; a trust controlled by Mr. Kelley, our director, purchased 500,000 shares of common stock for $500,000; Mr. Regan, our director, purchased 100,000 shares of common stock for $100,000; a trust controlled by Mr. Cohan, our director, purchased 100,000 shares of common stock for $100,000; Mr. Carnahan, our Chief Financial Officer purchased 50,000 shares of common stock for $50,000; entities controlled by Reid Walker, G. Stacy Smith and Patrick P. Walker purchased an aggregate of 2,500,000 shares of our common stock for $2,500,000; and entities controlled by Steven CY Chang purchased an aggregate of 2,000,000 shares of our common stock for $2,000,000.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 16, 2004, we engaged the accounting firm of Hansen, Barnett & Maxwell (“Hansen”) as our independent accountants to audit our financial statements for our fiscal year ending December 31, 2004 and December 31, 2005. The appointment of new independent accountants was approved by our Board of Directors.

On December 29, 2006, our Board of Directors dismissed Hansen as our independent accountant following Hansen’s review for the quarter ended September 30, 2006. Hansen’s report on our balance sheet as of December 31, 2005, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2004 and for the period from July 16, 2002 (date of inception) through December 31, 2005, did not contain an adverse opinion or a disclaimer of opinion, was not modified as to uncertainty, audit scope or accounting principles, and contained an explanatory paragraph stating that there was substantial doubt about the Company’s ability to continue as a going concern.

During the period from July 16, 2002 (inception) through fiscal year ended December 31, 2005, through the December 29, 2006 there have been no disagreements with Hansen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Hansen, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their report.

During the period from July 16, 2002 (inception) through fiscal year end December 31, 2005, further through December 31, 2006, Hansen did not advise us on any matter set forth in Item 304(a)(1)(iv)(B) of Regulation S-B. Hansen has furnished us with a letter addressed to the SEC stating whether or not it agrees with the above statements.

On January 2, 2007, we engaged Macias, Gini & O'Connell LLP (“Macias”) to audit our financial statements for the fiscal year ended December 31, 2006, and to serve as our independent registered public accounting firm for our 2007 fiscal year. During the period from July 16, 2002 (inception) through fiscal year end December 31, 2005, and further through the subsequent interim periods ended March 31, 2006, June 30, 2006 and September 30, 2006, we did not consult with Macias regarding (i) the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us that was an important factor to be considered by us in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv)(A) of Regulation S-B or an event, as that term is defined in Item 304(a)(1)(iv)(B) of Regulation S-B.

Macias was previously engaged by Dale Renewables Consulting, Inc. (“DRCI”) and Solar Power Inc. (SPI), a California corporation and now our wholly owned subsidiary, to audit DRCI’s financial statements for the period from July 26, 2005 (date of inception) to December 31, 2005, in connection with an Agreement and Plan of Merger entered into between SPI and DRCI (the “DRCI Merger”). The DRCI Merger was consummated on November 15, 2006. At the request of the independent auditors of SPI, Macias performed certain limited interim review procedures on the operations of DRCI for the nine months ended September 30, 2006 in conjunction with their review of the interim financial information of SPI for the period then ended.

SELLING SECURITY HOLDERS

The following table identifies the Selling Stockholders, as of February 21, 2007, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the Selling Stockholder, (ii) the number of common shares that may be offered for the Selling Stockholder’s account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the Selling Stockholders assuming the sale of all of the common shares covered hereby by the Selling Stockholders. The term "beneficially owned" means common shares owned or that may be acquired within 60 days. As of February 21, 2007, 32,398,102 shares of common stock issued and outstanding.  Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Stockholder's percentage ownership of outstanding shares. The Selling Stockholders may sell some, all, or none of our common shares. The number and percentages set forth below under "Shares Beneficially Owned After Offering" assumes that all offered shares are sold.

	Shares Beneficially Owned Prior to Offering		Shares to be Offered	Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage

WS Opportunity Fund International, Ltd.	710,000	2.19%	710,000	0	0.00%
Walker Smith International Fund, Ltd.	445,000	1.37%	445,000	0	0.00%
WS Opportunity Fund, L.P.	421,000	1.30%	421,000	0	0.00%
WS Opportunity Fund (QP), L.P.	369,000	1.14%	369,000	0	0.00%
Walker Smith Capital (QP), L.P.	330,000	1.02%	330,000	0	0.00%
HHMI Investments, L.P.	173,000	*	173,000	0	0.00%
Walker Smith Capital, L.P.	52,000	*	52,000	0	0.00%
Lake Street Fund, L.P.	920,000	2.85%	920,000	0	0.00%
Scott W. Hood	40,000	*	40,000	0	0.00%

The Mitchell W. Howard Trust	20,000	*	20,000	0	0.00%
Howard Lu	20,000	*	20,000	0	0.00%
Pinnacle China Fund, L.P.	1,000,000	3.09%	1,000,000	0	0.00%
Lagunitas Partners, LP	470,000	1.45%	470,000	0	0.00%
Jon D and Linda W Gruber Trust	150,000	*	150,000	0	0.00%
Gruber & McBaine International	130,000	*	130,000	0	0.00%
MidSouth Investor Fund LP	500,000	1.54%	500,000	0	0.00%
The Kelley Revocable Trust dtd August 19, 1991 as amended (1)	525,000	1.62%	500,000	25,000	*
Timothy B. Nyman (2)	475,000	1.47%	450,000	25,000	*
Donald M. Delach	400,000	1.23%	400,000	0	0.00%
Jeffrey William Olyniec	385,000	1.19%	370,000	15,000	*
Anthony Genovese and Sharon Genovese	350,000	1.08%	350,000	0	0.00%
John Charles Patton (3)	275,000	*	250,000	25,000	*
Matthew Kircher	250,000	*	250,000	0	0.00%
Steven Strasser (4)	607,881	1.88%	607,881	0	0.00%
Gregory J. Vislocky	200,000	*	200,000	0	0.00%
Kelly M. Crider	200,000	*	200,000	0	0.00%
Alexander V. Leon	100,000	*	100,000	0	0.00%
The Kircher Family Trust Dtd 9-21-2005	100,000	*	100,000	0	0.00%
D. Paul Regan (5)	125,000	*	100,000	25,000	*
Ramer B. Holtan, Jr.	100,000	*	100,000	0	0.00%
Richard A. Bocci	100,000	*	100,000	0	0.00%
The Cohan Trust dated July 29, 2004 (6)	125,000	*	100,000	25,000	*
Steve and Georgia Hunter	100,000	*	100,000	0	0.00%
Steven Kay	281,214	*	256,214	25,000	*
Terrell W. Smith (7)	100,000	*	100,000	0	0.00%
Howard S. Landa (8)	184,153	*	184,153	0	0.00%
Edwin Chen	50,000	*	50,000	0	0.00%
Glenn Edward Carnahan (9)	125,000	*	50,000	75,000	*
Kathleen E. Reed Trust dtd May 4, 2000	50,000	*	50,000	0	0.00%
Kevin J. Peters	50,000	*	50,000	0	0.00%
The Kelsey Living Trust	50,000	*	50,000	0	0.00%
Aliabadi Trust Dated 4/16/2001	50,000	*	50,000	0	0.00%
Patrick L. Reilly	25,000	*	25,000	0	0.00%
P.H. Morton	50,000	*	50,000	0	0.00%
Philip D. Gregory	50,000	*	50,000	0	0.00%
Anderson Survivor's Trust created December 25, 1993 (dt 1/17/74)	50,000	*	50,000	0	0.00%
Steve and Talli Hunter	50,000	*	50,000	0	0.00%
Johnson & Sampson Construction Inc. DBA J&S Asphalt	30,000	*	30,000	0	0.00%
James H. Olyniec	30,000	*	30,000	0	0.00%
Raymond J. Cervantes	30,000	*	30,000	0	0.00%
Frank L. Myers	25,000	*	25,000	0	0.00%
Larry Denton Kelley, Jr.	20,000	*	20,000	0	0.00%
Shane Yang	20,000	*	20,000	0	0.00%
Ken Giannotti	10,000	*	10,000	0	0.00%
Asia Pacific Genesis Venture Capital Funds, Ltd	750,000	2.31%	750,000	0	0.00%
Sekai Capital Ltd.	500,000	1.54%	500,000	0	0.00%
Global Vision Venture Capital Co., Ltd.	222,260	*	222,260	0	0.00%
Asia Pacific Century Venture Capital Ltd.	135,343	*	135,343	0	0.00%

China Power Venture Capital Co., Ltd.	95,732	*	95,732	0	0.00%
C&D Capital Corp.	70,893	*	70,893	0	0.00%
Nien Hsing International (Bermuda) Ltd.	53,165	*	53,165	0	0.00%
Asiagroup Worldwide Limited	48,394	*	48,394	0	0.00%
STAR Pacific Worldwide Limited	39,922	*	39,922	0	0.00%
A&D Capital Corp.	31,931	*	31,931	0	0.00%
J&D Capital Corp.	28,948	*	28,948	0	0.00%
CAM-CID Asia Pacific Investment Corp.	23,412	*	23,412	0	0.00%
Bear Stearns Security Corp. FBO J. Steven Emerson IRA R/O II	1,000,000	3.09%	1,000,000	0	0.00%
Fred L. Astman Wedbush Securities Inc. CUST IRA R/O Holding 10/13/92	200,000	*	200,000	0	0.00%
Hannibal International Limited	750,000	2.31%	750,000	0	0.00%
Bifrost Fund LP	250,000	*	250,000	0	0.00%
Grant A. Ferrell	125,000	*	125,000	0	0.00%
Barry J.Carlson	100,000	*	100,000	0	0.00%
William Myers IRA Account Charles Schwab Custodian Care Of William Myers IRA Account	100,000	*	100,000	0	0.00%
William H. Weygandt	100,000	*	100,000	0	0.00%
Robert Bradley Frederickson	100,000	*	100,000	0	0.00%
Blue Ridge Bank & Trust Co Suc. TTE of Mound Grove Cemetary Services Trust	25,000	*	25,000	0	0.00%
Blue Ridge Bank & Trust Co Suc. TTE of Charter Umbrella Trust	50,000	*	50,000	0	0.00%
Sky Heart Limited	70,000	*	50,000	20,000	*
Anthony D. Scotti	50,000	*	50,000	0	0.00%
Brian McCormick	50,000	*	50,000	0	0.00%
Chehrazi Family Trust, Dated October 9, 1996	50,000	*	50,000	0	0.00%
James A. Bulotti, Sr.	25,000	*	25,000	0	0.00%
Thomas G. McCarthy Trust dtd 12/5/94	75,000	*	75,000	0	0.00%
Scott E. Lindberg	20,000	*	20,000	0	0.00%
Owen M. Taylor	15,000	*	15,000	0	0.00%
Gerald R. Feldhaus	10,000	*	10,000	0	0.00%
Lawrence G. Anapolsky	10,000	*	10,000	0	0.00%
Greg Hershberger	10,000	*	10,000	0	0.00%
David W. Ellis	25,000	*	25,000	0	0.00%
Vicki J. Robinson	10,000	*	10,000	0	0.00%
Steve and Georgia Hunter	15,000	*	15,000	0	0.00%
Richard Riess	25,000	*	25,000	0	0.00%
Liberty Associates, LLC (10)	340,000	1.05%	340,000	0	0.00%
TATS, LLC(11)	79,153	*	79,153	0	0.00%
Pamplona, Inc.(12)	33,333	*	33,333	0	0.00%
BTG Investments, LLC (13)	82,600	*	82,600	0	0.00%
Roth Capital Partners, LLC (13)(14)	800,000	2.47%	800,000	0	0.00%
Brett Rossi	170,000	*	150,000	20,000	*
Terry and Marty Nyman Living Trust	50,000	*	50,000	0	0.00%
Gerald R. Moore (15)	4,125,000	12.73%	500,000	3,625,000	11.19%
Matthew B. Cohan	50,000	*	50,000	0	0.00
Daniel A. Cohan	50,000	*	50,000	0	0.00
Marissa R. Cohan	50,000	*	50,000	0	0.00
Brandon E. Cohan	50,000	*	50,000	0	0.00
James R. Conkey	100,000	*	100,000	0	0.00
Total			18,833,334

*	Less than 1%

(1)
Larry D. Kelley, our director, is the trustee of the trust and is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares. Also includes 25,000 shares issued in the name of Mr. Kelley directly, of which 6,250 have vested and 18,750 shares are subject to vesting and forfeiture restrictions.

(2)	Mr. Nyman is our director. Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(3)	Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(4)	Steve Strasser is our former President and director.

(5)	Mr. Regan is our director. Includes 25,000 shares, of which 6,250 have vested and 18,750 shares are subject to vesting and forfeiture restrictions.

(6)
Ron Cohan, our director, is the trustee of the trust and is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares. Also includes 25,000 shares issued in the name of Mr. Cohan directly, of which 6,250 have vested and 18,750 shares are subject to vesting and forfeiture restrictions.

(7)	Mr. Smith is our former Vice President and former director.

(8)	Mr. Landa is our former Secretary and former director.

(9)	Mr. Carnahan is our Chief Financial Officer. Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(10)	Robert Freiheit is a principal of Liberty Associates, LLC. Mr. Freiheit is our former President and former director.

(11)	Terrell W. Smith, our former director and officer, is a principal of TATS, LLC, a family organized and operated entity.

(12)
Howard S. Landa and Terrell W. Smith, our former directors and officers, are directors and President and Vice President, respectively, of Pamplona, Inc. Mr. Kircher, our CEO owns approximately 5% of Pamplona, Inc., but does not have any dispository control over the company.

(13)
Byron Roth and Gordon Roth are principals. Roth Capital Partners, LLC was our private placement agent for our offering of up to 16,000,000 shares of our common stock. Each of Byron Roth and Gordon Roth has voting and dispositive power with respect to the shares to be resold by BTG Investments LLC. BTG Investments LLC, an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(14)	Consists of warrants to purchase up to 800,000 shares of common stock.

(15)	Mr. Moore is our Vice President of Manufacturing. Includes 25,000 shares underlying options, to the extent exercisable within 60 days. We have entered into a lock-up agreement with Mr. Moore.

PLAN OF DISTRIBUTION

The Selling Security Holders and any of our pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of our shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	at prevailing market prices or privately negotiated prices after the shares are quoted on the OTC Bulletin Board or other applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this Prospectus is a part of is declared effective by the Commission;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time-to-time pledge or grant a security interest in some or all of the Shares owned by them and, if the Selling Security Holders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling Security Holders to include the pledgee, transferee or other successors in interest as selling Security Holders under this prospectus.

Upon us being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon us being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Security Holder that it may not use shares registered on the registration statement to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with re-sales of our respective shares under this Registration Statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock except upon exercise of certain warrants. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES
Common Stock

We are authorized by our Amended and Restated Articles of Incorporation to issue 100,000,000 shares of common stock, $0.0001 par value. As of February 21, 2007, there were 32,398,102 shares of common stock outstanding and no shares of preferred stock outstanding. Holders of shares of common stock have full voting rights, one vote for each share held of record. Stockholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore and share pro rata in any distributions to stockholders upon liquidation. Stockholders have no conversion, preemptive or subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and all the shares of common stock issued by us upon the exercise of outstanding warrants will, when issued, be fully paid and nonassessable.

On October 5, 2006, we effected a one-for-three reverse stock split. In connection therewith, we did not issue any fractional shares of our common stock or scrip.

Preferred Stock

Under our Amended and Restated Articles of Incorporation we may issue up to 20,000,000 shares of preferred stock, $.0001 par value. No shares of preferred stock are currently outstanding. Our board of directors has the authority to determine the designation of each series of preferred stock and the authorized number of shares of each series. The board of directors also has the authority to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of preferred stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. Any or all rights of the preferred stock may be greater than the rights of the common stock. The issuance of preferred stock with voting and/or conversion rights may also adversely affect the voting power of the holders of common stock.

Results of Reincorporation

In connection with our redomicile to the State of California on February 15, 2007, each outstanding share of our common stock, par value $.0001 prior to the redomicile, was automatically converted into one share, par value $.0001, of SPI as the surviving corporation, (b) each issued and outstanding option, warrant, convertible security or other right to purchase shares of our common stock prior to the redomicile were automatically then converted into an option, warrant, convertible security or other right to purchase shares of common stock of SPI as the surviving corporation upon the same terms and subject to the same conditions as set forth in the original agreements, documents, certificates or other instruments issued previously by us, and(c) all of our obligations under our 2006 Equity Incentive Plan were assumed by SPI as the surviving corporation.

As a result of the redomicile, holders of our shares of common stock prior to the redomicile are now holders of SPI, the surviving corporation, and their rights as holders are now governed by the General Corporation Law of the State of California, Amended and Restated Articles of Incorporation of SPI, and Bylaws of SPI.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. The registrant's Amended and Restated Articles of Incorporation eliminate the liability of the directors of the registrant for monetary damages to the fullest extent permissible under California law. In addition, the registrant’s Amended and Restated Articles of Incorporation and Bylaws provide that the registrant has the authority to indemnify the registrant's directors and officers and may indemnify the registrant's employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by California law. The registrant is also empowered under the registrant's Bylaws to purchase insurance on behalf of any person whom the registrant is required or permitted to indemnify.

In connection with our engagement of Roth Capital as our exclusive agent for the offering of up to $16,000,000, we have agreed to indemnify Roth Capital against various liabilities, including liabilities under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered by the Selling Security Holders will be passed on by the law firm of Bullivant Houser Bailey PC, Sacramento, California.

EXPERTS

The financial statements of Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) have been included in the Prospectus and elsewhere in the registration statement in reliance on the report of Hansen Barnett & Maxwell, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

The consolidated financial statements for SPI for the year ended 2005 has been audited by BDO McCabe Lo Limited and the financial statements for DRCI for the year ended 2005 has been audited by Macias, Gini & O'Connell LLP. We have included our financial statements in the Prospectus and elsewhere in the registration statement in reliance on the reports of BDO McCabe Lo Limited and Macias, Gini & O'Connell LLP given on their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., located at 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117, with the same mailing address and telephone number (801) 272-9294.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

Index to Financial Statements

Page
A.	Financial Statements of Solar Power, Inc., a California corporation

	Report of BDO McCabe Lo Limited, an Independent Registered Public Accounting Firm	F-3

	Consolidated Balance Sheets of Solar Power, Inc., a California corporation, as of December 31, 2005 (audited) and September 30, 2006 (unaudited)	F-4

Consolidated Statements of Income of Solar Power, Inc., a California corporation, for the eleven-month period ended December 31, 2005 (audited) for the nine month period ended September 30, 2006 (unaudited) and for the eight-month period ended September 30, 2005 (unaudited)
F-5

Consolidated Statements of Stockholder’s Equity for Solar Power, Inc., a California corporation, for the eleven-month period ended December 31, 2005 (audited) and for the nine month period ended September 30, 2006 (unaudited)
F-6

Consolidated Statements of Cash Flows of Solar Power, Inc., a California corporation, for the eleven month period ended December 31, 2005 (audited), for the nine month period ended September 30, 2006 (unaudited) and for the eight-month period ended September 30, 2005 (unaudited)
F-7

	Notes to Consolidated Financial Statements	F-8

B.	Financial Statements of Dale Renewables Consulting, Inc., a California corporation,

	Independent Auditor’s Report	F-24

	Balance Sheet of Dale Renewables Consulting, Inc. as of December 31, 2005	F-25

	Statements of Operations for period From July 26, 2005 (date of inception) to December 31, 2005	F-26

	Statement of Stockholders’ Deficit for period from July 26, 2005 (date of inception) to December 31, 2005	F-27

	Statement of Cash Flows for period from July 26, 2005 (date of inception) to December 31, 2005	F-28

	Notes to Financial Statements	F-29

C.	Proforma financial information

	Pro Forma Financial Information Introductory Notes	F-32

	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2006 (Unaudited)	F-33

	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year Ended December 31, 2005 (Unaudited)	F-34

	Solar Power, Inc. Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2006 (Unaudited)	F-35

D.	Financial Statements of Solar Power, Inc., (formerly Welund Fund, Inc., a Nevada corporation

As of September 30, 2006 and for the Three and Nine Months Ended on September 30, 2006 and September 30, 2005 and for the Period from July 16, 2002 (Date of Inception) through September 30, 2006 (Unaudited)

	Condensed Balance Sheet as of September 30, 2006	F-36

Condensed Statements of Operations for the Three and Nine Months Ended September 30, 2006 and September 30, 2005, and Period from July 16, 2002 (Date of Inception) to September 30, 2006	F-37

Condensed Statement of Stockholders’ Equity (Deficit) for the Nine Months Ended September 30, 2006	F-38

Condensed Statements of Cash Flows for the Three and Nine Months Ended September 30, 2006 and September 30, 2005, And Period from July 16, 2002 (Date of Inception) to September 30, 2006	F-39

Notes to Interim Condensed Financial Statements for the Nine Months Ended September 30, 2006 and September 30, 2005	F-40

As of December 31, 2005 and for the Years Ended December 31, 2005 and December 31, 2004 (Audited) and Period from July 16, 2002 (Date of Inception) to December 31, 2005 (Audited)

Reports of Hansen, Barnett & Maxwell, an Independent Registered Public Accounting Firm	F-45

Balance Sheet as of December 31, 2005	F-46

Statements of Operations for the Years Ended December 31, 2005 and December 31, 2004 and for the period from July 16, 2002 (Date of Inception) through December 31, 2005	F-47

Statements of Shareholders Equity (Deficit) for the period from July 16, 2002 (Date of Inception) through December 31, 2005	F-48

Statements of Cash Flows for the Years Ended December 31, 2005 and December 31, 2004 and for the period from July 16, 2002 (Date of Inception) through December 31, 2005	F-49

Notes to Financial Statements for the Years Ended December 31, 2005 and December 31, 2004	F-50

FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Solar Power, Inc.

We have audited the accompanying consolidated balance sheet of Solar Power, Inc. and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of income, shareholders' equity and cash flows for the eleven months ended December 31, 2005 (from inception January 18, 2005). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Solar Power, Inc. and subsidiaries as of December 31, 2005 and the consolidated results of their operations and their cash flows for the eleven months ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO McCabe Lo Limited

BDO McCabe Lo Limited
Hong Kong, December 29, 2006

SOLAR POWER, INC.

CONSOLIDATED BALANCE SHEETS

	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	64,385	46,026
Accounts receivable, less allowances for doubtful accounts of US$ nil and US$ nil, at December 31, 2005 and September 30, 2006, respectively	54,683	1,572,943
Amounts due from affiliates (note 10)	-	5,746
Inventories (note 4)	80,327	1,102,975
Prepaid expenses and other current assets (note 5)	74,331	1,028,238
Total current assets	273,726	3,755,928

Plant and equipment, net (note 6)	15,463	139,154
Goodwill (note 1)	-	701,493
Deferred tax assets, net (note 8)	21,039	46,281
Total assets	310,228	4,642,856

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term loans from affiliates (note 10)	245,000	1,970,000
Accounts payable	82,187	491,198
Accrued payroll and employee benefits	7,733	162,256
Other accrued liabilities and other current liabilities (note 7)	89,891	1,692,928
Amounts due to affiliates (note 10)	-	19,149
Income taxes payable (note 8)	-	180,000
Total current liabilities	424,811	4,515,531

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 20,000,000 stock, 14,000,000 shares issued and outstanding at December 31, 2005 and 14,000,000 shares at September 30, 2006	14,000	14,000
Additional paid-in capital	(13,999)	3,949
Retained earnings	(114,584)	109,376
Total stockholders’ equity	(114,583)	127,325

Total liabilities and stockholders’ equity	310,228	4,642,856

See accompanying notes to consolidated financial statements.

SOLAR POWER, INC.

CONSOLIDATED STATEMENTS OF INCOME

	11 Months Ended December 31, 2005	9 Months Ended September 30, 2006	8 Months Ended September 30, 2005
	(Audited)	(Unaudited)	(Unaudited)

Revenue (note 9)	1,371,731	3,304,890	1,163,273

Cost of revenue	(409,828)	(1,876,281)	(325,558)

Gross profit	961,903	1,428,609	837,715

Selling expenses	(74,886)	(105,681)	(25,265)
General and administrative expenses	(1,013,289)	(1,232,536)	(651,167)

Operating (loss) /income	(126,272)	90,392	161,283

Other income
Interest expenses, net	(11,367)	(21,553)	(6,444)
Exchange gain	-	-	640
Other non-operating income, net	2,016	42,302	-

(Loss) /profit before income taxes	(135,623)	111,141	155,479

Income taxes (note 8)	21,039	112,819	(34,427)

Net (loss)/income	(114,584)	223,960	121,052

See accompanying notes to consolidated financial statements.

SOLAR POWER, INC.

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE ELEVEN MONTHS PERIOD ENDED DECEMBER 31, 2005
AND FOR THE NINE MONTH PERIOD ENDED
SEPTEMBER 30, 2006 (UNAUDITED)

	Common stock				Total stock-
	Stock		Additional	Retained	holders’
	outstanding	Amount	paid-in capital	earnings	equity

Contribution of capital	14,000,000	$14,000	($13,999)	-	1
Net loss	-	-	-	(114,584)	(114,584)

Balance at December 31, 2005	14,000,000	14,000	(13,999)	(114,584)	(114,583)
Contribution of capital (unaudited)	-	-	17,948	-	17,948
Net income (unaudited)	-	-	-	223,960	223,960

Balance at September 30, 2006 (unaudited)	14,000,000	$14,000	$3,949	$109,376	$127,325

See accompanying notes to consolidated financial statements.

SOLAR POWER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	11 Months Ended December	9 Months Ended September	8 Months Ended September
	31, 2005	30, 2006	30, 2005
	(Audited)	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss)/income	(114,584)	223,960	121,052
Adjustment to reconcile net income to net cash from operating activities:
Depreciation and amortization of plant and equipment	1,686	5,699	847
Increase/ (decrease) in cash resulting from changes in:
Accounts receivable	(54,683)	(1,518,260)	(120,376)
Amounts due from affiliates	-	(5,746)	(245,868)
Inventories	(80,327)	(987,307)	(33,309)
Prepaid expenses and other current assets	(74,331)	14,374	(18,162)
Deferred tax assets	(21,039)	(292,819)	-
Accounts payable	82,187	409,011	7,545
Accrued payroll and employee benefits	7,733	154,523	10,227
Other accrued liabilities and other current liabilities	89,891	156,472	58,541
Amounts due to affiliates	-	19,149	235,960
Income taxes payable	-	180,000	34,427
Net cash generated from operating activities	(163,467)	(1,640,944)	50,884

Cash flows from investing activities
Purchase of plant and equipment	(17,149)	(120,363)	(17,100)
Net cash used in investing activities	(17,149)	(120,363)	(17,100)

Cash flows from financing activities
Contribution of capital	1	17,948	1
Loans from affiliates	245,000	1,725,000	-
Net cash generated from financing activities	245,001	1,742,948	1

Net increase (decrease) in cash and cash equivalents	64,385	(18,359)	33,785
Cash and cash equivalents, beginning of period	-	64,385	-
Cash and cash equivalents, end of period	64,385	46,026	33,785

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	-	-	-
Income taxes	-	-	-

See accompanying notes to consolidated financial statements.

1. Organization and Basis of Financial Statements

Solar Power Inc. (the “Company”) is a corporation incorporated under the laws of the State of California. The Company was incorporated in California on May 22, 2006.

On August 6, 2006, the Board of Directors of the Company passed a resolution to enter into share exchange agreement with all the shareholders of International Assembly Solutions, Limited (“IAS HK”), which was incorporated in Hong Kong on January 18, 2005 with limited liability. Pursuant to the share exchange agreements, the equity owners of IAS HK transferred all their equity interest in IAS HK to the Company in exchange for a total of 14,000,000 shares at par value of US$0.001 each of the Company in November 2006 and IAS HK became a wholly owned subsidiary of the Company. Being a group reorganization entered into among entities under common control, the Company combined the historical financial statements of IAS HK and its wholly owned subsidiary, IAS Electronics (Shenzhen) Co., Ltd. (“IAS Shenzhen”). The accompanying consolidated financial statements have been restated on a retroactive basis to reflect the 14,000,000 shares of common stock outstanding for all periods presented.

In May 2006, the Company and the shareholders of Dale Renewables Consulting, Inc., (“DRCI”), a California corporation engaged in photovoltaic installation, integration and sales, agreed in principle on the acquisition of DRCI by the Company with an effective date of June 1, 2006. In June 2006, prior to the finalization of the acquisition agreement, DRCI’s personnel moved into the offices of the Company and combined its operations with that of the Company. In August 2006, the Company and DRCI formalized the Agreement and Plan of Merger (the “Merger Agreement”) and the Assignment and Interim Operating Agreement (the "Operating Agreement") was entered into among the Company, DRCI and Dale Stickney Construction, Inc., a California corporation and the parent company of DRCI ("DSCI"). The Operating Agreement obligated the Company to provide all financing necessary for DRCI’s operations subsequent to June 1, 2006 until the consummation of the acquisition in exchange for all the revenues generated from its operations. The Operating Agreement also provided that the Company was to provide all management activities of DRCI on its behalf from June 1 until the consummation of the acquisition. On November 15, 2006, the Company completed the acquisition of DRCI, paying US$1,446,565 in cash in exchange for 100% of the outstanding shares of DRCI. Funds for the acquisition payment were provided on behalf of the Company by Solar Power, Inc. (Nevada), formerly known as Welund Fund Inc., (“SPI Nevada”). The Company and SPI Nevada have agreed to merge in a reverse acquisition.

By virtue of control, funding, operation and obligation,, the acquisition of DRCI became effective on June 1, 2006. As a result, the interim financials of the Company include the results of operations of DRCI subsequent to June 1, 2006 and the purchase price was allocated to the acquired assets and liabilities as of June 1, 2006.

The Company has preliminarily allocated the purchase price of US$1,446,565 to estimated fair values of the acquired assets and liabilities as follows:

(Unaudited)

Inventories	35,341
Prepaid expenses and other current assets	968,281
Plant and equipment	9,027
Goodwill	701,493
Deferred tax liability	(267,577)
Purchase price payable	1,446,565

The estimated fair values of the acquired assets and liabilities may change as the Company completes its valuation procedures and as all direct acquisition costs are determined. The final adjustments resulting from this process are not expected to be material.

The Company, through its wholly owned subsidiaries, IAS HK and IAS Shenzhen, currently manufactures cable, wire and mechanical assemblies and is expanding its operations to produce solar panel systems, and through the Merger Agreement and Operating Agreement with DRCI, engages in photovoltaic installation, integration and sales.

The financial statements for the periods ended December 31, 2005 and September 30, 2005 covered eleven months and eight months, respectively commencing on January 18, 2005, the date of inception of IAS HK.

2. Summary of Significant Accounting Policies

Principles of consolidation-The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of all subsidiaries. Intercompany balances, transactions and cash flows are eliminated on consolidation.

Cash and cash equivalents-Cash and cash equivalents include cash on hand, cash accounts and interest bearing savings accounts.

Non-cash investing activities- During the period ended September 30, 2006, the Company acquired net assets and liabilities of estimated fair values amounted to US$1,446,565 in aggregate. The consideration payable was included in other accrued liabilities and other current liabilities as of September 30, 2006 and was settled by cash subsequent to September 30, 2006.

Inventories-Inventories are stated at the lower of cost, determined by the weighted-average cost method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

Plant and equipment-Plant and equipment is stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization are provided on the straight line method based on the estimated useful lives of the assets as follows:

Plant and machinery	5 years
Furniture, fixtures and equipment	5 years
Leasehold improvements	the shorter of 5 years or the lease term

Goodwill - Goodwill is the excess of purchase price over the fair value of net assets acquired. The Company applies Statement of Financial Accounting Standards No. 142 “Goodwill and other Intangible Assets”, which requires the carrying value of goodwill to be evaluated for impairment on an annual basis, using a fair-value-based approach. No impairment of goodwill has been identified during any of the periods presented

Revenue recognition - The Company’s two primary business segments include cable and wire assemblies and photovoltaic systems installation and integration. In our cable and wire assembly business the Company recognizes the sales of goods when the goods have been shipped or when the goods have been received by the customer, title and risk of ownership have passed, the price to the buyer is fixed or determinable and recoverability is reasonably assured. Generally there are no formal customer acceptance requirements or further obligations related to our assembly services. Customers do not have a general right of return on products shipped therefore we make no provisions for return. We make determination of our customer’s credit worthiness at the time we accept their order. Sudden and unexpected changes in customer’s financial condition could put recoverability at risk. During the period ended September 30, 2006, $2,654,225 in revenue was recorded. Additionally, the Company offers processing services to its customers. These service fees, relating to assemblies of cables, wires and mechanicals, are recognized when services are rendered. Service revenue for the period ended September 30, 2006 was $52,441. Our payment terms for goods and services are net 30.

In our photovoltaic installation and integration segment, revenue on product sales are recognized the goods have been shipped or when the goods have been received by the customer, title and risk of ownership have passed, the price to the buyer is fixed or determinable and recoverability is reasonably assured. Customers do not have a general right of return on products shipped therefore we make no provisions for return. During the period ended September 30, 2006, the Company recorded $121,583 in product sales. Revenue for photovoltaic system construction contracts are recognized on a percentage of completion method. At the end of each period, the Company measures the cost incurred on each project and compares the result against its estimated total costs at completion. The percent of cost incurred determines the amount of revenue to be recognized. In most contracts, the customer identifies the payment terms based upon construction milestones such as design services, rack installation, panel attachment, inverter connection and complete system testing. These milestones may overlap with the Company’s revenue recognition procedures. The Company determines its customer’s credit worthiness at the time we accept their order. Sudden and unexpected changes in customer’s financial condition could put recoverability at risk. For the period ended September 30, 2006, the Company recorded $476,641 in photovoltaic installation and integration services.

Allowance for doubtful accounts - The Company regularly monitors and assesses the risk of not collecting amounts owed to the Company by customers. This evaluation is based upon a variety of factors including: an analysis of amounts current and past due along with relevant history and facts particular to the customer. It requires the Company to make significant estimates, and changes in facts and circumstances could result in material changes in the allowance for doubtful accounts.

Shipping and handling cost - Shipping and handling costs related to the delivery of finished goods are included in selling expenses. During the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, shipping and handling costs expensed to selling expenses were US$74,318, US$25,265 and US$70,506, respectively.

Income taxes - Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year-end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Foreign currency translation - The consolidated financial statements of the Company are presented in U.S. dollars as the Company and its subsidiaries conduct substantially all of their business in U.S. dollars.

All transactions in currencies other than functional currencies during the year are translated at the exchange rates prevailing on the transaction dates. Related accounts payable or receivable existing at the balance sheet date denominated in currencies other than the functional currencies are translated at period end rates. Gains and losses resulting from the translation of foreign currency transactions and balances are included in income.

Aggregate net foreign currency transaction income/(losses) included in the income statement were US$2,016, US$640 and US$(10,344) for the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, respectively.

Post-retirement and post-employment benefits - IAS Shenzhen contributes to a state pension scheme in respect of its PRC employees. Neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

2. Summary of Significant Accounting Policies (Continued)

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Statements Board (FASB) issued SFAS No. 123 (revised 2004), "Share-Based Payment", which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation", SFAS No. 123(R) supersedes APB Opinion No.25, “Accounting for Stock Issued to Employees and amends SFAS No.95, “Statement of Cash Flows”. Generally, the approach in SFAS No.123(R) is similar to the approach described in SFAS No. 123. However, SFAS No.123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123 (R) was to be effective from the beginning of the first interim or annual reporting period after June 15, 2005. In April 2005, the Securities and Exchange Commission delayed the implementation of SFAS 123(R). As a result, SFAS 123(R) will be effective from the beginning of the first annual reporting period after June 15, 2005, which is the period ending December 31, 2006 for the Company. In November 2006, the Company adopted an equity incentive plan and intends to grant options to purchase up to 2,000,000 shares of its common stock.  Since there is currently not a public market for our stock we valued the stock-based compensation awards at the share price of the private placement offering.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29”. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, which is the fiscal year ending December 31, 2006. The adoption of SFAS No. 153 does not have a material effect on the Company’s consolidated financial position or results of operations.

In September 2005, the FASB’s Emerging Issues Task Force (“EITF”) reached a final consensus on Issue 04-13 “Accounting for Purchase and Sales of Inventory with the Same Counterparty”. EITF 04-13 requires that two or more legally separate exchange transactions with the same counterparty be combined and considered a single arrangement for purpose of applying APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, when the transactions are entered into in contemplation of one another. EITF 04-13 is effective for new arrangements entered into, or modifications or renewals of existing arrangements, in interim or annual periods beginning after March 15, 2006. The Company is evaluating the effect of the adoption of EITF 04-13. It is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2005, FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “Conditional Asset Retirement Obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligation,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a Conditional Asset Retirement Obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 does not have a material affect on the Company’s financial position, results of operations or cash flows.

In May 2005, the Financial Accounting Standards Board (“FASB”) SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”), which replaces Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 does not have a material effect on the Company’s consolidated financial position or results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company is currently evaluating the provisions of FIN 48.

3. Recently Issued Accounting Pronouncements (Continued)

On September 13, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable of the fiscal 2008. The Company does not expect SAB 108 to have any impact on the consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. SFAS No. 157 establishes a common definition for fair value to be applied to US GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect SFAS No. 157 to have any impact on the consolidated financial statements.

4. Inventories

Inventories by major categories are summarized as follows:

	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$
Raw materials	80,327	307,557
Finished goods	-	795,418
	80,327	1,102,975

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$
Trade deposits to suppliers	70,983	280,286
Deferred costs	-	612,595
Rental and utility deposits	740	61,547
VAT Receivable	-	9,027
Advances to staff	-	16,773
Others	2,608	48,010
	74,331	1,028,238

6. Plant and Equipment

Plant and equipment consists of the following:

	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$
At cost:
Plant and machinery	4,844	40,573
Furniture, fixtures and equipment	12,305	33,717
Leasehold improvements	-	72,249
Total cost	17,149	146,539
Less: accumulated depreciation and amortization	1,686	7,385
Net book value	15,463	139,154

7. Other Accrued liabilities and other current liabilities

Other accrued liabilities and other current liabilities consist of the following:

	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$
Trade deposits from customers	70,804	77,611
Accrued interest expenses	11,367	32,920
Accrued legal and professional fees	7,282	119,068
Consideration payable for the acquisition of DRCI	-	1,446,565
Other accrued expenses	438	16,764
	89,891	1,692,928

8. Income Taxes

United States

The Company is incorporated in the United States of America and is subject to United States of America tax law. No provision for income taxes has been made for the Company as it has no taxable income for the periods. The applicable federal income tax rate is 34% and the applicable state tax rate is 9%.

Hong Kong

A subsidiary of the Company is incorporated in Hong Kong and is subject to Hong Kong profits tax. The Company is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong. The applicable profits tax rate for all periods is 17.5%. No provision for profits tax for the period ended December 31, 2005 has been made as the subsidiary did not generate net assessable income for that period.

China

Enterprise income tax in the PRC is generally charged at 33%, of which 30% is for national tax and 3% is for local tax, of the assessable profit. The subsidiary of the Company is a wholly foreign-owned enterprise established in Shenzhen, the PRC, and is engaged in production-oriented activities; according to enterprise income tax laws for foreign enterprises, the national tax rate is reduced to 15%. Pursuant to the same income tax laws, the subsidiary is also exempted from the PRC enterprise income tax for two years starting from the first profit-making year, followed by a 50% tax exemption for the next three years. The Company has yet to start its first profit-making year.

The components of income taxes are as follows:

	11 Months Ended December 31, 2005	9 Months Ended September 30, 2006	8 Months Ended September 30, 2005
	(Audited)	(Unaudited)	(Unaudited)
	US$	US$	US$
Current tax
- US	-	-	-
- Hong Kong	-	180,000	34,427
- China	-	-	-

Deferred tax
- US	-	(313,858)	-
- Hong Kong	(21,039)	21,039	-
- China	-	-	-
	(21,039)	(112,819)	34,427

8. Income Taxes (Continued)

Reconciliation between the provision for income taxes computed by applying the statutory tax rate in Hong Kong to income before income taxes and the actual provision for income taxes is as follows:

	11 Months Ended December 31, 2005	9 Months Ended September 30, 2006	8 Months Ended September 30, 2005
	(Audited)	(Unaudited)	(Unaudited)
	US$	US$	US$

Provision for income taxes at Hong Kong statutory tax rate of 17.5%	(23,734)	19,450	27,209
Effect of different tax rates in other jurisdictions	(419)	(184,088)	(346)
Effect of expenses not deductible for tax purpose	-	30	-
Increase in valuation allowances	15,097	16,096	12,438
Utilization of tax losses	-	(21,039)	-
Others	(11,983)	56,732	(4,874)
	(21,039)	(112,819)	34,427

The components of deferred income tax are as follows:

	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$
Deferred tax asset:
Net operating loss carry forwards	36,136	334,764
Less: Valuation allowances	(15,097)	(31,193)
	21,039	303,571
Deferred tax liability:
Temporary differences in recognition of deferred costs	-	(257,290)
Net deferred tax asset	21,039	46,281

Adjustments to the valuation allowance will be made if there is a change in management’s assessment of the amount of the deferred tax asset that is realizable. At December 31, 2005, the Company had net operating loss carryforwards of US$21,039 and US$15,097 which are of unlimited carry forward and expire in 2011, respectively. At September 30, 2006, the Company had net operating loss carry forward of US$31,193 which will expire between 2011 and 2012 and of US$303,571 which will expire in 2027.

9. Revenue

	11 Months Ended December 31, 2005	9 Months Ended September 30, 2006	8 Months Ended September 30, 2005
	(Audited)	(Unaudited)	(Unaudited)
	US$	US$	US$
Sales of cables and wires	1,340,813	2,654,225	1,142,931
Sales of solar panels	-	121,583	-
Photovoltaic installation, integration and sales	-	476,641	-
Processing of cables and wires	30,918	52,441	20,342
	1,371,731	3,304,890	1,163,273

10. Related Party Transactions

Service fees

During the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, the Company paid service fees to IAS, Inc. amounting to US$889,878, US$556,174 and US$419,605, respectively. Certain shareholders of IAS HK had beneficial interests in IAS, Inc. Included in the balance sheets were amounts due from IAS, Inc., of US$ nil, US$nil and US$5,746, respectively as at December 31, 2005, September 30, 2005 and September 30, 2006. The amounts outstanding are unsecured, interest-free and repayable on demand.

During the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, the Company paid service fees to Granite Bay Technologies, Inc. (“Granite Bay”) amounting to US$ nil, US$ nil and US$134,600, respectively. Certain shareholders of IAS HK had beneficial interests in Granite Bay. Included in the balance sheets were amounts due to Granite Bay, of US$ nil, US$ nil and US$19,149, respectively as at December 31, 2005, September 30, 2005 and September 30,2006. The amounts outstanding are unsecured, interest-free and repayable on demand.

Short-term loans

Details of the short-term loans are as follows:
	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$
Notes payable
Stephen C. Kircher (note a and note b)	-	320,000
SPI Nevada (note b)	-	1,405,000

Short-term loan
Loan from Hannex Investments Limited (“Hannex”) (note c)	245,000	245,000
	245,000	1,970,000

Note a: Mr. Stephen C. Kircher is the major shareholder and a director of the Company. The loan is unsecured, bears interest at 8% per annum and is repayable on demand. During the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, the Company accrued interest to Mr. Stephen C. Kircher amounting to US$ nil, US$ nil and US$3,245, respectively.

Note b: Included in the amount is US$1,205,000 which was drawn from the revolving loan facility provided by SPI Nevada (formerly known as Welund Fund, Inc.) to the Company with maximum amount of US$2,500,000. The amount is repayable on March 31, 2007, secured by collateral, including all goods, accounts, equipment, inventory, intellectual property, chattel paper, instruments, investment property, letter-of-credit rights, documents, and all proceeds of the Company, and bears interest at 8% per annum.

The remaining amount US$200,000 is repayable on demand, unsecured and bears interest at 8% per annum. Pursuant to an agreement signed among Mr. Stephen C. Kircher, SPI Nevada and the Company, Mr. Stephen C. Kircher agreed to subordinate the payment of that amount owed by the Company to him to that of SPI Nevada.

During the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, the Company accrued interest to SPI Nevada amounting to US$ nil, US$ nil and US$3,691, respectively.

Note c: Hannex is a shareholder of IAS HK. The loan is unsecured, bears interest at 8% per annum and is repayable on demand. During the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, the Company accrued interest to Hannex amounting to US$11,367, US$6,444 and US$14,579, respectively.

11. Stock Option Plan

On November 15, 2006, the Company adopted the 2006 Equity Incentive Plan (the “Plan”) which permits the Company to grant stock options to directors, officers or employees of the Company or others to purchase shares of common stock of the Company through the awards of Incentive and Nonqualified Stock Options (“Options”), Incentive Stock Options and Stock Appreciation Rights (“SARs”).

The Plan permits the total number of common stock reserved and available for award be equal to 2,000,000 shares of common stock of which the number of shares of common stock reserved and available for award of Incentive Stock Options will be 250,000.

The effective date of the Plan will be within twelve months of the adoption of the Plan.

Each Option and all rights or obligations thereunder will expire on such date as will be determined by the Company, but not later than ten years after the date of grant and five years in the case of an Incentive Stock Option when the optionee owns more than 10% (“Ten Percent Stockholder”) of the total combined voting power of all classes of stock of the Company, and will be subject to earlier termination as hereinafter provided.

The exercise price of any Option will be determined by the Company when the Option is granted and may not be less than 100% of the fair market value of the shares on the date of grant, and the exercise price of any Incentive Stock Option granted to a Ten Percent Stockholder will not be less than 110% of the fair market value of the shares on the date of grant. The exercise price per share of an SAR will be determined by the Company at the time of grant, but will in no event be less than the fair market value of a share of Company’s stock on the date of grant.  Since there is currently not a public market for our stock we valued the stock-based compensation awards at the share price of the private placement offering.

On December 28, 2006, the Company granted 2,000,000 restricted stock awards and options with an exercise price of $1.00 per share.

12. Commitments and Contingencies

Operating leases- The Company leases premises under various operating leases. Rental expenses under operating leases included in the statement of income were US$18,417, US$9,285 and US$44,292 for the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, respectively. The Company was obligated under operating leases requiring minimum rentals as follows:

US$

Three months ending December 31, 2006	66,102
Years ending December 31,
2007	243,428
2008	243,428
2009	110,008
Total minimum lease payments	662,966

13. Employee Benefits

The Company’s subsidiary in the PRC contributes to a state pension scheme run by the Chinese government in respect of its employees in China. The expense related to this plan, which is calculated at average rates of 8%, 8% and 9% of the average monthly salary for the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, respectively. Amounts charged to income statements were US$4,813, US$1,923 and US$9,833 for the periods ended December 31, 2005, September 30, 2005 and September 30, 2006, respectively.

14. Operating Risk

Concentrations of Credit Risk and Major Customers-A substantial percentage of the Company's sales are made to a small number of customers and are typically sold either under letters of credit or on open account basis. Details of customers accounting for 10% or more of total net sales for each of the periods ended December 31, 2005, September 30, 2005 and September 30, 2006 are as follows:

	11 Months Ended December	9 Months Ended September	8 Months Ended September
	31, 2005	30, 2006	30, 2005
	(Audited)	(Unaudited)	(Unaudited)
	US$	US$	US$

Flextronics	*	1,333,033	*
Motion Control Inc.	340,130	*	278,446
Occam Networks	*	396,567	*
Poway	*	346,554	*
Siemens Transportation Systems, Inc.	250,811	425,405	165,017
Surge Technologies	*	514,113	*
Tellabs	549,919	*	540,842

*	Less than 10%

Sales to the above customers relate to cable and wire assemblies and photovoltaic installation, integration and sales.

Details of the amounts receivable from the five customers with the largest receivable balances at December 31, 2005 and September 30, 2006, respectively, are as follows:

	December	September
	31, 2005	30, 2006
	(Audited)	(Unaudited)
	US$	US$

Flash Electronics	297	N/A
Flextronics	N/A	572,125
Motion Control Inc.	5,590	N/A
Occam Networks	10,084	96,830
Poway	N/A	346,554
Siemens Transportation Systems, Inc.	38,510	N/A
Sundance Power LLC	N/A	121,583
Surge Technologies	202	327,728
	54,683	1,464,820

There were no provisions for bad debts expense charged to the income statement for the periods ended December 31, 2005, September 30, 2005 and September 30, 2006.

Credit risk - The Company is exposed to credit risk from its cash held at banks and fixed deposits and accounts receivable. The credit risk on cash at bank and fixed deposits is limited because the counterparties are reputable financial institutions. Accounts receivable are subjected to credit evaluations. Allowance for estimated irrecoverable amounts is assessed by reference to past default experience and the current economic environment.

Foreign currency risk - Most of the transactions of the Company were settled in U.S. dollars. Because most of the foreign currency transactions that the Company enters into are transacted in U.S. dollars, the Company believes that future foreign currency exchange rates should not materially adversely affect the overall financial position, results of operations or cash flow.

15. Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and are reasonable estimates of their fair values. All the financial instruments are for trade purposes.

16. Geographical Information

The Company has two reportable segments: (i) cable, wire and mechanical assemblies sales and processing “cable, wire and mechanical assemblies”), and (ii) photovoltaic installation, integration and sales and solar panel sales (“Photovoltaic installation, integration and sales”. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. Most of the businesses were acquired as a unit, and the management at the time of the acquisition was retained.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.  The Company accounts for inter-segment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

Contributions of the major activities, profitability information and asset information of the Company's reportable segments for the periods ended December 31, 2005, September 30, 2005 and September 30, 2006 are as follows:

	11 months ended			9 months ended			8 months ended
	December 31, 2005			September 30, 2006			September 30, 2005
	Net sales	Intersegment Sales	Profit (loss)	Net sales	Intersegment Sales	Profit (loss)	Net sales	Intersegment Sales	Profit (loss)

Segment:
Cable, wire and mechanical assemblies	1,371,731	-	(135,623)	2,706,666	-	988,621	1,163,273	-	155,479
Photovoltaic installation, integration and sales	-	-	-	598,224	-	(877,480)	-	-	-
Segment total	1,371,731	-	(135,623)	3,304,890	-	111,141	1,163,273	-	155,479

Reconciliation to consolidated totals:
Sales eliminations	-	-	-	-	-	-	-	-	-
Consolidated totals:
Net sales	1,371,731	-		3,304,890	-		1,163,273	-
Income before income taxes			(135,623)			111,141			155,479

	11 months ended		9 months ended		8 months ended
	December 31, 2005		September 30, 2006		September 30, 2005
	Interest income	Interest expenses	Interest income	Interest expenses	Interest income	Interest expenses
Segment:
Cable, wire and mechanical assemblies	33	(11,367)	85	-	14	(6,444)
Photovoltaic installation, integration and sales	-	-	-	-	-	-
Unallocated	-	-	-	(21,553)	-	-

Consolidated total	33	(11,367)	85	(21,553)	14	(6,444)

16. Geographical Information (Continued)

	11 months ended			9 months ended			8 months ended
	December 31, 2005			September 30, 2006			September 30, 2005
	Identifiable assets	Capital expenditure	Depreciation and amortization	Identifiable assets	Capital expenditure	Depreciation and amortization	Identifiable assets	Capital expenditure	Depreciation and amortization
Segment:
Cable, wire and mechanical assemblies	310,228	17,149	(1,686)	2,707,714	75,259	(3,371)	467,752	17,100	(847)
Photovoltaic installation, integration and sales	-	-	-	1,935,142	45,104	(2,328)	-	-	-

Consolidated total	310,228	17,149	(1,686)	4,642,856	120,363	(5,699)	467,752	17,100	(847)

Since all the goods of the Company were sold to the United States, no analysis of sales by geographical location is presented.

The locations of the Company's identifiable assets are as follows:

	December	September	September
	31, 2005	30, 2006	30, 2005
	(Audited)	(Unaudited)	(Unaudited)
	US$	US$	US$

Hong Kong	165,116	1,016,249	391,007
China	145,112	1,691,465	76,745
US	-	1,935,142	-
	310,228	4,642,856	467,752

Dale Renewables Consulting, Inc.
(A Development Stage Company)

Independent Auditor’s Report and Financial Statements
For the period from July 26, 2005 (date of inception) to December 31, 2005

Independent Auditor’s Report

To the Shareholders and Directors of Dale Renewables Consulting, Inc.:

We have audited the accompanying balance sheet of Dale Renewables Consulting, Inc. (a development stage company) (the Company) as of December 31, 2005, and the related statements of operations, stockholders' deficit and cash flows for the period from July 26, 2005 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dale Renewables Consulting, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the period from July 26, 2005 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Macias Gini & O’Connell LLP

Certified Public Accountants
Sacramento, California
October 30, 2006 (November 15, 2006 as to the fourth paragraph of Note 9)

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Balance Sheet
As of December 31, 2005

Assets

Current Assets
Security Deposit	$2,546
Total Current Assets	2,546

Property and Equipment, net	24,785

Total Assets	$27,331

Liabilities and Stockholders' Deficit

Current Liabilities:
Accounts Payable	$9,201
Accrued Expenses	6,991
Due to Related Party	179,399

Total Current Liabilities	195,591

Total Liabilities	195,591

Stockholders' Deficit
Common Stock
Class A, no par value; 500,000 shares authorized;
333,334 issued and outstanding	-
Class B, no par value; 500,000 shares authorized;
none issued and outstanding	-
Deficit Accumulated During Development Stage	(168,260)

Total Stockholders' Deficit	(168,260)

Total Liabilities and Stockholders' Deficit	$27,331

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Statement of Operations
For the Period from July 26, 2005 (date of inception) to December 31, 2005

Revenue	$-

Operating Expenses
Payroll and Employee Benefits	76,001
Professional Fees	47,602
Office Expense	21,601
Rent	15,124
Travel	4,996
Advertising	1,872
Depreciation	1,064
Total Operating Expenses	168,260

Loss from Operations	(168,260)

Net Loss	$(168,260)

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Statement of Stockholders' Deficit
For the Period from July 26, 2005 (date of inception) to December 31, 2005

			Deficit
			Accumulated
			During	Total
	Common Stock		Development	Stockholders'
	Shares		Stage	Deficit
Balance beginning July 26, 2005	-	$-	$-	$-
Issuance of Founders' Stock	333,334	-	-	-
Net loss	-	-	(168,260)	(168,260)
Balance, December 31, 2005	333,334	$-	$(168,260)	$(168,260)

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Statement of Cash Flows
For the Period from July 26, 2005 (date of inception) to December 31, 2005

Cash Flows from Operating Activities:
Net Loss	$(168,260)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation	1,064
Change in:
Security Deposit	(2,546)
Accounts Payable	9,201
Accrued Expenses	6,991

Net cash used by operating activities	(153,550)

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(25,849)

Net cash used by investing activities	(25,849)

Cash Flows from Financing Activities:
Borrowings from Related Party	179,399

Net cash provided by financing activities	179,399

Net increase in cash	-

Cash at beginning of period	-

Cash at end of period	$-

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005

Reference to “the Company”in this section refers historically to the operations of DRCI.

Note 1 - Organization and Basis of Presentation

Dale Renewables Consulting, Inc. (the Company) was incorporated in the State of California on July 26, 2005. The Company’s business is the design and installation of photovoltaic cells in both residential and commercial settings. At December 31, 2005, the Company was primarily focused on the recruitment of personnel and the raising of capital and had not commenced planned principal operations. As a result, the accompanying financial statements have been presented on a development stage basis.

Note 2 - Losses During Development Stage and Management’s Plans

Since inception, the Company has incurred losses totaling $168,260, had a working capital deficit of $193,045 at December 31, 2005 and is entirely dependent upon an affiliated entity to fund its operations (See Note 5). The Company’s ability to continue as a going concern is dependent upon its ability to obtain sufficient funds to recruit personnel and to successfully market its design and installation services.

Management of the Company believes that funding from the affiliated entity, debt or equity proceeds from third parties or the potential sale of the business to an entity with a larger amount of resources will allow it to continue operations. However, there can be no assurance that the Company will obtain sufficient funding, or generate sufficient revenues to provide positive cash flows from operations, to permit the Company to realize its plans. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 - Summary of Significant Accounting Policies

Use of Estimates - In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect certain amounts and disclosures. Actual results could materially differ from those estimates under different assumptions or conditions.

Cash and Cash Equivalents - The Company considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. At December 31, 2005, the Company held no cash and cash equivalents.

Property and Equipment - Property and equipment is recorded at cost and depreciated using the straight-line method, as follows:

Computer Equipment	3 years
Office Equipment	5 years

Repairs and maintenance are charged to operations as incurred and expenditures for significant improvements are capitalized. The cost of property and equipment retired or sold, together with the related accumulated depreciation, is removed from the appropriate asset and depreciation accounts, and the resulting gain or loss is included in operations.

Income Taxes - The Company accounts for income taxes under Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No.109, Accounting for Income Taxes, which requires the use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Advertising Costs - Advertising costs are expensed as incurred. Advertising expense was $1,872 for the period from July 26, 2005 (date of inception) to December 31, 2005.

Comprehensive Income (loss) - There were no items of comprehensive income (loss) and therefore comprehensive income (loss) was the same as net income (loss) for the period presented.

Recent Accounting Pronouncements - In July 2006, the FASB issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. FIN No. 48 is effective for the Company beginning in January 1, 2007. The Company does not believe that the adoption of FIN No. 48 will have a material impact on its financial position, results of operation or cash flows.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

Note 4 - Property and Equipment

Property and equipment consist of the following at December 31, 2005:

Office equipment	$20,286
Computer equipment	5,563

Total property and equipment	25,849

Accumulated depreciation	(1,064)

$24,785

Note 5 - Due to Related Party

Concurrent with its formation, the Company entered into a funding arrangement with an entity controlled by its CEO (Affiliated Entity). Under the funding arrangement, operating costs and capital expenditures of the Company were paid on behalf of the Company by the Affiliated Entity. There is no stated maturity date. There is no stated interest rate on amounts advanced under the arrangement. The Company has not imputed interest on the amounts advanced due to the nature of its relationship with the Affiliated Entity. At December 31, 2005, the Company owed $179,399 under this arrangement.

Note 6 - Income Taxes

The Company had no income tax provision for the period from July 26, 2005 (date of inception) to December 31, 2005. At December 31, 2005, the Company had net deferred tax assets of approximately $72,000, primarily related to net operating losses. Because the realization of tax benefits related to the Company’s net deferred tax assets is uncertain, a full valuation allowance has been provided against the net deferred tax asset. During the period from July 26, 2005 (date of inception) to December 31, 2005, the valuation allowance increased by $72,000. At December 31, 2005 the Company had net operating losses of approximately $168,000 for federal and state income tax purposes. Such net operating losses will expire in 2025 and 2015, respectively. Under Section 382 of the Internal Revenue Code, a change in ownership of the Company entity may create limitations on the utilization of its net operating losses.

Note 7 - Stockholders' Equity

The Company’s articles of incorporation authorize the Company to issue up to 500,000 each of Class A and Class B common stock. Shares of Class A and Class B common stock have similar rights and privileges except that Class B shareholders do not have voting rights. At December 31, 2005, there were no Class B shares outstanding.

Note 8 - Related Party Transactions

At December 31, 2005, the Company owed $179,399 under a funding arrangement with the Affiliated Entity (See Note 5). Professional fees for the period from July 26, 2005 (date of inception) to December 31, 2005 include $44,242 related to administrative services provided by the Affiliated Entity to the Company.

During the period from July 26, 2005 (date of inception) to December 31, 2005, the Company incurred rent expense of $15,124 for office space it rented from the Affiliated Entity under the terms of a sublease that ended in May 2006.

Note 9 - Subsequent Events

In January 2006, the Company issued 166,666 shares of Class A common stock to a newly hired officer of the Company. The Company received no proceeds from the issuance of these shares.

In August 2006, the Company entered into a management agreement with Solar Power, Inc. (SPI). Under the terms of the management agreement SPI absorbs certain of the Company’s payroll and inventory costs and is to provide general management and accounting functions to the Company. All other costs of the Company are to be absorbed by the Company and the Affiliated Entity.

In August 2006, the Company entered into an acquisition agreement with SPI. Under the terms of the acquisition agreement, the shareholders of the Company agreed to the Company being acquired in exchange for $500,000 cash, the assumption of any balances owed to the Affiliated Entity, shares of SPI’s common stock with an estimated fair value of $500,000, the granting of certain future franchise rights to certain of the Company’s shareholders and potential contingent payments up to $500,000.

In November 2006, the Company agreed to modify its acquisition agreement with SPI and on November 15, 2006 was acquired by SPI in exchange for $1,446,565 cash, in lieu of any and all other forms of consideration.

PRO FORMA FINANCIAL INFORMATION

Introductory Notes

The Transaction

On December 29, 2006, we completed the merger contemplated by the certain Agreement and Plan of Merger dated August 23, 2006, as amended by that certain First Amendment to the Agreement and Plan of Merger dated October 4, 2006, Second Amendment to the Agreement and Plan of Merger dated December 1, 2006, and Third Amendment to the Agreement and Plan of Merger dated December 21, 2006 (collectively, the “Agreement”), by and among us, Solar Power, Inc., a California corporation (“SPI-CA”), and our wholly-owned subsidiary, Welund Acquisition Corp., a Nevada corporation (“Merger Sub”) as previously reported on Current Reports on Form 8-K filed with the SEC on August 29, 2006, October 26, 2006, December 6, 2006, and December 22, 2006, pursuant to which our Merger Sub merged with and into SPI with SPI surviving as our wholly owned subsidiary (the “Merger”).

This Merger was treated as a reverse acquisition with Solar Power, Inc., a California corporation, considered as the acquiring entity for accounting purposes. The assets and liabilities of Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.), consisting primarily of cash and cash equivalents of $11,208,167 were recorded at their historical values.

In connection with the Merger, (a) we issued an aggregate of 14,500,000 shares of our restricted common stock to the existing shareholders of SPI in exchange for the cancellation of the outstanding shares of common stock of SPI owned by the SPI shareholders, (b) we substituted a total of 2,000,000 outstanding restricted stock awards and options of SPI with our restricted stock awards and options to purchase shares of our common stock on the same terms and conditions as their SPI options, and (c) replaced our officers and directors with the officers and directors of SPI who assumed control of the combined companies.

As a closing condition to the Merger, we sold our pool of finance receivables to Village Auto, LLC, a California limited liability and affiliate of Robert Freiheit, our former director, president and chief executive officer.

The Entities Involved

Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) (“SPI-NV”), Solar Power Inc., a California corporation (“SPI-CA”), and Dale Renewables Consulting, Inc., a California corporation (“DRCI”) acquired by SPI-CA effective June 1, 2006 closing on November 15, 2006.

Pro-Forma Reporting Periods

SPI-NV, SPI-CA and DRCI all report on a calendar year ending December 31.

Statements of Operations

For calendar year 2005 SPI-NV reported twelve months of operations. SPI-CA reported operations from inception to December 31 (eleven months). DRCI reported operations from inception to December 31 (approximately five months).

For the nine months ended September 30, 2006 SPI-NV and SPI-CA reported nine months of operations. DRCI reported operations for five months ended May 31, 2006. Operations of DRCI were consolidated with SPI-CA from June 1, 2006, the date of assumption of control.

SOLAR POWER, INC.
UNAUDITED PRO FROMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2006

	Solar Power, Inc., a Nevada corporation (Formerly Welund Fund, Inc.)	Solar Power, Inc., a California corporation	Pro Forma Adjustments	Note	Combined
ASSETS
Current Assets

Cash and cash equivalents	$9,650,779	$50,876	$5,643,086	(2)	$15,344,741
Accounts receivable	-	1,572,943	-		1,572,943
Security deposits	-	113,467	-		113,467
Notes receivable from SPI-CA	1,405,000	-	(1,405,000)	(1)	-
Accrued interest receivable from SPI-CA	3,828	-	(3,828)	(1)	-
Receivable from related party	515	-	-		515
Inventories	-	1,171,934	-		1,171,934
Amounts due from affiliates	-	5,746	-		5,746
Prepaid loan servicing fees receivable from related party	6,444	-	(6,444)	(2)	-
Finance receivables, net of discount	21,621	-	(21,621)	(2)	-
Prepaid expenses and other current assets	-	1,028,238			1,028,238
Total Current Assets	11,088,187	3,943,204	4,206,193		19,237,584

Plant and equipment, net	-	154,912	-		154,912

Goodwill	-	701,493			701,493

Other Assets	-	1,287	-		1,287
Deferred tax asset	-	46,281	-		46,281
Total Assets	$11,088,187	$4,847,177	$4,206,193		$20,141,557

LIABILITIES & STOCKHOLDERS EQUITY
Current Liabilities
Short-term loans from affiliates	$-	$1,970,000	$(1,408,828)	(1)	$561,172
Accounts payable	25,557	714,968	-		740,525
Financing costs payable	597,927	-	336,642	(2)	934,569
Accrued payroll and employee benefits	-	162,256	-		162,256
Accrued registration costs	75,000	-	(75,000)	(3)	-
Other current and accrued liabilities	-	2,038,436	-		2,038,436
Amounts due affiliates	-	19,149	-		19,149
Income taxes payable	-	180,000	-		180,000
Total Current Liabilities	698,484	5,084,809	(1,147,186)		4,636,107

Stockholders' Equity
Common stock	1,248	1,460			3,227

Additional paid in capital	10,589,966	16,489	5,151,868	(2),(3),(4)	15,757,804
Deficit accumulated during development stage	(201,511)	(149,783)	201,511	(4)	(149,783)
Retained earnings	-	(105,798)	-		(105,798)
Total Stockholders' Equity	10,389,703	(237,632)	5,353,379		15,505,450
Total Liabilities and Stockholders' Equity	$11,088,187	$4,847,177	$4,206,193		$20,141,557
	-	-	-		-

(1) Gives effect to the elimination of amounts due to SPI-NV from SPI-CA
(2) Gives effect to the following: (a) a reverse 3 for 1 stock split of SPI-NV; (b) elimination of 333,334 shares from DRCI in November 2006; (c) issuance of 500,000 shares of SPI-CA in December 2006; and (d) issuance of 16,000,000 shares in the private offering by SPI-NV in September and October 2006 and the issuance of 14,500,000 shares of SPI-NV in exchange for the outstanding shares of SPI-CA, (e) 100,000 restricted shares issued to the independent directors less financing costs and the eeliminaton of the financing receivables of SPI-NV sold pursuant to the Agreement. The private placment generalted $16,000,000 in cash for the Company less costs of approximately $1,311,000.
(3) Gives effect to the elimination of the accrued financing costs of the private placement of $75,000
(4) Gives effect to the elimination of SPI-NV deficit accumulated during development stage of $201,511

SOLAR POWER, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005

	Solar Power, Inc., a Nevada corporation (Formerly Welund Fund, Inc.)	Solar Power, Inc., a California corporation	Dale Renewables Consulting, Inc., a California corporation	Pro Forma Adjustments	Note	Combined
Revenues	$13,460	$1,371,731	$-	$(13,460)	(1)	$1,371,731
Amortization of discount on purchased finance receivales	7,333	-	-	(7,333)	(1)	-
Interest income	3,288	-	-	(3,288)	(1)	-
Total Revenue	24,081	1,371,731	-	(24,081)		1,371,731
Cost of revenues	-	409,828	-	-		409,828
Gross profit	24,081	961,903	-	(24,081)		961,903

Operating expenses
Selling expnese	-	74,886	-	-		74,886
General and administrataive expenses	101,509	1,013,289	168,260	-		1,283,058
Total operating expenses	101,509	1,088,175	168,260	-		1,357,944

Operating loss	(77,428)	(126,272)	(168,260)	(24,081)		(396,041)

Other income (expense)
Interest expense	-	(11,367)	-	-		(11,367)
Non-operating income, net	-	2,016	-	-		2,016
Total other expense	-	(9,351)	-	-		(9,351)

Loss before income taxes	(77,428)	(135,623)	(168,260)	(24,081)		(405,392)
Income tax benefit	-	(21,039)	-	-		(21,039)
Net loss from continuing operations	(77,428)	(114,584)	(168,260)	(24,081)		(384,353)

Shares outstanding	1,666,667	14,000,000	333,334	16,266,666	(2)	32,266,667

Earnings per share - basic	$(0.00)					$(0.01)

(1) Gives effect to the discontinuation of operations at SPI-NV as a condition of the Agreement
(2) Gives effect to the following: (a) a reverse 3 for 1 stock split of SPI-NV; (b) elimination of 333,334 shares from DRCI in November 2006 in conjunction with its acquisition by SPI-CA; (c) issuance of 500,000 shares of SPI-CA in December 2006; and (d) issuance of 16,000,000 shares in the private offering by SPI (NV) in September and October 2006 (e) 100,000 restricted shares issued to our independent directors

SOLAR POWER, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2006

	Solar Power, Inc., a Nevada corporation (Formerly Welund Fund, Inc.)	Solar Power, Inc., a California corporation	Pro Forma Adjustments	Note	Combined
Revenues	$-	$3,551,789	-		$3,551,789
Cost of revenues	-	2,040,263	-		2,040,263
Gross profit	-	1,511,526	-		1,511,526

Operating expenses
Selling expnese	-	110,640	-		110,640
General and administrataive expenses	128,625	1,445,736	-		1,574,361
Total operating expenses	128,625	1,556,376	-		1,685,001

Operating loss	(128,625)	(44,850)	-		(173,475)

Other income (expense)
Interest income (expense)	3,880	(36,094)	(52)	(1)	(32,267)
Non-operating income, net	-	42,302	-		42,302
Total other expense	3,880	6,208	(52)		10,035

Loss before income taxes	(124,745)	(38,642)	(52)		(163,440)
Income tax benefit	-	(112,819)	-		(112,819)
Net (loss) income from continuing operations	(124,745)	74,177	(52)		(50,621)

Shares outstanding	1,666,667	14,333,334	16,266,666	(2)	32,266,667

Loss per share	$(0.01)				$(0.00)

(1) Gives effect to the elimination of interest income of SPI-NV related to discontinued operations as a condition of the agreement of the Agreement
(2) Gives effect to the following: (a) a reverse 3 for 1 stock split of SPI-NV; (b) elimination of 333,334 shares from DRCI in November 2006 in conjunction with its acquisition by SPI-CA; (c) issuance of 500,000 shares of SPI-CA in December 2006; and (d) issuance of 16,000,000 shares in the private offering by SPI-NV in September and October 2006 and the issuance of 14,500,000 shares of SPI-NV in exchange for the outstanding shares of SPI-CA, (e) 100,000 restricted shares issued to the independent directors

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)
Condensed Balance Sheet
(Unaudited)

September 30,
2006

ASSETS

Current Assets
Cash	$9,650,779
Notes receivable from SPI	1,405,000
Interest receivable from SPI	3,828
Receivable from related party	515
Assets Held for Sale:
Prepaid loan servicing fees receivable from related party	6,444
Finance receivables, net of unamortized discount of $3,766	21,621

Total Assets	$11,088,187

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$25,557
Payable to Roth Capital Partners, LLC	597,927
Accrued registration costs	75,000
Total Current Liabilities	698,484

Stockholders' Equity
Preferred stock, $0.0001 par value; 20,000,000 shares authorized; none issued and outstanding	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 12,476,646 shares outstanding	1,248
Additional paid-in capital	10,589,966
Deficit accumulated during the development stage	(201,511)
Total Stockholders' Equity	10,389,703

Total Liabilities and Stockholders' Equity	$11,088,187

The accompanying notes are an integral part of these condensed financial statements.

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)
Condensed Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended		For the Period from July 16, 2002 (date of inception) through
	September 30,		September 30,		September 30,
	2006	2005	2006	2005	2006
Interest income	$3,880	$2,104	$3,880	$2,104	$7,168

General and administrative expense	96,754	9,361	128,625	75,850	233,565

Loss from Continuing Operations	(92,874)	(7,257)	(124,745)	(73,746)	(226,397)

Income from Discontinued Operations	2,028	5,794	8,430	13,174	24,886

Net Loss	$(90,846)	$(1,463)	$(116,315)	$(60,572)	$(201,511)

Basic and Diluted Income (Loss) Per Common Share
Continuing operations	$(0.03)	$(0.01)	$(0.08)	$(0.07)
Discontinued operations	-	0.01	0.01	0.01
Net Loss	$(0.03)	$-	$(0.07)	$(0.06)

Weighted-Average Common Shares Outstanding	2,733,078	1,146,667	1,681,282	1,005,057

The accompanying notes are an integral part of these condensed financial statements.

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)
Statement of Shareholders' Equity (Deficit)
For the Nine Months Ended September 30, 2006

				Deficit
				Accumulated	Total
			Additional	During the	Shareholders'
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)
Balance - December 31, 2005	1,146,667	$115	$287,609	$(85,196)	$202,528

Issuance of 1,560,000 shares common stock for cash, $0.0001 par value, 8/9/06	520,000	52	166,386	-	166,438

Issuance of 10,809,979 shares common stock for cash, $0.0001 par value, 9/30/06, net of offering costs of $885,000	10,809,979	1,081	10,135,971	-	9,924,979

Net loss	-	-	-	(116,315)	(116,315)

Balance - September 30, 2006	12,476,646	$1,248	$10,589,966	$(201,511)	$10,389,703

The accompanying notes are an integral part of these condensed financial statements.

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)
Condensed Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended		For the period from July 16, 2002 (date of inception) through
	September 30,		September 30,
	2006	2005	2006
Cash Flows From Operating Activities
Net loss	$(116,315)	$(60,572)	$(201,511)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of discount on purchased finance receivables	(5,148)	(6,077)	(12,481)
Issuance of common stock for services	-	50,000	50,224
Changes in assets and liabilities:
Prepaid loan servicing fees receivable from related party	(6,444)	(2,343)	(6,444)
Accrued interest receivable	(3,828)	(2,104)	(3,828)
Prepaid expenses	-	(219)	-
Payables to related parties	(2,740)	725	-
Accounts payable	15,656	5,816	25,557
Net Cash Used In Operating Activities	(118,819)	(14,774)	(148,483)

Cash Flows From Investing Activities
Purchase of finance receivables from a related party	-	(107,357)	(107,357)
Collection of finance receivables	34,407	40,758	85,253
Proceeds from sale of nonperforming finance receivables	4,091	-	12,449
Investment in note receivable from Paxton Energy, Inc.	-	(100,000))	(100,000)
Proceeds from collection of note receivable from Paxton Energy, Inc.	-	-	100,000
Net Cash Used In Investing Activities	38,498	(166,599)	(9,655)

Cash Flows From Financing Activities
Proceeds from issuance of common stock, net of offering costs paid	10,976,417	237,500	11,213,917
Investment in notes receivable from SPI	(1,405,000)	-	(1,405,000)
Net Cash Provided By Financing Activities	9,571,417	237,500	9,808,917
Net Increase In Cash	9,491,096	56,127	9,650,779
Cash At Beginning Of Period	159,683	-	-
Cash At End Of Period	$9,650,779	$56,127	$9,650,779

The accompanying notes are an integral part of these condensed financial statements

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)

Notes to Interim Condensed Financial Statements
(Unaudited)
NOTE 1 - ORGANIZATION, CHANGE IN CONTROL, AND SIGNIFICANT ACCOUNTING POLICIES

Organization, Nature of Operations, Change in Control, and Recent Events — Solar Power, Inc. ("the Company") was originally incorporated under the name “Welund Fund, Inc.” in the State of Delaware on July 16, 2002. The Company is a development stage company organized to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. Effective February 1, 2006, the Company consummated a merger with and into Welund Fund, Inc. (a Nevada corporation), a newly-created wholly-owned subsidiary. Concurrent with the merger, the Company changed its legal domicile from Delaware to the State of Nevada. Since July 16, 2002, the Company’s activities have primarily related to the Company's formation and the seeking of investment or merger opportunities.

On June 9, 2004, an entity acquired 100% of the stock of the Company from the former sole shareholder of the Company for $90,000. At that time, control of the Company was transferred to the new shareholder who appointed a new board of directors. The change of control did not constitute a business combination or reorganization, and consequently, the assets and liabilities of the Company continued to be recorded at historical cost. From July 16, 2002 through March 31, 2005, the Company did not recognize revenue from any of its business activities. Between March and June of 2005, the Company issued 1,000,000 shares of common stock in a private placement for $250,000, less offering costs of $12,500. In March 2005, the Company used part of the proceeds from the issuance of common stock to purchase a pool of sub-prime auto loans from an affiliate of the Company’s president at that time for $107,357. Although the Company began recognizing revenue from the auto loans in 2005, the Company continues to be considered to be in the development stage because revenues recognized have not been significant in relation to the level of planned future operations.

On August 23, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Solar Power, Inc., a California corporation (“SPI), and with a newly-created subsidiary of the Company, Welund Acquisition, Corp., a Nevada corporation. On December 29, 2006, Welund Acquisition, Corp. was merged with and into SPI, the Company issued 14,500,000 shares of common stock to the shareholders of SPI and the Company substituted 2,000,000 restricted stock awards and options for restricted stock awards and options of SPI.

On September 5, 2006, the Company elected Stephen C. Kircher as the Chairman. Mr. Kircher currently holds the same position with SPI and is also the Chief Executive Officer and President of SPI. Between August 9, 2006 and September 5, 2006, the former directors and officers of the Company resigned and a new board of directors and officers was appointed.

On October 5, 2006, the Company amended its articles of incorporation to change its name to Solar Power, Inc. and affected a 1 for 3 reverse split of its outstanding common stock. The reverse stock split has been retroactively applied for all periods presented in the accompanying financial statements and all references to shares of stock in the notes to financial statements are on a post-reverse split basis.

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)

Notes to Interim Condensed Financial Statements
(Unaudited)

Condensed Interim Financial Statements - The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, these financial statements do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s annual financial statements and the notes thereto, included in the Company’s annual report on Form 10-KSB. In the opinion of the Company’s management, the accompanying unaudited condensed financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to fairly present the Company’s financial position as of September 30, 2006, its results of operations for the three months ended September 30, 2006 and 2005, and its results of operations and cash flows for the nine months ended September 30, 2006 and 2005, and for the period from July 16, 2002 (date of inception), through September 30, 2006. The results of operations for the three months and the nine months ended September 30, 2006, is not likely indicative of the results that may be expected for the year ending December 31, 2006.

Business Condition - The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company’s operating losses and lack of significant operations, raise substantial doubt about the ability of the Company to continue as a going concern. The Company took the first step toward meeting concerns about its ability to continue as a going concern by issuing 1,560,000 shares of common stock in August 2006 for $166,438. In September and October 2006, the Company issued 16,000,000 shares of common stock for net proceeds of $15,040,000. In August 2006, the Company entered into the Merger Agreement with SPI, pursuant to which it is contemplated that Welund Acquisition Corp., a wholly-owned subsidiary of the Company, will merge with SPI with SPI surviving as the wholly-owned subsidiary of the Company. SPI is in the business of developing, manufacturing and marketing solar panels and system component products as a complete photovoltaic system to institutional, commercial and residential facilities located primarily in the United States. Upon the merger, it is contemplated that SPI’s current business will be the Company’s primary business. Any substantial increase in business may require the Company to raise additional funds. There is no assurance that the Company will be successful in raising additional capital, or if successful, on terms favorable to the Company. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basic and Diluted Income (Loss) Per Share - Basic income (loss) per share amounts are computed by dividing net income (loss) by the weighted-average number of common shares outstanding during each period. At September 30, 2006 and 2005, there were no potentially dilutive common stock equivalents outstanding.

NOTE 2 - AUTO LOANS HELD FOR SALE

On March 30, 2005, the Company purchased a pool of sub-prime auto loans with a pay-off balance of $126,302 from an affiliate of the Company’s then primary shareholder, officer, and director for $107,357. The purchase price was 85% of the loan pool’s pay-off balance. The discount of $18,945 on the purchase of the loans is being amortized over the term of the loans using a method which approximates the effective yield method. The seller of the pool is required to repurchase loans that become 90 days delinquent. As such, no allowance for uncollectible loans is needed. At the date of purchase, the average loan had a principal balance of approximately $4,708 with an average annual percentage interest rate of approximately 21.54%. The remaining terms of the loans ranged from 6 to 46 months. The Company contracted with Accredited Adjusters, LLC, a related party, to service and administer the loans for a monthly fee equal to ½% of the outstanding principal balance. Accredited Adjusters , LLC, is an affiliate of the Company’s then primary shareholder, officer, and director.

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)

Notes to Interim Condensed Financial Statements
(Unaudited)

On August 23, 2006, the Company decided to sell its current business of finance receivables in order to comply with the conditions set forth in the Merger Agreement, as discussed in Note 1. Management intends to sell and is in the process of completing an agreement with a shareholder to sell the Company’s current pool of finance receivables for 50% of the loan pool’s payoff balance for cash. The Company has reclassified the loan pool and the prepaid loan servicing fees receivable from the shareholder as held for sale. Revenues from these discontinued operations for the three and nine months ended September 30, 2006 were $2,470 and $10,327, respectively. Revenues from discontinued operations for the three and nine months ended September 30, 2005 were $7,239 and $16,382, respectively.

On December 29, 2006, as a condition of the final closing of the Merger Agreement, the Company entered into a Receivables and Servicing Rights Purchase and Sale Agreement with a shareholder to sell the pool of loans receivable for cash of $12,694, which approximates 50% of the payoff balance at September 30, 2006. As part of the purchase agreement, prepaid loan servicing fees and the receivable from a related party were forgiven and recorded as a component of the loss on sale of receivables on the date of the sale.

Summary information regarding finance receivables for the nine months ended September 30, 2006 is as follows:

	Finance Receivables (Payoff)	Unamortized Discount	Finance Receivables, net
Balance at December 31, 2005	$65,151	$(9,665)	$55,486
Collections of auto loans	(34,407)	-	(34,407)
Sale of delinquent auto loans	(5,357)	751	(4,606)
Amortization of discount	-	5,148	5,148
Balance at September 30, 2006	$25,387	$(3,766)	$21,621

NOTE 3 - COMMON STOCK

On October 5, 2006, the Company amended its articles of incorporation to change its name to Solar Power, Inc. and affected a 1-for-3 reverse split of its outstanding common stock. The reverse stock split has been retroactively applied for all periods presented in the accompanying financial statements and all references to shares of stock in the notes to financial statements are on a post-reverse split basis.

On August 9, 2006, the Company issued 520,000 shares of common stock for $166,438. Purchasers of the common stock received piggyback registration rights and included Steven P. Strasser, the Company’s President and Director, who purchased 156,214 shares for $50,000; Tats, LLC, a family-controlled entity of Terrell W. Smith, the Company’s Vice-President and Director, who purchased 62,485 shares for $20,000; and Howard S. Landa, a director of the Company, who purchased 62,485 shares for $20,000. Mr. Strasser and Mr. Smith were also appointed to the Board of Directors.

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)

Notes to Interim Condensed Financial Statements
(Unaudited)

In September 2006, the Company commenced a private placement offering of 16,000,000 shares of its common stock at $1.00 per share (the “Offering”). The Company conducted two closings for the Offering. On September 19, 2006, the Company issued 10,809,979 shares of common stock at $1.00 per share for $10,809,979. The remaining 5,190,021 shares of common stock were issued on October 4, 2006 for $5,190,021. The following directors, director nominees, and executive officers, and family members of such individuals participated as investors in this private placement: Mr. Strasser purchased 225,000 shares of common stock for $225,000; Mr. Smith purchased 100,000 shares for $100,000; and Mr. Landa purchased 75,000 shares of common stock for $75,000.

In connection with this offering, the Company entered into a Registration Rights Agreement with the investors, pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares sold in the offering. The Registration Rights Agreement includes provisions that if the registration statement is not filed by certain dates, or is not declared effective by certain other dates, then the Company will have to pay liquidated damages equal to 1% of the aggregate amount invested for each month that the Company fails to meet the deadlines, up to a maximum of 10% of the amount invested. In connection with the offering, the Company has accrued $75,000 of estimated registration costs at September 30, 2006, which is reflected as a liability and a reduction of additional paid-in capital in the accompanying balance sheet.

The Company engaged Roth Capital Partners, LLC (“Roth Capital”) to act as the agent in the offering. In connection with the entire offering, Roth Capital was paid a total of $885,000 on October 6, 2006 in compensation and reimbursement of expenses. Of the total paid, $597,927 is reflected as a payable in the accompanying balance sheet at September 30, 2006 for that portion of the offering that closed in September 2006, and has been deducted from additional paid in capital. Additionally, as part of their compensation, Roth Capital was issued a five-year warrant to purchase 800,000 shares of the Company’s common stock at $1.15 per share.

Note 4 Notes Receivable from SPI

In August and September 2006, in connection with the contemplated merger with SPI, the Company loaned SPI an aggregate of $200,000 to be used as working capital in the interim period before the SPI Merger. The notes are due on demand and bear interest at 8% per annum.

On September 19, 2006, the Company entered into a Credit Facility Agreement and a Security Agreement (the “Loan Documents”) with SPI, pursuant to which the Company granted SPI a revolving credit line of up to $2,000,000 (the Credit Facility). Under the terms of the Loan Documents, except for certain permitted liens, the Company was granted a first priority security interest in all of SPI’s assets owned now or in the future. Advances made under the Credit Facility bear interest at 8% per annum and are available until February 28, 2007. Amounts advanced under the Credit Facility, including accrued interest, are due for repayment on March 31, 2007. As of September 30, 2006, the Company has advanced an aggregate of $1,205,000 under the Credit Facility. On November 3, 2006, the Company entered into a First Amendment to the Credit Facility pursuant to which the Company agreed to increase the existing revolving credit line from $2,000,000 to $2,500,000. Between September 30, 2006 and November 7, 2006, the Company advanced an additional $1,095,000 under the Credit Facility. As of November 7, 2006, the Company has advanced SPI $2,300,000 under the Credit Facility.

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)

Notes to Interim Condensed Financial Statements
(Unaudited)

Prior to entering into the Merger Agreement with the Company, SPI entered into an Agreement and Plan of Merger with Dale Renewables Consulting, Inc., a California corporation (“DRCI”), and its related parties, pursuant to which it was contemplated that SPI would purchase DRCI through a merger with and into DRCI and become the surviving corporation integrating DRCI’s photo-voltaic marketing, sales and installation business in Northern California into SPI’s business (the “DRCI Merger”). The DRCI Merger was disclosed to the Company in the Merger Agreement and on November 15, 2006, the Company made a separate loan to SPI for $1,446,565 to fund the purchase of DRCI. The note is payable on demand and provides for interest at the rate of 8% per annum.

As of November 15, 2006, SPI owes the Company an aggregate amount of $3,946,565.

Note 5 Related Party Transactions

Since the inception of the Company, certain expenses of the Company had been paid by the principal shareholder of the Company. The Company does not own any real or personal property. The Company currently pays rent in the amount of $2,300 per month to an affiliate of the former officer and director for the use of certain office space on a month-to-month basis. Total rental expense for the three months and nine months ended September 30, 2006 was $6,900 and $20,700, respectively. Total rental expense for the three months and nine months ended September 30, 2005 was $5,400 and $12,600, respectively.

In connection with the servicing of the auto loans, the Company pays Accredited Adjusters, LLC, a related party, to service and administer the loans for a monthly fee equal to ½% of the outstanding principal balance. The fee for the three months and nine months ended September 30, 2006 for servicing the loans was $442 and $1,897, respectively. The fee for the three months ended September 30, 2005 and for the period from March 30, 2005 through September 30, 2005 for servicing the loans was $1,445 and $3,209, respectively. At September 30, 2006, the Company has a receivable from Accredited Adjusters, LLC of $6,444 for amounts paid in excess of the amounts earned under the servicing agreement. Management intends to collect this prepaid loan servicing fee receivable in connection with the sale of the finance receivables and has reclassified the receivable as held for sale.

During the three months and the nine months ended September 30, 2006, the Company incurred consulting fees with Village Auto, a related party, in the amount of $6,800 and $10,000, respectively. At September 30, 2006, the Company also has a receivable from Village Auto, a related party, in the amount of $515, in connection with the repurchase of a delinquent loan.

Stephen C. Kircher holds the position of Chairman of the Board of Directors for both the Company and SPI. The Company has appointed a Special Merger Committee consisting of Steven P. Strasser, Terrell W. Smith, and Howard S. Landa, which has the power to deal with all merger matters with SPI without the participation or vote of Stephen C. Kircher.

HANSEN, BARNETT& MAXWELL
A Professional Corporation	Registered with the Public Company
CERTIFIED PUBLIC ACCOUNTANTS	Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128 Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders
Solar Power, Inc.

We have audited the accompanying balance sheet of Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.), (a development stage company) as of December 31, 2005, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2004 and for the period from July 16, 2002 (date of inception) through December 31, 2005. These financial statements are the responsibility of the Company's management.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solar Power, Inc., (formerly Welund Fund, Inc.) as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, and for the period from July 16, 2002 (date of inception) through December 31, 2005 in accordance with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company’s operating losses and lack of significant operations raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HANSEN, BARNETT & MAXWELL, P.C.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
March 29, 2006, except for Note 3, as to which the date is January 16, 2007

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
Balance Sheet

December 31, 2005

ASSETS

Cash	$159,683
Finance receivables, net of discount of $9,665	55,486

Total Assets	$215,169

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable	$9,901
Payables to related parties	2,740
Total Liabilities	12,641

Preferred stock, $0.0001 par value; 20,000,000 shares authorized; none issued and outstanding	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,440,000 shares issued and outstanding	344
Additional paid-in capital	287,380
Deficit accumulated during the development stage	(85,196)
Total Shareholders' Equity	202,528

Total Liabilities and Shareholders' Equity	$215,169

The accompanying notes are an integral part of these financial statements.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
Statements of Operations

	For the Years Ended December 31,		For the Period from July 16, 2002 (date of inception) through December 31,
	2005	2004	2005

Interest income	$3,288	$-	$3,288

General and administrative expense	97,172	7,544	104,940

Loss from Continuing Operations	(93,884)	(7,544)	(101,652)

Income from Discontinued Auto Loan Operations	16,456	-	16,456

Net Loss	$(77,428)	$(7,544)	$(85,196)

Basic and Diluted Income (Loss) Per Common Share
Loss from continuing operations	$(0.03)	$-
Income from discountinued operations	0.01	-
Net Loss	$(0.02)	$-

Weighted-Average Common Shares Outstanding	3,122,252	2,240,000

The accompanying notes are an integral part of these financial statements.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)
For the Period from July 16, 2002 (Date of Inception) through December 31, 2003 and for the Years Ended December 31, 2004 and 2005

				Deficit
				Accumulated	Total
			Additional	During the	Shareholders'
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)
Balance - July 16, 2002 (date of inception)	-	$-	$-	$-	$-

Issuance of stock for services on July 16, 2002 at $0.0001 per share	1,240,000	124	-	-	124

Issuance of stock to convert debt to equity on December 31, 2003 at $0.0001 per share	1,000,000	100	-	-	100

Net loss	-	-	-	(224)	(224)

Balance - December 31, 2003	2,240,000	224	-	(224)	-

Net loss	-	-	-	(7,544)	(7,544)

Balance - December 31, 2004	2,240,000	224	-	(7,768)	(7,544)

Issuance of stock for cash from March to June 2005, at $0.25 per share, less offering costs of $12,500	1,000,000	100	237,400	-	237,500

Issuance of stock for services in May 2005 at $0.25 per share	200,000	20	49,980	-	50,000

Net loss	-	-	-	(77,428)	(77,428)

Balance - December 31, 2005	3,440,000	$344	$287,380	$(85,196)	$202,528

The accompanying notes are an integral part of these financial statements.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
Statements of Cash Flows

	For the Years Ended December 31,		For the period from July 16, 2002 (Date of Inception) through December 31,
	2005	2004	2005
Cash Flows From Operating Activities
Net loss	$(77,428)	$(7,544)	$(85,196)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of discount on purchased finance receivables	(7,333)	-	(7,333)
Issuance of common stock for services	50,000	-	50,124
Changes in assets and liabilities:
Change in payables to related parties	(1,935)	4,675	2,840
Accounts payable	7,032	2,869	9,901
Net Cash Used In Operating Activities	(29,664)	-	(29,664)

Cash Flows From Investing Activities
Purchase of finance receivables from a related party	(107,357)	-	(107,357)
Collection of finance receivables	50,846	-	50,846
Proceeds from sale of nonperforming finance receivables	8,358	-	8,358
Investment in note receivable from Paxton Energy, Inc.	(100,000)	-	(100,000)
Proceeds from collection of note receivable from Paxton Energy, Inc.	100,000	-	100,000
Net Cash Used In Investing Activities	(48,153)	-	(48,153)

Cash Flows From Financing Activities
Proceeds from the sale of common stock, net of offering costs	237,500	-	237,500
Net Cash Provided By Financing Activities	237,500	-	237,500
Net Increase In Cash	159,683	-	159,683
Cash At Beginning Of Period	-	-	-
Cash At End Of Period	$159,683	$-	$159,683

The accompanying notes are an integral part of these financial statements.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 1 -	ORGANIZATION, NATURE OF OPERATIONS, CHANGE IN CONTROL, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization, Nature of Operations, and Change in Control— Welund Fund, Inc. ("the Company") was incorporated in the State of Delaware on July 16, 2002 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. Effective February 1, 2006, the Company consummated a merger with and into Welund Fund, Inc. (a Nevada corporation), a newly-created wholly-owned subsidiary. Concurrent with the merger, the Company changed its legal domicile from Delaware to the State of Nevada.

Since July 16, 2002, the Company’s activities have primarily related to the Company's formation and the seeking of investment or merger opportunities. On June 9, 2004, Liberty Associates Holdings, LLC, an entity controlled by the Company’s current president, acquired 100% of the stock of the Company from the then sole shareholder of the Company for cash of $90,000. As a result, control of the Company was transferred to the new shareholder who appointed a new board of directors. The change of control did not constitute a business combination or reorganization, and consequently, the assets and liabilities of the Company continued to be recorded at historical cost. From July 16, 2002 through March 31, 2005, the Company did not recognize revenue from any of its business activities. As further described in Notes 2 and 3 to the financial statements, the Company has recently sold 1,000,000 shares of common stock for $250,000, less offering costs, and has purchased a pool of sub-prime auto loans from an affiliate of the Company’s president for $107,357. Although the Company has recognized revenue from the auto loans, the Company continues to be considered to be in the development stage because revenues recognized have not been significant in relation to the level of planned future operations.

Use of Estimates— The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations— The Company’s operations currently consist of solely the purchase and servicing of sub-prime auto loans in the Sacramento, California area.

Income Taxes— Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities and on the amount of operating loss carry forwards, and are measured using the enacted tax rates and laws that are expected to be in effect when the temporary differences and carry forwards are resolved. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

Business Condition - The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company’s operating losses and lack of significant operations, raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management’s plans include raising additional funds to meet its ongoing expenses through sale of its equity securities. There is no assurance that the Company will be successful in raising additional capital, or if successful, on terms favorable to the Company. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

Basic Loss Per Share - Loss per share amounts are computed by dividing net loss by the weighted-average number of common shares outstanding during each period. At December 31, 2005, there were no potentially issuable common shares outstanding.

NOTE 2 -	PREFERRED AND COMMON STOCK

Preferred Stock— The Company is authorized to issue 20,000,000 shares of preferred stock, $0.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No shares of preferred stock have been issued.

Common Stock— The Company is authorized to issue 100,000,000 shares of common stock, $0.0001 par value. On March 24, 2005, the Company opened a private offering of its stock for sale at $0.25 per share. Through June 30, 2005, the Company sold 1,000,000 shares of common stock for $250,000. Total cost of the offering was $12,500, which was charged against additional paid in capital.

During May 2005, the Company issued 200,000 shares of common stock for consulting and legal services valued at $50,000, or $0.25 per share. The value assigned to the services was valued based upon the value of shares issued for cash.

NOTE 3 -	FINANCE RECEIVABLES

On March 30, 2005, the Company purchased a pool of sub-prime auto loans with a pay-off balance of $126,302 from an affiliate of the Company’s primary shareholder, officer, and director for $107,357. The purchase price was 85% of the loan pool’s pay-off balance. The discount of $18,945 on the purchase of the loans is being amortized over the term of the loans using a method which approximates the effective yield method. The seller of the pool is required to repurchase loans that become 90 days delinquent. As such, no allowance for uncollectible loans is provided. At the date of purchase, the average loan had a principal balance of approximately $4,708, a weighted average annual interest rate of approximately 21.54%, a weighted average annual effective interest rate of approximately 32.59%, and remaining terms from 6 to 46 months. The Company has contracted with Accredited Adjusters, LLC, a related party, to service and administer the loans for a monthly fee equal to ½% of the outstanding principal balance. Accredited Adjusters is an affiliate of the Company’s primary shareholder, officer, and director.

On August 23, 2006, the Company decided to sell its current business of finance receivables. Management intends to sell and is in the process of completing an agreement with a shareholder to sell the Company’s current pool of finance receivables for 50% of the loan pool’s payoff balance for cash. Revenues from these discontinued operations for the years ended December 31, 2005 and 2004 were $20,793 and $0, respectively.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

Summary information regarding finance receivables for the year ended December 31, 2005 is as follows:

	Finance Receivables (Payoff)	Unamortized Discount	Finance Receivables, net
Purchase of auto loans, March 30, 2005	$126,302	$(18,945)	$107,357
Collections of auto loans	(50,846)	-	(50,846)
Sale of delinquent auto loans	(10,096)	1,738	(8,358)
Amortization of discount	-	7,333	7,333
Other	(209)	209	-
Balance at December 31, 2005	$65,151	$(9,665)	$55,486

NOTE 4 -	RELATED PARTY TRANSACTIONS

Since the inception of the Company, certain expenses of the Company had been paid by the principal shareholder of the Company. The Company does not own any real or personal property. Office services had been provided without charge by the officer and director of the Company. Such costs had not been significant to the financial statements and accordingly, have not been reflected therein.

Commencing March 1, 2005, the Company began paying rent in the amount of $1,800 per month to an affiliate of the officer and director for the use of certain office space on a month-to-month basis. The monthly rental was increased to $2,300 on October 1, 2005. Total rental expense for the year ended December 31, 2005 was $19,500.

In connection with the servicing of the auto loans, the Company has paid Accredited Adjusters, LLC $4,000, and has a current liability of $909 for services rendered. Furthermore, $1,831 has been received in error by the Company, is now due to an affiliate of the Company, and was transferred to the affiliate subsequent to December 31, 2005.

On July 28, 2005, the Company loaned $100,000 to Paxton Energy, Inc. (Paxton), a related party through common ownership and common management. The note bore interest at 12% per annum, was payable on demand, and was secured by all of the assets of Paxton. In November 2005, the President of the Company purchased the loan and accrued interest of $3,288 from the Company for $103,288, and in turn the Company assigned the demand note to its President.

NOTE 5 -	INCOME TAXES

At December 31, 2005, the Company has net operating loss carry forwards of $85,196, expiring in 2022 through 2025, if unused. The utilization of the net operating loss carry forwards is dependent upon the tax laws in effect at the time the net operating loss carry forwards can be utilized. No income tax benefit or deferred tax asset has been recorded in the financial statements because it is not presently likely that such tax benefits will be realized.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

The components of net deferred tax assets and liabilities were as follows at December 31, 2005:

Deferred tax asset - Operating loss carry forwards	$28,967
Valuation allowance	(28,967)
Net deferred tax asset	$-

The valuation allowance increased $26,326 and $2,565 during the years ended December 31, 2005 and 2004, respectively. The following is a reconciliation of the income tax benefit computed at the statutory federal rate of 34% to income tax expense included in the accompanying financial statements for the years ended December 31, 2005 and 2004:

	2005	2004
Income tax benefit at statutory rate	$(26,326)	$(2,565)
Change in valuation allowance	26,326	2,565
Net income tax benefit	$-	$-

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. The registrant's Amended and Restated Articles of Incorporation eliminate the liability of the directors of the registrant for monetary damages to the fullest extent permissible under California law. In addition, the registrant’s Amended and Restated Articles of Incorporation and Bylaws provide that the registrant has the authority to indemnify the registrant's directors and officers and may indemnify the registrant's employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by California law. The registrant is also empowered under the registrant's Bylaws to purchase insurance on behalf of any person whom the registrant is required or permitted to indemnify.

In connection with our engagement of Roth Capital as our exclusive agent for the offering of up to $16,000,000, we have agreed to indemnify Roth Capital against various liabilities, including liabilities under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Security Holders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$2,029
Accounting fees and expenses	$132,439
Legal fees and expenses	$273,549

Total	$408,017

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have sold and issued the following securities:

1.   On December 31, 2003, we issued to our former Executive Officer and Director 1,000,000 (pre-reverse stock split) shares of common stock upon the conversion of debt in the amount of $100. We granted to the officer the right for conversion of the debt on December 31, 2004 and on that date, the fair value of the common stock issued approximated the fair value of the debt. The issuance was exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of Section 4(2).

2.   On March 24, 2005, we commenced a private offering pursuant to which we issued 950,000 (pre-reverse stock split) shares of common stock for $225,000 cash, or $0.25 per share, after $12,500 of offering costs. The offering closed on April 30, 2005. This issuance consisted of restricted securities bearing the Rule 144 legend and was exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of Section 4(2).

3.   On August 9, 2006, we issued an aggregate of 520,000 shares of restricted common stock for total proceeds of $166,438. Purchasers of the common stock received piggyback registration rights. Two of the purchasers, Mr. Strasser and Mr. Smith, were also appointed to the Board of Directors. Mr. Strasser purchased 156,214 shares of common stock for $50,000 and TATS LLC, a family-controlled entity of Mr. Smith, purchased 62,485 shares of common stock for $20,000l and Mr. Landa purchased 62,485 shares for $20,000. All purchasers were accredited investors and had long-standing business relationships with our former Chief Executive Officer. The transaction was a result of personal negotiations with our former Chief Executive Officer and the use of proceeds was not specified. All of the common stock was sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

4.   In September and October 2006, we conducted a private placement of our shares of common stock, $.0001 par value, for a minimum of 10,000,000 and up to a maximum of 16,000,000 shares of our restricted common stock for $1.00 per share (the “Offering”). On September 19, 2006, we received investment amounts of $10,809,979 and accordingly conducted the first closing for the Offering. In connection with the first closing we issued 10,809,979 shares of our common stock. On October 4, 2006, we conducted our second and final closing by issuing 5,190,021 shares of our restricted common stock for an aggregate gross proceed of $5,190,021. The Offering was conducted primarily by us and Roth Capital. The shares in the Offering were offered and sold only to accredited investors in reliance upon Rule 506 of Regulation D of the Securities Act of 1933, as amended.

5.   In connection with our private placement in September and October 2006, we issued to our placement agent, Roth Capital Partners, LLC, a warrant to purchase up to 800,000 shares of common stock for a three year term with an exercise price of $1.15 per share. The warrant was issued in reliance upon Rule 506 of Regulation D of the Securities Act of 1933, as amended.

6.   In connection with the Merger, we issued an aggregate of 14,500,000 shares of our common stock to the shareholders of SPI as merger consideration, and substituted 2,000,000 SPI options and restricted stock awards for our restricted stock awards and options to purchase our shares of common stock (the “Merger Consideration”). The 14,500,000 were issued to SPI Shareholders in exchange for the cancellation and retirement of their shares of SPI common stock. The issuance of the Merger Consideration was conducted by us. The Merger Consideration was issued in reliance upon Rule 506 of Regulation D of the Securities Act of 1933, as amended. In addition, in connection with the Merger, the directors and executive officers of SPI became our directors and executive officers, and assumed control.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of January 25, 2006 between Welund Fund, Inc. (Delaware) and Welund Fund, Inc. (Nevada) (1)

2.2
Agreement and Plan of Merger by and among Solar Power, Inc., a California corporation, Welund Acquisition Corp., a Nevada corporation, and Welund Fund, Inc. a Nevada corporation dated as of August 23, 2006(2)

Exhibit No.	Description

2.3	First Amendment to Agreement and Plan of Merger dated October 4, 2006(3)

2.4	Second Amendment to Agreement and Plan of Merger dated December 1, 2006(4)

2.5	Third Amendment to Agreement and Plan of Merger dated December 21, 2006(5)

2.6
Agreement and Plan of Merger by and between Solar Power, Inc., a California corporation and Dale Renewables Consulting, Inc., a California corporation, and James M. Underwood, Ronald H. Stickney and Todd Lindstrom, dated as of August 20, 2006, as amended by the First Amendment to Agreement and Plan of Merger dated October 31, 2006, and further amended by the Second Amendment to Agreement and Plan of Merger dated November 15, 2006*(17)

2.7
Agreement of Merger by and between Solar Power, Inc., a California corporation, Dale Renewables Consulting, Inc., a California corporation, and James M. Underwood, Ronald H. Stickney and Todd Lindstrom dated November 15, 2006*(17)

2.8	Agreement of Merger by and between Solar Power, Inc., a California corporation, Solar Power, Inc., a Nevada corporation and Welund Acquisition Corp., a Nevada corporation dated December 29, 2006*(17)

2.9	Agreement of Merger by and between Solar Power, Inc., a Nevada corporation and Solar Power, Inc., a California corporation, dated February 14, 2007 (6)

3.1	Amended and Restated Articles of Incorporation(6)

3.2	Bylaws(6)

3.3	Specimen (17)

4.1	Form of Subscription Agreement(7)

4.2	Form of Registration Rights Agreement(7)

5.1	Opinion by Bullivant Houser Bailey PC*

10.1	Share Purchase Agreement for the Purchase of Common Stock dated as of April 1, 2004, by and between Kevin G. Elmore and Mr. T. Chong Weng(8)

10.2	Share Purchase Agreement for the Purchase of Common Stock dated as of June 9, 2004, by and between Kevin G. Elmore and Liberty Associates Holdings, LLC(9)

10.3	Purchase and Servicing Agreement between Welund Fund, Inc. and Village Auto, LLC, dated March 30, 2005(10)

10.4	Demand Promissory Note issued by Paxton Energy Corp. (11)

10.5	Engagement Letter with Roth Capital Partners, dated August 29, 2006(12)

Exhibit No.	Description

10.6	Credit Facility Agreement by and between the Company and Solar Power, Inc., a California corporation effective September 19, 2006(12)

10.7	Security Agreement by and between the Company and Solar Power, Inc., a California corporation effective September 19, 2006(12)

10.8	Secured Promissory Note issued by Solar Power, Inc., a California corporation in favor of the Company(12)

10.9	First Amendment to the Credit Facility Agreement dated November 3, 2006(13)

10.10	Securities Purchase Agreement dated September 19, 2006 (12)

10.11	Registration Rights Agreement dated September 19, 2006(12)

10.12	Securities Purchase Agreement dated October 4, 2006 (14)

10.13	Registration Rights Agreement dated October 4, 2006(14)

10.14	Roth Capital Warrant(14)

10.15	Subordination Agreement by and between Steve Kircher, the Company and Solar Power, Inc., a California corporation dated August 31, 2006(14)

10.16	Addendum to Subordination Agreement dated September 6, 2006(14)

10.17	Unsecured Promissory Note for $150,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated August 31, 2006(14)

10.18	Unsecured Promissory Note for $50,000 issued by Solar Power, Inc., a California corporation dated September 6, 2006(14)

10.19	Secured Promissory Note for $975,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated September 19, 2006(14)

10.20	Secured Promissory Note for $100,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated September 25, 2006(14)

10.21	Secured Promissory Note for $130,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated September 27, 2006(14)

10.22	Secured Promissory Note for $75,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated October 6, 2006(14)

10.23	Secured Promissory Note for $340,000 issued by Sola Power, Inc., a California corporation in favor of the Company dated October 16, 2006(14)

Exhibit No.	Description

10.24	Secured Promissory Note for $235,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated October 30, 2006(14)

10.25	Secured Promissory Note $445,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated November 7, 2006 (14)

10.26	Demand Note $1,446,565 issued by Solar Power, Inc., a California corporation in favor of the Company dated November 15, 2006 (14)

10.27	2006 Equity Incentive Plan (17)

10.28	Form of Nonqualified Stock Option Agreement(17)

10.29	Form of Restricted Stock Award Agreement(17)

10.30
Assignment and Interim Operating Agreement by and between Solar Power, Inc., a California corporation, Dale Stickney Construction, Inc., a California corporation, and Dale Renewables Consulting, Inc., a California corporation dated August 20, 2006(17)

10.31	Restrictive Covenant Agreement by and between Solar Power, Inc., a California corporation, Todd Lindstrom, James M. Underwood and Ronald H. Stickney dated November 15, 2006(17)

10.32	Receivables and Servicing Rights Purchase and Sale Agreement by and between the Company and Village Auto, LLC a California limited liability company dated December 29, 2006(15)

10.33	Contract Revenues Agreement by and between Sundance Power, LLC, a Colorado limited liability company and Solar Power, Inc., a California corporation, dated September 5, 2006*

16.1	Letter of Hansen Barnett & Maxwell(16)

21.1	List of Subsidiaries*

23.1	Consent of BDO McCabe Lo Limited*

23.2	Consent of Hansen Barnett & Maxwell*

23.3	Consent of Macias, Gini & O'Connell LLP*

23.4	Consent of Bullivant Houser Bailey PC(see 5.1)

__________________________________________________________

*	Filed herewith

(1)	Incorporated by reference to Form 8-K filed with the SEC on February 3, 2006.
(2)	Incorporated by reference to Form 8-K filed with the SEC on August 29, 2006.

(3)	Incorporated by reference to Form 8-K filed with the SEC on October 6, 2006.
(4)	Incorporated by reference to Form 8-K filed with the SEC on December 6, 2006.
(5)	Incorporated by reference to Form 8-K filed with the SEC on December 22, 2006.
(6)	Incorporated by reference to Form 8-K filed with the SEC on February 20, 2007.
(7)	Incorporated by reference to Form 10-QSB filed with the SEC on August 14, 2006.
(8)	Incorporated by reference to Form 8-K filed with the SEC on April 2, 2004.
(9)	Incorporated by reference to Form 8-K filed with the SEC on June 18, 2004.
(10)	Incorporated by reference to Form 10-QSB filed with the SEC on May 24, 2005.
(11)	Incorporated by reference to Form 10-QSB filed with the SEC on November 14, 2005.
(12)	Incorporated by reference to Form 8-K filed with the SEC on September 25, 2006
(13)	Incorporated by reference to Form 8-K filed with the SEC on November 7, 2006.
(14)	Incorporated by reference to Form 10-QSB filed with the SEC on November 20, 2006.
(15)	Incorporated by reference to Form 8-K filed with the SEC on January 8, 2007.
(16)	Incorporated by reference to Form 8-K filed with the SEC on January 8, 2007 (disclosing change in auditors).
(17)	Incorporated by reference to the Form SB-2 filed with the SEC on January 17, 2007.

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(a)        Rule 415 Offering:

(1)     File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement; and

(iii)     Include any additional or changed material information with respect to the plan of distribution.

(2)     For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)     For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities, provided by or on behalf of the undersigned small business issuer; and

(iv)       Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)        Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)        Reliance on Rule 430C. Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in Granite Bay, California.

Solar Power, Inc., a California corporation

Dated: March 5, 2007	/s/ Stephen C. Kircher
By: Stephen C. Kircher Its: Chief Executive Officer (Principal Executive Officer) and Director

Dated: March 5, 2007	/s/ Glenn Carnahan
By: Glenn Carnahan Its: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: March 5, 2007	/s/ Stephen C. Kircher
Stephen C. Kircher, Chief Executive Officer and Director

Dated: March 5, 2007	/s/ Larry Kelley*
Larry Kelley, Director

Dated: March 5, 2007	/s/ Ronald Cohan*
Ronald Cohan, Director

Dated: March 5, 2007	/s/ Timothy Nyman*
Timothy Nyman, Director

Dated: March 5, 2007	/s/ D. Paul Regan*
D. Paul Regan, Director

*By: /s/ Stephen C. Kircher
Stephen C. Kircher, Attorney-In-Fact